As filed with the Securities and Exchange Commission on August 30, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

On2 Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware		84-1280679
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, New York 12065
(518) 348-0099
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

MATTHEW C. FROST
EVP, Legal and Business Affairs
On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, New York 12065
(518) 348-0099
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

William A. Newman, Esq.
McGuireWoods LLP
1345 Avenue of the Americas, 7th Floor
New York, New York 10105

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the share exchange described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, par value $.01 per share	38,000,000	$1.305	$49,590,000	$1,523

(1)	Represents the maximum number of shares of common shares of On2 Technologies, Inc. (“On2”) These shares will be issued upon the exchange of shares of Hantro Products Oy for On2 shares pursuant to the proposed Share Exchange described herein.
(2)	Estimated solely for the purposes of calculating the registration fee required by the Securities Act and computed pursuant to Rule 457(c), Rule 457(f)(1) and Rule 457(f)(3) under the Securities Act based on the market value of the securities of On2. The price of $1.395 per share was the average of the high and low per share sales price of On2 on the American Stock Exchange on August 23, 2007.
(3)	Pursuant to Rule 457(b) and Rule 0-11, the total filing fee of $1,523 is reduced, and offset by, an amount of $3,279, the fee paid to the Commission with respect to the same transaction in connection with the filing of On2’s Preliminary Proxy Statement on Form PREM 14A (file no. 001-15117) filed on July 16, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY DRAFT DATED AUGUST 30, 2007 SUBJECT TO COMPLETION

On2 Technologies, Inc. is proposing a share exchange transaction in which On2 will issue up to 38,000,000 shares of its common stock in exchange for all of the outstanding equity interest of Hantro Products Oy. Hantro’s securityholders have each agreed to exchange all of the outstanding capital shares, and all outstanding options to purchase capital shares, that together constitute all of the equity ownership of Hantro, for shares of On2’s common stock pursuant to the terms of a Share Exchange Agreement.

Pursuant to the Share Exchange Agreement, On2 will acquire all of the issued and outstanding shares of capital stock of Hantro and all outstanding stock options of Hantro. In exchange, On2 has agreed to pay at closing total consideration valued at $45,000,000, of which $6,841,775 will be payable in cash and the remainder will be payable in shares of On2’s common stock valued at the closing of the transactions contemplated by the Share Exchange Agreement. The number of shares which On2 will issue at the closing will be determined based on the volume weighted average price of On2’s common stock during the 10 business days prior to the closing (the “Closing Share Price”), subject to an upper limit of $2.50 per share and a lower limit of $1.50 per share. If the Closing Share Price is $2.50 per share or more, On2 will issue 15,263,290 shares, and the total value of those shares will be 15,263,290 multiplied by the market price of the shares. If the Closing Share Price is between $1.50 and $2.50 per share, the total value of the shares to be issued by On2 at the closing will equal $38,158,225. If the Closing Share Price is $1.50 per share or less, On2 will issue 25,438,817 shares, and the total value of those shares will be 25,438,817 multiplied by the market price of the shares.

The issuance of On2’s common stock by On2 in exchange for the equity ownership of Hantro is expected to occur on or about September __, 2007.

See “Risk Factors” beginning on page 6 for a discussion of issues that you should consider in determining whether to participate in this offering.

Our common stock is traded on the American Stock Exchange under the symbol “ONT.” On August 29, 2007, the closing price of our common stock as reported on the American Stock Exchange was $1.30 per share. Unless otherwise provided herein, all references to $ or dollar amounts are to United States currency.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE ON2 COMMON STOCK TO BE ISSUED IN THIS OFFERING OR DETERMINED IF THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates by reference important business and financial information about On2 from documents that it has filed with the Securities and Exchange Commission but that have not been included in or delivered with this prospectus. For a listing of documents incorporated by reference into this prospectus, please see the section entitled “Where You Can Find More Information'' beginning on page 55 of this prospectus.

You can obtain any of the documents incorporated by reference into this prospectus from On2 through the “Other SEC Filings'' link located on the investor relations page of its website at www.on2.com or from the Securities and Exchange Commission through its website at www.sec.gov. We are not incorporating the contents of the websites of the Securities and Exchange Commission, On2 or any other person into this document. We are only providing the information about how you can obtain certain documents that are specifically incorporated by reference into this prospectus at these websites for your convenience.

On2 will provide you with copies of the documents relating to On2 incorporated by reference, excluding any exhibits to those documents, without charge, if you request it in writing or by telephone from:

ON2 TECHNOLOGIES, INC.
21 Corporate Drive, Suite 103
Clifton Park, New York 12065
Attn: Matthew C. Frost
(518) 348-0099

i

ON2 TECHNOLOGIES INC.

Information Regarding Exchange Rates

Hantro’s consolidated financial statements and selected financial information is presented in Euros, the common currency of the European Economic and Monetary Union. The exchange rate into the U.S. Dollar of the Euro designated by the Federal Reserve Bank of New York as of August 11, 2007 was 1.36770.

Set forth below for each of the periods indicated are (i) the exchange rate into the U.S. Dollar of the Euro on the last day of the period; (ii) the average exchange rate into the U.S. Dollar of the Euro, calculated for each period by using the average of such exchange rates published on Oanda.com on the last day of each month during the period; and (iii) the high and low exchange rates into the U.S. Dollar of the Euro published on Oanda.com during the period:

Euro / Dollar Exchange Rates

	Year Ended December 31,					Three Months Ended June 30, 2007
	2002	2003	2004	2005	2006
Period end exchange rate	1.0483	1.2557	1.3644	1.1844	1.3203	1.34750
Average exchange rate	0.9459	1.1320	1.2438	1.2453	1.2562	1.32948
High exchange rate	1.0493	1.2562	1.3667	1.3661	1.3364	1.36780
Low exchange rate	0.8560	1.0333	1.1758	1.1638	1.1778	1.28620

SUMMARY

The following is a summary of selected information contained in this prospectus. This summary may not contain all the information about the acquisition of Hantro by share exchange and the matters related to the share exchange that are important to you. To understand the transaction fully and for a more complete description of its legal terms, you should carefully read this prospectus in its entirety, including the documents incorporated by reference into this document.

The Share Exchange and the Share Exchange Agreement

Hantro’s securityholders have each agreed to exchange all of the outstanding capital shares, and all outstanding options to purchase capital shares, that together constitute all of the equity ownership of Hantro, for shares of On2’s common stock pursuant to the terms of the Share Exchange Agreement that is described in this prospectus.

Pursuant to the Share Exchange Agreement, On2 will acquire all of the issued and outstanding shares of capital stock of Hantro and all outstanding stock options of Hantro. In exchange, On2 has agreed to pay at closing total consideration valued at $45,000,000, of which $6,841,775 will be payable in cash and the remainder will be payable in shares of On2’s common stock valued at the closing of the transactions contemplated by the Share Exchange Agreement. The number of shares which On2 will issue at the closing will be determined based on the volume weighted average price of On2’s common stock during the 10 business days prior to the closing (the “Closing Share Price”), subject to an upper limit of $2.50 per share and a lower limit of $1.50 per share. If the Closing Share Price is between $1.50 and $2.50 per share, the total value of the shares to be issued by On2 at the closing will equal $38,158,225. If the Closing Share Price is $1.50 per share or less, On2 will issue 25,438,817 shares, and the total value of those shares will be 25,438,817 multiplied by the market price of the shares. If the Closing Share Price is $2.50 per share or more, On2 will issue 15,263,290 shares, and the total value of those shares will be 15,263,290 multiplied by the market price of the shares. Assuming that the market price at closing of the share exchange is the closing market price of On2’s common stock on August 10, 2007, the shares to be issued to the Hantro securityholders at the closing, prior to adjustment, would represent approximately 18% of On2’s outstanding common stock as of July 31, 2007.

The number of shares to be issued at closing will also be subject to an adjustment based on the difference between Hantro’s actual closing net worth and a baseline of (€3,450,000). If the actual closing net worth is more than the baseline, On2 will pay the net worth surplus to the Hantro securityholders by issuing On2’s shares of common stock in such number equal to the net worth surplus divided by the Closing Share Price. If the actual closing net worth is less than the baseline, the Hantro securityholders will pay the net worth deficiency by cash or by returning On2’s common stock to On2 in such number equal to the net worth deficiency divided by the Closing Share Price.

In addition, under the Share Exchange Agreement, On2 is obligated to issue additional shares of its common stock to the Hantro securityholders if Hantro’s net revenue for the fiscal year 2007 exceeds €6,000,000. For example, if Hantro’s net revenue for fiscal 2007 is €6,000,000, no additional shares will be issued. If the net revenue for fiscal 2007 is €7,000,000, On2 will issue an additional 3,333,333 common shares. If the net revenue for fiscal 2007 is €8,000,000, On2 will issue an additional 7,500,000 common shares. The maximum additional shares which may be issued will be 12,500,000 shares if Hantro’s net revenue for 2007 exceeds €9,000,000. Hantro’s net revenue for the fiscal year 2007 will be calculated based on the net revenue of Hantro and its subsidiary as if Hantro had continued post-closing on a stand-alone basis independent of On2. Further, all license, maintenance and support, and services revenue recognizable in fiscal year 2007 and associated with (a) all Hantro products based on Hantro’s RTL code, and all other H.264, VC1 and similar software licenses and royalty payments and (b) all Hantro products with which any of On2’s products are integrated (e.g., if VP6 is integrated with a Hantro product and the Hantro product is sold, the entire revenue amount of such sale) will be included in Hantro’s net revenue. For the six-months ended June 30, 2007, Hantro’s net sales were €3,550,000. Hantro’s net sales for 2006 were €7,144,000.

The number of shares to be issued in the share exchange will be reduced proportionately by the proposed reverse stock split if it is approved and is thereafter effected. Of the shares to be delivered to the Hantro securityholders at the closing under the Share Exchange Agreement, 2,000,000 shares, or such amount proportionately reduced by the proposed reverse stock split if it is approved and is thereafter effected, will be delivered into escrow for a period of one year from the closing date to secure the indemnification obligations of the Hantro securityholders. These shares may be canceled if On2 makes a claim for indemnification in accordance with the applicable terms of the Share Exchange Agreement and the claim is resolved in On2’s favor and monetary settlement is not made. At the end of the one-year period, the shares will be released from escrow and delivered to the Hantro securityholders except for such portion having a value equal to the aggregate dollar amount of all the outstanding claims for indemnification unresolved at such time. Any dividends paid on the escrowed shares during the pendency of the escrow will be added to the property that the escrow agent holds and will be available for distribution under the escrow agreement.

The Share Exchange Agreement provides that the share exchange is to be closed on the third business day after each of the conditions set forth in that agreement have been satisfied or waived, but no later than November 30, 2007, or on such other date as the parties may agree in writing.

The terms of the Share Exchange Agreement are more fully described on pages 43 to 49 of this prospectus under “Summary of Transaction Documents — The Share Exchange Agreement.” The full text of the Share Exchange Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference. We encourage you to read the Share Exchange Agreement carefully and in its entirety.

We also encourage you to read “Background of the Share Exchange” on pages 28 through 34 below, and the descriptions of the lock up agreement to be provided by the Hantro securityholders, the management employment agreement to be entered into by Hantro’s chief executive office and the escrow agreement under “Summary of Transaction Documents” on pages 50 through 50 below in this prospectus.

Parties to the Share Exchange

ON2 Technologies, Inc.

On2 Technologies is a leading developer of video compression technology. On2 has developed a proprietary technology platform and the TrueMotion® VPx family (e.g., VP5TM, VP6TM, VP7TM) of video compression/decompression (“codec”) software to deliver high-quality video at the lowest possible data rates over proprietary networks and the Internet to personal computers, wireless devices and television set-top boxes and to enable video on networked and non-networked consumer devices. Unlike many other video codecs that are based on standard compression specifications set by industry groups (e.g., MPEG-2 and H.264), our video compression/decompression technology is based solely on intellectual property that we developed and own ourselves.

On2 offers the following suite of products and services that incorporate its proprietary compression technology:

Products	• Video codecs
• Audio codecs; and
• Encoding and server software, for use with video delivery platforms.
Services	• Customized engineering and consulting services; and
• Technical support.

Hantro Products Oy

Hantro develops technology for enabling multimedia in resource-limited environments such as battery operated mobile handsets. The technology (intellectual property) is sold on a license fee and royalty basis. In addition to intellectual property, Hantro also provides its customers with integration, customization and support services.

Founded in 1992, Hantro initially provided integrated circuit and system-on-chip design services to leading mobile handset manufacturers. In 1998, Hantro dedicated its resources and experience to developing technology that helps to make mobile video possible. Hantro provides both software and hardware technologies that enable Hantro to deliver a complete solution that is optimal for the target environment. Because

Hantro’s capabilities stretch from application-specific integrated circuit design right up to the user interface, Hantro is able to ensure maximum performance with minimal CPU load and power consumption.

Delivering a compelling user experience is critical to the successful uptake of mobile video. Hantro therefore focuses significant resources to ensure better quality video and to guarantee interoperability between devices. Examples of this are found in Hantro’s suite of post-processing features which add functionality and improve the visual quality of video playback and also our extensive cooperation with IMTC and M4IF for interoperability testing.

Hantro offers the following products and services:

Core Modules	• MPEG-4, H.263, H.264 / AVC and VC-1 hardware and software video codec designs supporting resolutions up to HD 720p (1280 x 720 pixels).
• Hardware and software JPEG codecs supporting up to 16MP
• AMR-NB and Enhanced aacPlus audio codecs
• Pre and Post-processing technologies implemented in both software and hardware
• File format and streaming components
• Recorder and player application logic
Application	• Mobile TV
Solutions	• Camcorder
• Player / Streamer
Professional	• Architecture consultancy
Services	• Customization services to integrate customer specific requirements
• Integration services to port to operating system and device peripherals
• On-site and telephone support
• Maintenance and upgrades for Hantro’s technology

Currently employing over 90 staff, Hantro has a global sales network with satellite offices in Korea, Japan, Taiwan, Germany and the United States. Hantro’s headquarters and research and development teams are based in Oulu, Finland.

On2’s Stockholder’s Meeting with Respect to the Share Exchange

On May 2, 2007, On2’s Board of Directors, by unanimous vote of all directors voting, approved the issuance of shares of On2’s common stock in exchange for 100% of the issued and outstanding capital stock of Hantro.

On2’s Board of Directors has unanimously determined that the share exchange is fair to, and in the best interests of, On2’s stockholders and has recommended that On2’s stockholders approve the Share Exchange Agreement and the related transactions at their Annual Meeting to be held on September 24, 2007.

In connection with the share exchange, On2’s stockholders are also being asked to vote for a proposal to amend On2’s bylaws to increase the number of members of its board of directors to nine (9) persons.

There are also three proposals relating to the amendment of On2’s Certificate of Incorporation in connection with the share exchange. The first is to increase On2’s authorized shares of common stock to 250,000,000 shares to permit the share exchange to occur. The second of these proposals is to authorize the board of directors to effect a reverse stock split of On2’s outstanding common stock at a ratio of one-for-five. The third of these proposals is to decrease the authorized shares of its common stock to 55,000,000 shares if the reverse stock split is approved.

Opinion of Financial Advisor Regarding the Share Exchange

On2 has received a fairness opinion from its financial advisor, Oppenheimer & Co. (“Oppenheimer”), stating that the share exchange is fair to On2’s stockholders from a financial perspective. A copy of the Fairness Opinion of Oppenheimer, dated May 2, 2007, is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference. We encourage you to read the Fairness Opinion and the board presentation carefully and in their entirety.

What Is Needed to Complete the Share Exchange

Under the Share Exchange Agreement, the obligations of the parties to complete the share exchange are subject to certain closing conditions, including, among other things, obtaining the approval of On2’s stockholders to the issuance of shares of its common stock and the amendment of the Certificate of Incorporation, and On2 raising at least $20,000,000 in one or more equity offerings. In addition, the Share Exchange Agreement sets forth a number of other conditions to the obligations of each party to complete the share exchange, including the accuracy of the other party’s representations and warranties in the Share Exchange Agreement, and the compliance by the other party with their covenants and obligations under the Share Exchange Agreement. Other conditions to the obligations of the parties to complete the share exchange include, among other things, that no material adverse effect (as defined in the Share Exchange Agreement) shall have occurred and that certain ancillary agreements shall have been delivered. See “The Share Exchange Agreement —  Conditions to On2 to Close” and “The Share Exchange Agreement — Conditions to Hantro to Close.”

On2 and Hantro May Terminate the Share Exchange Agreement Under Specified Circumstances

Under circumstances specified in the Share Exchange Agreement, either On2 or Hantro may terminate the Share Exchange Agreement. These circumstances include, among other things:

•	if the share exchange is not consummated by November 30, 2007;
•	On2 does not receive the approval of the On2 stockholders for the share exchange;
•	if there is a material adverse effect on either party; or
•	if On2 does not raise at least $20 million and a waiver is not obtained from Hantro.

No Dissenter’s Rights

On2 is a Delaware corporation and is governed by the Delaware General Corporation Law (“DGCL”). Under the DGCL, the holders of On2’s voting securities are not entitled to dissenter’s rights with respect to the proposals set forth in this prospectus. See “Dissenters’ Rights” on page 42 of this Prospectus.

Listing of Shares

Outstanding shares of On2’s common stock are listed on the American Stock Exchange. On2 expects its common stock will continue to be listed on the American Stock Exchange immediately after the completion of the share exchange. On2 is considering listing its shares on the NASDAQ Global Market if it is able to satisfy all of the relevant listing conditions.

Market Value of Shares

There is no public trading market for Hantro common stock or trading activity in Hantro common stock. On2 common stock is traded on the American Stock Exchange. On or about January 19, 2007, the parties agreed on the principal terms of the share exchange. The exchange offer was announced to the shareholders of Hantro privately in Oulu, Finland, and on May 21, 2007, On2 publicly announced the proposed share exchange. On January 19, 2007, the closing price of On2’s common stock was $1.19, and on May 18, 2007, the closing price of On2’s common stock was $3.38.

Accounting Treatment of the Share Exchange

The share exchange will be accounted for using the purchase method of accounting. Under this method of accounting, Hantro’s assets and liabilities will initially be recorded by On2 at their estimated respective fair values as of the closing date of the share exchange (including any identifiable intangible assets). The final purchase price allocation will be based on an independent valuation of the assets acquired and liabilities assumed. Any excess of purchase price over the net fair values of Hantro’s assets and liabilities will be recorded as goodwill. The consolidated financial statements of On2 after the share exchange will reflect these values. The results of operations of Hantro will be included in the results of operations of On2 beginning upon the completion of the share exchange.

Regulatory Approvals

We are not aware of any license or regulatory permit material to the business of Hantro and its subsidiaries, on a consolidated basis, that may be materially adversely affected by this offering, or any filing or approval that would be required to complete this offering. We intend to make all required filings under the Securities Act of 1933, as amended, or the Securities Act, the Exchange Act and filings by applicable state securities laws. We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to this offering.

Principal Executive Offices

Our principal executive offices are located at 21 Corporate Drive, Suite 103, Clifton Park, New York 12065, and our telephone number at that location is (518) 348-0099. Our website is www.on2.com. The information contained on, or accessible through, our website does not constitute a part of this prospectus.

The principal executive offices of Hantro are located at Kiviharjunlenkki 1, Oulu, Finland, and its telephone number at that location is +81 3 5219 3638. Hantro’s website is www.hantro.com. The information contained on, or accessible through, Hantro’s website does not constitute a part of this prospectus.

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained and incorporated by reference in this prospectus, before investing in our common stock. The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, results of operations or financial condition. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and a corresponding decline in the market price of our preference shares. You could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risk Factors Relating to the Share Exchange

The number of shares of On2’s common stock that Hantro securityholders will receive in the share exchange is based on the market value of On2’s common stock. As a result of daily changes in the market value of On2’s common stock before the completion of the share exchange, it will not be possible to ascertain the exact number of On2 shares to be issued in the share exchange until closing.

Pursuant to the Share Exchange Agreement, at the closing of the share exchange, On2 will pay $6,841,775 in cash and issue shares of On2’s common stock directly to the Hantro securityholders. The number of shares to be issued will not be known until the closing under the Share Exchange Agreement and will be determined at that time based on the Closing Share Price. If the Closing Share Price is between $1.50 and $2.50 per share, the total value of the shares to be issued by On2 at the closing will equal $38,158,225. If the Closing Share Price is $1.50 per share or less, On2 will issue 25,438,817 shares, and the total value of those shares will be 25,438,817 multiplied by the market price of the shares. If the Closing Share Price is $2.50 per share or more, On2 will issue 15,263,290 shares, and the total value of those shares will be 15,263,290 multiplied by the market price of the shares. Assuming that the market price at closing of the share exchange were the closing market price of On2’s common stock on August 10, 2007, the shares to be issued to the Hantro securityholders at the closing, prior to adjustment, would represent approximately 18% of On2’s currently outstanding common stock as of July 31, 2007.

The Share Exchange Agreement provides that the Hantro securityholders may become entitled to receive additional consideration (the “Contingent Consideration”) if Hantro’s net revenue for 2007 exceeds €6,000,000. For example, if Hantro’s net revenue for fiscal 2007 is €6,000,000, no additional shares will be issued. If the net revenue for fiscal 2007 is €7,000,000, On2 will issue an additional 3,333,333 common shares. If the net revenue for fiscal 2007 is €8,000,000, On2 will issue an additional 7,500,000 common shares. The maximum additional shares which may be issued will be 12,500,000 shares if Hantro’s net revenue for 2007 exceeds €9,000,000. Hantro’s net revenue for the fiscal year 2007 will be calculated based on the net revenue of Hantro and its subsidiary as if Hantro had continued post-closing on a stand-alone basis independent of On2. Further, all license, maintenance and support, and services revenue recognizable in fiscal year 2007 and associated with (a) all Hantro products based on Hantro’s RTL code, and all other H.264, VC1 and similar software licenses and royalty payments and (b) all Hantro products with which any of On2’s products are integrated (e.g., if VP6 is integrated with a Hantro product and the Hantro product is sold, the entire revenue amount of such sale) will be included in Hantro’s net revenue.

Therefore, as a result of fluctuations in the price of our common stock, you will not know the number of shares of On2’s common stock to be issued in the share exchange until the closing of the share exchange.

Although the number of shares that On2 is obligated to issue to the Hantro securityholders is limited, the value of those shares is not, and, as a result, the additional goodwill reported on On2’s balance sheet as a result of On2’s acquisition of Hantro may become impaired at a future date and accordingly require On2 to record a loss in the amount of the impairment in its results of operations.

The dollar value of the purchase price associated with the shares that On2 will issue to the Hantro securityholders will vary with the market price of On2’s common stock. For example, if at the time of closing the market price per share for On2’s common stock is $2.50, at the closing under the Share Exchange Agreement,

On2 will issue 15.3 million shares of its common stock, with a corresponding value of approximately $38.25 million. Following the end of 2007, based on the performance of Hantro’s product lines during 2007, On2 may pay the Hantro securityholders additional consideration of up to 12,500,000 shares of On2’s common stock, adding an additional amount to the purchase price. For example, if the full amount of the Contingent Consideration becomes due, and the market price per share for On2’s common stock is $2.00 at the time of payment, an additional $25,000,000 will be added to the purchase price. Although On2 has not yet valued the acquisition of Hantro for its accounting purposes, it is likely that substantially all of the purchase price, or $63.25 million in the above example, would be allocated to goodwill. Under generally accepted accounting principles, On2 will test the goodwill amount at regular intervals to determine whether the value of Hantro exceeds this amount. To the extent that it does not, On2 will be forced to make a corresponding reduction in the carrying value of its goodwill, and will also be required to take a corresponding charge against earnings for the period in which it recorded the impairment. The size of the impairment could be significant, and could have a material adverse effect on the business and financial position of On2, as well as on the trading price of its shares.

The market value of On2’s common stock has varied substantially since On2 and Hantro entered into the Share Exchange Agreement and will continue to vary in the future due to changes in the business, operations or prospects of On2, market assessments of the business combination, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of On2 and Hantro.

The share exchange is subject to the receipt of certain waivers from Hantro’s bank lenders and a Finnish governmental entity relating to the repayment of certain indebtedness of Hantro or of grants to Hantro, as a result of the share exchange. Such lenders or such entity could impose conditions that could have an adverse effect on On2 or Hantro or could cause abandonment of the share exchange.

Completion of the share exchange is conditioned upon the receipt of waivers from Hantro’s bank lenders and a Finnish governmental agency that has granted funds to Hantro so that Hantro’s existing credit facilities and grants will remain in place without acceleration or requirement of repayment.

On2 has agreed that it will guarantee Hantro’s outstanding lines of credit up to a limit of €3,653,000. Since On2 currently does not have any long-term debt, the additional guarantees may adversely affect On2’s financial position.

Any delay in completing the share exchange may significantly reduce the benefits expected to be obtained from the business combination.

In addition to the required waivers from third parties, the share exchange is subject to other conditions beyond the control of On2 and Hantro that may prevent, delay or otherwise materially adversely affect its completion, including On2’s ability to raise $20,000,000 in public offerings of its equity securities. See “The Share Exchange Agreement — Termination.” On2 and Hantro cannot predict whether and when these conditions will be satisfied. Further, the requirements for obtaining the required waivers from third parties could delay the completion of the share exchange or prevent it from occurring. Any delay in completing the share exchange may significantly reduce the synergies and other benefits that On2 and Hantro expect to achieve from successfully completing the share exchange and integrating their respective businesses within the expected timeframe.

Customer uncertainties related to the business combination could adversely affect the businesses, revenues and gross margins of On2, Hantro and the combined company.

In response to the announcement of the share exchange or due to ongoing uncertainty about the business combination, customers of On2 or Hantro may delay or defer purchasing decisions or elect to switch to other suppliers. In particular, prospective customers could be reluctant to purchase the products and services of On2, Hantro or the combined company due to uncertainty about the direction of the combined company’s offerings and willingness to support existing products. To the extent that the business combination creates uncertainty among those persons and organizations contemplating purchases, or a significant group of customers delays, defers or changes purchases, the revenues of the combined company would be adversely affected. Customer assurances may be made by On2 and Hantro to address their customers’ uncertainty about the direction of the combined company’s product and related support offerings, which may result in additional obligations of On2, Hantro or the combined company. In addition, the announcement of the share exchange may cause prospective licensees of Hantro’s intellectual property to delay or defer licensing decisions, resulting in a decline in Hantro’s licensing revenues that could have a significant impact on the profitability of Hantro and the combined company. Quarterly revenues and net earnings of On2, Hantro or the combined company could be substantially below expectations of market analysts, and a decline in the companies’ respective stock prices could result.

If the share exchange is not completed, On2 will have incurred substantial costs that may adversely affect On2’s financial results and operations and the market price of On2’s common stock.

The current trading price of On2’s common stock may reflect a market assumption that the share exchange will be completed. If the share exchange is not completed, the price of On2’s common stock may decline. In addition, On2 has incurred and will incur substantial costs in connection with the proposed share exchange. These costs are primarily associated with the fees of attorneys, accountants and On2’s financial advisors. In addition, On2 has diverted significant management resources in an effort to complete the share exchange. If the share exchange is not completed, On2 will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit. See “The Share Exchange Agreement — On2 and Hantro May Terminate the Share Exchange Agreement Under Specified Circumstances.”

In addition, if the share exchange is not completed, On2 may experience negative reactions from the financial markets and On2’s suppliers, customers and employees. Each of these factors may adversely affect the trading price of On2’s common stock and On2’s financial results and operations.

Risk Factors Relating to the Combined Company Following the Business Combination

The combined company may fail to realize the benefits expected from the business combination, which could adversely affect the value of On2’s common stock.

The business combination involves the integration of On2 and Hantro, two companies that have previously operated independently. On2 and Hantro entered into the Share Exchange Agreement with the expectation that, among other things, the business combination would enable the combined company to consolidate support functions, leverage its research and development, patents and services across a larger base, and integrate its workforce, to create opportunities to achieve cost savings and to become a stronger and more competitive company. Although On2 and Hantro expect significant benefits to result from the business combination, there can be no assurance that the combined company will actually realize these or any other anticipated benefits of the business combination.

The value of On2’s common stock following completion of the share exchange may be affected by the ability of the combined company to achieve the benefits expected to result from the business combination. On2 and Hantro currently operate in several different countries, with a combined workforce of approximately 114 employees. Achieving the benefits of the business combination will depend in part upon meeting the challenges inherent in the successful combination and integration of global business enterprises of the size and scope of On2 and Hantro. The challenges involved in this integration include the following:

•	demonstrating to customers of On2 and Hantro that the business combination will not result in adverse changes to the ability of the combined company to address the needs of customers, or the loss of attention or business focus;
•	coordinating and integrating independent research and development teams across technologies and product platforms to enhance product development while reducing costs;
•	combining product offerings;
•	consolidating and integrating corporate, information technology, finance, and administrative infrastructures;
•	coordinating sales and marketing efforts to effectively position the capabilities of the combined company and the direction of product development; and
•	minimizing the diversion of management attention from important business objectives.

If the combined company does not successfully manage these issues and the other challenges inherent in integrating businesses of the size and complexity of On2 and Hantro, then the combined company may not achieve the anticipated benefits of the business combination and the revenues, expenses, operating results and financial condition of the combined company could be materially adversely effected. For example, goodwill and other intangible assets could be determined to be impaired which could adversely impact the company’s financial results. The successful integration of the combined company businesses is likely to require significant management attention both before and after the completion of the business combination, and may divert the attention of management from business and operational issues of On2, Hantro and the combined company.

Uncertainties associated with the business combination may cause a loss of employees and may otherwise materially adversely affect the businesses of On2 and Hantro, and the future business and operations of the combined company.

The combined company’s success after the business combination will depend in part upon the ability of the combined company to retain key employees of On2 and Hantro. In some of the fields in which On2 and Hantro operate, there are only a limited number of people in the job market who possess the requisite skills. Each of On2 and Hantro has experienced difficulty in hiring and retaining sufficient numbers of qualified engineers in parts of their respective businesses. Current and prospective employees of On2 and Hantro may experience uncertainty about their post-business combination roles with the combined company following the share exchange. This may materially adversely affect the ability of each of On2 and Hantro to attract and retain key management, sales, marketing, technical and other personnel. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the share exchange. The loss of services of any key personnel or the inability to hire new personnel with the requisite skills could restrict the ability of On2, Hantro and the combined company to develop new products or enhance existing products in a timely manner, to sell products to customers or to effectively manage the business of On2, Hantro and the combined company.

General economic weakness and geopolitical factors may harm the combined company’s operating results and financial condition.

The results of operations of the combined company will be dependent to a large extent upon the global economy. Geopolitical factors such as terrorist activities, armed conflict or global health conditions that adversely affect the global economy may adversely affect the operating results and financial condition of the combined company.

The combined company will conduct a significant amount of activity outside of the United States and will be exposed to legal, business, political and economic risks associated with its international operations.

Each of On2 and Hantro derives a substantial portion of their revenue from sales of products shipped to locations outside of the United States. In addition, Hantro manufactures a significant portion of its products outside of the United States and will be dependent on non-U.S. suppliers for many parts and services. The combined company may also pursue growth opportunities in sales, design and manufacturing outside of the United States. Operations outside of the United States are subject to a number of risks and potential costs that could adversely affect revenue and results of operations, including:

•	political, social and economic instability;
•	fluctuations in currency exchange rates;
•	exposure to different legal standards, particularly with respect to intellectual property;
•	natural disasters and public health emergencies;
•	nationalization of business and blocking of cash flows;
•	trade and travel restrictions;
•	imposition of governmental controls and restrictions;
•	burdens of complying with a variety of foreign laws;
•	import and export license requirements and restrictions;

•	unexpected changes in regulatory requirements;
•	foreign technical standards;
•	difficulties in staffing and managing international operations;
•	international trade disputes;
•	difficulties in collecting receivables from foreign entities or delayed revenue recognition; and
•	potentially adverse tax consequences.

The trading price of the combined company’s stock may be affected by factors different from those currently affecting the prices of On2 or Hantro common stock.

Upon completion of the share exchange, the Hantro securityholders will become holders of On2’s common stock. The results of operations of the combined company, as well as the trading price of On2’s common stock after the share exchange, may be affected by factors different from those currently affecting Hantro’s results of operations. For a discussion of the businesses of On2 and Hantro and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this prospectus and referred to under “Where You Can Find More Information.”

The combined company will face uncertainties related to the effectiveness of internal controls.

Public companies in the United States are required to review their internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. It should be noted that any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will achieve its stated goal under all potential future conditions, regardless of how remote.

There can be no assurance that the integration of On2 and Hantro, and their respective internal control systems and procedures, will not result in or lead to a future material weakness in the combined company’s internal controls, or that the combined company or its independent registered public accounting firm will not identify a material weakness in its internal controls in the future. A material weakness in internal controls over financial reporting would require management and the combined company’s independent public accounting firm to evaluate their internal controls as ineffective. If internal controls over financial reporting are not considered adequate, On2 may experience a loss of public confidence, which could have an adverse effect on its business and stock price.

Internal control deficiencies or weaknesses that are not yet identified could emerge.

Over time the combined company may identify and correct deficiencies or weaknesses in its internal controls and, where and when appropriate, report on the identification and correction of these deficiencies or weaknesses. However, the internal control procedures can provide only reasonable, and not absolute, assurance that deficiencies or weaknesses are identified. Deficiencies or weaknesses that are not yet identified by On2 or Hantro could emerge and the identification and correction of these deficiencies or weaknesses could have a material impact on the results of operations for the combined company.

The combined company may need to obtain additional cash to operate its business and to be able to execute its business plan.

Since its inception, On2 has incurred significant losses and negative cash flow from operations, and as of June 30, 2007, On2 had an accumulated deficit of approximately $128.1 million. On June 30, 2007, On2 had cash reserves of approximately $10.4 million. Since its inception, Hantro has also incurred significant losses and negative cash flow from operations. As of June 30, 2007, Hantro had cash of approximately $100,000. During the remainder of fiscal 2007, the combined company expects to meet its working capital obligations and other cash requirements with cash derived from the sale of products and services and from cash reserves, including the funds raised by the sale of equity securities. There can be no assurance, however, that cash derived from the sale of products and services will be sufficient for its operating needs or that it will be able to achieve profitability on a consistent basis. If cash used in operations is higher than anticipated and it is unable to secure additional funding, On2 would be required to further reduce expenditures to preserve cash, and effect further reductions in its corporate infrastructure, either of which could have a material adverse effect on the ability of the combined company to continue current levels of operations. Even if the combined company obtains additional working capital in the near future, to the extent that operating expenses increase or it needs additional funds to make acquisitions, develop new technologies or acquire strategic assets, the need for additional funding may be accelerated and there can be no assurances that any such additional funding can be obtained on terms acceptable to On2, if at all.

If the combined company cannot generate sufficient positive cash flows from its operations in the future, the combined company’s operating results and stock price may be negatively impacted.

Prior to the closing under the Share Exchange Agreement, Hantro did not generate sufficient revenues to offset its operating costs and On2 has only generated sufficient revenues to offset its operating costs in its two most recent fiscal quarters. Moreover, as they continue to expand their product and service offerings to maintain competitive advantage, the combined company may be required to incur additional costs to hire and retain additional personnel, license complementary third party technology for use in their proprietary technology or expand both their international and domestic presence to enter new markets. These costs may significantly increase the combined company’s level of monthly operating expenses. Failure to generate sufficient capital through both their revenue streams and financings may require the combined company to execute additional corporate restructurings, scale back product or service offerings or limit the markets into which they enter. Any of these items, or a combination thereof, could have a harmful effect on the operating results of the combined company and its stock price.

On2 and Hantro have a history of losses and negative cash flow from operations, and anticipate continued losses.

On2 and Hantro have not achieved profitability, and it is a possibility that the combined company will continue to incur operating losses for the foreseeable future as it funds operating and capital expenditures in implementing its business plan. The combined company’s business model assumes that consumers will be attracted to and use broadband-specific video compression technology to access content available on customer Web sites or over proprietary networks that will, in turn, allow the combined company to provide its technology solutions to customers. The combined company’s business model is not yet proven, and it may never achieve or sustain profitability, further, there can be no assurance that its operating losses will not increase in the future. The combined company’s business strategy may be unsuccessful, and it may not be able to adequately address all or any of these risks. Even if the combined company is able to achieve profitability, it may be unable to sustain, or increase, its profitability. In either case, the combined company’s operating results and liquidity would be adversely affected.

On2’s stock price may fluctuate for reasons beyond its control, which could result in losses on your investment in On2’s common stock.

Fluctuations in the market price of On2’s common stock may adversely affect its access to capital and financing, and its ability to attract and retain qualified personnel. Historically, On2’s common stock price has fluctuated widely, with a 52-week range as of July 31, 2007 of $0.64 to $3.99. On2 expects fluctuations to continue in the future for a number of reasons, including:

•	quarterly variations in its operating results;
•	competitive announcements;
•	the operating and stock price performance of other companies that investors may deem comparable to On2;
•	news relating to trends in its markets; and
•	changes in financial estimates by securities analysts or failure to meet analyst estimates.

In addition, the stock market generally has experienced significant price and volume fluctuations, and the market prices of companies in the combined company’s industry have been highly volatile. Due to the volatility of the stock market generally, the price of the combined company’s common stock could fluctuate for reasons beyond its control.

If the combined company is unable to continue to attract, retain and motivate highly skilled employees, it may not be able to execute its business plan.

The combined company’s ability to execute its growth plans and be successful depends on its continuing ability to attract, retain and motivate highly skilled employees. As the combined company continues to grow, it will need to hire additional personnel in all operational areas. On2 may be unable to retain its key employees or attract, assimilate or retain other highly qualified employees in the future. On2 and Hantro have from time to time in the past experienced, and the combined company expects to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If the combined company does not succeed in attracting new personnel or retaining and motivating their current personnel, customers could experience delays in service, which could, in turn, adversely affect On2’s operating results and revenue. Additionally, retention of highly skilled employees may require additional personnel costs or the issuance of certain equity compensation. These factors would reduce profitability and the price of the combined company’s common stock.

Strategic acquisitions could have a dilutive effect on your investment. Failure to make accretive acquisitions and successfully integrate them could adversely affect the combined company’s future financial results.

As part of its growth strategy, On2 may seek to acquire or invest in complementary businesses or technologies. On2’s goal is to make such acquisitions, integrate these acquired assets into its operations, and expand the market for On2’s products and services and possibly offer additional products or services. The process of integrating these acquired assets into On2’s operations may result in unforeseen operating difficulties and expenditures, and may absorb significant management attention that would otherwise be available for the ongoing development of the combined company’s business. The combined company cannot be certain that the anticipated benefits of any acquisitions will be realized. Acquisitions also involve other risks, including entering geographic markets in which the combined company may have no or limited prior experience and the potential loss of key employees.

In addition, future acquisitions by the combined company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expenses related to intangible assets, any of which could materially and adversely affect the combined company’s operating results and financial position. The combined company cannot be certain that it will be able to obtain the capital necessary to consummate acquisitions or alliances on satisfactory terms, if at all. Further, any businesses that the combined company acquires will likely have its own capital needs, which may be significant, and which the combined company could be called upon to satisfy independently of the acquisition price.

Much of the combined company’s technology will rely on owned or licensed intellectual property, and if such rights are not protected from the use of others, including potential competitors, the combined company’s business prospects may be harmed.

The failure to protect the combined company’s intellectual property could seriously harm its businesses and prospects because the combined company believes that its technology is unique and that the proprietary nature of the combined company’s intellectual property is critical to its success. If the combined company’s prospects are harmed, the price of the combined company’s common stock may decline because it may be less attractive to investors. The combined company’s efforts to protect its intellectual property through trademarks, copyrights, patents, trade secret laws, access to information and confidentiality agreements may not be adequate to protect the combined company’s proprietary rights. Even with all of these precautions, it could be possible for someone else to either copy or otherwise obtain and use the combined company’s proprietary information without authorization or to develop similar technology independently. In addition, effective trademark, copyright and trade secret protection may not be available in every country in which the combined company’s products and services are made available, and policing unauthorized use of its proprietary information is difficult and expensive. The combined company cannot be sure that the steps it takes will prevent misappropriation of the combined company’s proprietary information. In the future, the combined company may need to go to court to either enforce their intellectual property rights, to protect their trade secrets, or to determine the validity and scope of the proprietary rights of others. That litigation might result in substantial costs and diversion of resources and management attention.

Although the combined company does not currently license material third party technologies, the loss of which could adversely affect our business, we do from time to time license from third parties technologies incorporated into some of our products and services. As the combined company continues to introduce new services that incorporate new technologies, the combined company may be required to license additional technology from others. We cannot be certain that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

The broadband video services and technology markets are highly competitive, and the combined company’s failure to compete effectively could hurt its revenue and reduce its gross margins and profitability.

The combined company faces significant competition in the market for its technology and services. In establishing the combined company’s broadband strategy, it faces a number of strong, firmly entrenched competitors who are currently providing similar services to low-bandwidth users and high-bandwidth users and have greater financial, technical and marketing resources than the combined company. These and other companies have announced plans to provide broadband video-based services and technology. In addition to competition from other Internet content and technology companies, well-established media distribution companies, particularly in the cable television and satellite markets, have established, and continue to seek to establish, interactive, on-demand digital services through the development of sophisticated digital set-top technology and related back-end server systems. Those competitors could cause the combined company to lose customers and impair its ability to attract new customers.

If the combined company fails to keep pace with technological advances in its industry, or if its pursues technologies that do not become commercially accepted, customers may not buy the combined company’s products and the combined company’s revenues may decline.

The combined company’s future success depends, in large part, on its ability to use leading technologies effectively, to develop its technological expertise, to enhance its existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. The combined company is unable to predict which technological developments will challenge our competitive position or the amount of expenditures that will be required to respond to a rapidly changing technological environment. The combined company’s failure to respond in a timely and effective manner to new and evolving technologies could have a negative impact on its operating results and financial condition.

Regulatory changes in the Internet industry involve uncertainties, and the resolution of these uncertainties could adversely affect the combined company’s business by raising its costs or reducing potential revenues.

Although the combined company is not currently subject to direct regulation by any governmental agency other than rules and regulations that apply to businesses generally and any export and import controls that may apply to its products, laws and regulations specifically pertaining to the Internet are new and developing. These laws, when enacted, may require the combined company to comply with new procedures or limit the scope of its technology or services, which could raise the combined company’s expenses or reduce its revenues. The developing laws and regulations govern matters such as online content, intellectual property, user privacy, e-commerce, information security and taxation. Moreover, the combined company may be liable to third parties for any content that they encode, distribute or make available on their website if that content violates a third party’s intellectual property rights or violates any applicable laws, such as obscenity laws or defamation laws. In addition, the applicability of existing laws to the Internet is uncertain and evolving.

On2 has never paid common stock dividends and does not anticipate paying common stock dividends in the foreseeable future.

The combined company currently intends to retain earnings, if any, to support its growth strategy. On2 does not anticipate paying dividends on its common stock in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements concerning our expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “would,” “can,” “could,” “should,” “expect,” “foresee,” “plan,” “anticipate,” “assume,” “believe,” “estimate,” “predict,” “potential,” “objective,” “forecast,” “goal” or “continue,” the negative of such terms, their cognates or other comparable terminology.

These statements are only predictions, and actual events or results may differ materially. The forward-looking statements are based on management’s beliefs and assumptions using information available at the time. We cannot guarantee future results, levels of activity, performance or achievements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additionally, other risks that may cause actual results to differ from predicted results are set forth in “Risk Factors” beginning on page 6 of this prospectus.

Many of the forward-looking statements are subject to additional risks related to our need to increase revenues to support our operations or to business or technological factors. We believe that between the funds we have on hand and the funds we expect to generate, we have sufficient funds to finance our operations for the next 12 months. However, additional funds may be required in order to pursue strategic opportunities or for capital expenditures. In addition, there is no assurance that additional funds will not be required to support our operations. In this regard, the business and operations of the Company are subject to substantial risks that increase the uncertainty inherent in the forward-looking statements contained in this prospectus. Completion of the proposed acquisition of Hantro may amplify our need for additional funding and may add additional risks to our business.

We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on the forward-looking statements contained in this prospectus.

THE SHARE EXCHANGE

The following is a description of the material aspects of the share exchange, including the Share Exchange Agreement. Although we believe that the following description covers the material terms of the share exchange, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, including the Share Exchange Agreement included with this prospectus as an exhibit, for a more complete understanding of the share exchange.

The Companies

On2 Technologies, Inc.

On2 Technologies is a leading developer of video compression technology. On2 has developed a proprietary technology platform and the TrueMotion® VPx family (e.g., VP5, VP6, VP7) of video compression/ decompression (“codec”) software to deliver high-quality video at the lowest possible data rates over proprietary networks and the Internet to personal computers, wireless devices and television set-top boxes and to enable video on non-networked consumer devices. Unlike many other video codecs that are based on standard compression specifications set by industry groups (e.g., MPEG-2 and H.264), On2’s video compression/decompression technology is based solely on intellectual property that On2 developed and owns.

In 2004, On2 licensed its video compression technology to Macromedia, Inc. (now Adobe Systems Incorporated) for use in the Flash multimedia player. In anticipation of Adobe using On2’s codec in the Flash platform, On2 launched its business of developing and marketing video encoding software for the Flash platform. While On2’s primary focus remains the development of video compression technology, its business of marketing Flash encoding software to end users and developers has become an increasingly important part of its business.

On2 offers the following suite of products and services that incorporates On2’s proprietary compression technology:

Products	• Video codecs
• Audio codecs; and
• Encoding and server software, for use with video delivery platforms.
Services	• Customized engineering and consulting services; and
• Technical support.

Hantro Products Oy

Hantro develops technology for enabling multimedia in resource-limited environments such as battery operated mobile handsets. The technology (intellectual property) is sold on a license fee and royalty basis. In addition to intellectual property, Hantro also provides its customers with integration, customization and support services.

Founded in 1992, Hantro initially provided integrated circuit and system-on-chip design services to leading mobile handset manufacturers. In 1998, Hantro dedicated its resources and experience to developing technology that helps to make mobile video possible. Hantro provides both software and hardware technologies that enable Hantro to deliver a complete solution that is optimal for the target environment. Because Hantro’s capabilities stretch from application-specific integrated circuit design right up to the user interface, Hantro is able to ensure maximum performance with minimal CPU load and power consumption.

Delivering a compelling user experience is critical to the successful uptake of mobile video. Hantro therefore focuses significant resources to ensure better quality video and to guarantee interoperability between devices. Examples of this are found in Hantro’s suite of post-processing features which add functionality and improve the visual quality of video playback and also our extensive cooperation with IMTC and M4IF for interoperability testing.

Hantro offers the following products and services:

Core Modules	• MPEG-4, H.263, H.264 / AVC and VC-1 hardware and software video codec designs supporting resolutions up to HD 720p (1280 x 720 pixels).
• Hardware and software JPEG codecs supporting up to 16MP
• AMR-NB and Enhanced aacPlus audio codecs
• Pre and Post-processing technologies implemented in both software and hardware
• File format and streaming components
• Recorder and player application logic
Application	• Mobile TV
Solutions	• Camcorder
• Player / Streamer
Professional	• Architecture consultancy
Services	• Customization services to integrate customer specific requirements
• Integration services to port to operating system and device peripherals
• On-site and telephone support
• Maintenance and upgrades for Hantro’s technology

Currently employing over 90 staff, Hantro has a global sales network with satellite offices in Korea, Japan, Taiwan, Germany and the United States. Hantro’s headquarters and research and development teams are based in Oulu, Finland.

Selected Historical Financial Data of Hantro

The following tables represent Hantro’s selected historical consolidated financial data. The first table represents Hantro’s results of operations for the years ended December 31, 2006, 2005 and 2004 and balance sheet data at December 31, 2006 and 2005, in the case of 2005 and 2006 data, derived from Hantro’s audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) included elsewhere in this report and, in the case of the results of operations for 2004, derived from Hantro's audited consolidated financial statements prepared in conformity in the accounting principles generally accepted in Finland (Finnish GAAP). The first table also represents Hantro's unaudited results of operations for the six-months ended June 30, 2007 and June 30, 2006, and unaudited balance sheet data at June 30, 2007, derived from Hantro's unaudited interim consolidated financial statements prepared in accordance with U.S. GAAP. The second table represents Hantro’s results of operations for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 and its balance sheet data at December 31, 2006, 2005, 2004, 2003 and 2002, derived from Hantro’s consolidated financial statements prepared in conformity with Finnish GAAP. Hantro’s historical results are not necessarily indicative of the operating results to be expected in the future. The selected data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hantro” for the six-months ended June 30, 2007 versus June 30, 2006 and, year ended December 31, 2006 versus 2005, set forth on pages 19 through 27 and Hantro’s financial statements and notes to the financial statements set forth beginning on pages F-10.

Results of Operations

	US GAAP Six Months Ended June 30, 2007 €	US GAAP Six Months Ended June 30, 2006 €	US GAAP Year Ended December 31,		Finnish GAAP Year Ended December 31, 2004 €
			2006 €	2005 €
	(unaudited)		(In Thousands)
Net sales	3,550	3,031	7,144	4,698	3,900
Operating expenses(1)	4,552	4,954	9,422	8,954	7,541
(Loss) from operations	(1,002)	(1,924)	(2,278)	(4,256)	(3,641)
Interest income (expense) (net)	(283)	(66)	(145)	240	(147)
Income (loss) after net financial items	(1,285)	(1,990)	(2,423)	(4,016)	(3,788)
Income taxes	(40)	(1)	(19)	(25)	(46)
Net (loss) for financial period	(1,325)	(1,991)	(2,442)	(4,041)	(3,834)

(1)	Includes depreciation and amortization.

Consolidated Balance Sheet Data

	June 30, 2007 US GAAP €	December 31, 2006 US GAAP €	December 31, 2005 US GAAP €
	(unaudited)	(In Thousands)
Cash and cash equivalents	71	58	489
Working capital deficiency	(1,552)	(2,714)	(1,068)
Total assets	3,231	3,145	5,221
Non-current liabilities	2,355	2,111	1,747
Total liabilities	6,957	7,812	7,869
Shareholders’ equity (deficiency)	(3,726)	(4,667)	(2,648)

Results of Operations

	(All Finnish GAAP)
	2006 €	2005 €	2004 €	2003 €	2002 €
	(In Thousands)
Net sales	6,576	6,195	3,900	3,628	854
Operating expenses	7,367	9,402	7,541	6,918	4,949
(Loss) from operations	(791)	(3,207)	(3,641)	(3,290)	(4,095)
Interest (expense) net	(168)	88	(147)	62	55
(Loss) after financial items	(959)	(3,119)	(3,788)	(3,228)	(4,041)
Income taxes	(18)	(25)	(46)	93	57
Net (loss) for financial year	(977)	(3,144)	(3,834)	(3,321)	(4,098)

Consolidated Balance Sheet Data

	(All Finnish GAAP)
	2006 €	2005 €	2004 €	2003 €	2002 €
	(In Thousands)
Cash and cash equivalents	58	489	1,530	762	474
Working capital deficiency	(1,145)	(1,046)	4,605	1,976	(368)
Total assets	4,745	4,361	7,514	4,966	5,822
Non-current liabilities	2,111	1,747	1,506	198	—
Total liabilities	6,193	4,831	3,721	1,419	842
Shareholders’ equity (deficiency)	(1,448)	(470)	3,793	3,547	4,980

Information Regarding Exchange Rates

Hantro’s consolidated financial statements and selected financial information is presented in Euros, the common currency of the European Economic and Monetary Union. The exchange rate into the U.S. Dollar of the Euro designated by the Federal Reserve Bank of New York as of August 11, 2007 was 1.36770.

Set forth below for each of the periods indicated are (i) the exchange rate into the U.S. Dollar of the Euro on the last day of the period; (ii) the average exchange rate into the U.S. Dollar of the Euro, calculated for each period by using the average of such exchange rates published on Oanda.com on the last day of each month during the period; and (iii) the high and low exchange rates into the U.S. Dollar of the Euro published on Oanda.com during the period:

Euro/Dollar Exchange Rates

	Year Ended December 31,					Six Months Ended June 30, 2007
	2002	2003	2004	2005	2006
Period end exchange rate	1.0483	1.2557	1.3644	1.1844	1.3203	1.34750
Average exchange rate	0.9459	1.1320	1.2438	1.2453	1.2562	1.32948
High exchange rate	1.0493	1.2562	1.3667	1.3661	1.3364	1.36780
Low exchange rate	0.8560	1.0333	1.1758	1.1638	1.1778	1.28620

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hantro

This management’s discussion and analysis of Hantro’s financial condition and results of operations is a discussion of the selected historical consolidated financial data that is presented in U.S. GAAP. Accordingly, discussion is limited to the years ended December 2006 and 2005 and the six-month periods ended June 30, 2007 and 2006.

When used by Hantro in this prospectus, the words “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions are intended to identify forward-looking statements regarding events and trends that may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Such factors include, among others: (i) our success in attracting new business and retaining existing customers; (ii) our ability to obtain, respond to and fulfill the orders of our customers; (iii) our ability to attract and retain qualified personnel; (iv) the sensitivity of our business to general economic conditions; and (v) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices.

Hantro Overview

Hantro is headquartered in Oulu, Finland. Hantro has one subsidiary, Hantro Products, Inc., located in San Jose, California, U.S.A. Hantro was incorporated in the Republic of Finland in 1992.

Hantro specializes in video technology for wireless terminals. The company’s main video compression products are software codecs and hardware codecs, including codecs based on MPEG-4/H.263/H.264/VC-1 standards, as well as integrated video applications that enable features such as the use of two-way video connections in wireless terminals. These solutions are used in mobile phones and PDAs.

Generally, the attributes of software codecs enable the software to be integrated into a customer's product with a relatively low level of customization and integration effort. Hardware codec products, however, generally require a substantial level of customization and integration efforts. Depending on the nature of the customer contracts, customer needs and the customer's technical capabilities, Hantro may be obligated to provide technical expertise to assist with the integration and customization of the software and hardware video compression products.

Historically, Hantro has generated its net sales principally from sales of software licenses. Since Hantro's licensing arrangements typically consist of both a software license and post-contract customer support, Hantro also has revenue which is recognized from its customer or product support activities, including maintenance and training.

Under certain of its licensing arrangements, customers also are obligated to pay royalties to Hantro based on sales made directly or indirectly by the customer of products subject to the licensed technology. In most cases, the royalty provisions provide that the license may buy out the royalty obligation with a single cash payment in an agreed-upon amount.

Hantro's customer contract arrangements generally include multiple deliverables. Deliverables in a contract may include, but are not limited to, the delivery of perpetual license rights for Hantro's software, training services aimed to assist customers with the functionality and use of the software and/or hardware, renewable annual maintenance and support services and software tailoring, customization to ensure proper integration of Hantro's software into the customer's products. Customer contracts generally are structured to suit the needs of a specific customer and are priced accordingly. Factors that will impact the pricing of the licensing arrangements include, but are not limited to, the amount of customization and tailoring of the software and/or hardware required to integrate Hantro's technology into the customer's product, the quantity of software licenses customers are purchasing and whether or not the license arrangement entitles Hantro to a royalty for each of the customer's units that are sold that incorporate Hantro's technology. Generally, customer contracts will explicitly specify the terms and conditions of each of the deliverables of the contract and the payments required to be made to Hantro as deliverables and other milestones are satisfied.

Revenues per license transactions have generally ranged between €600,000 to €1,000,000. Hantro has been dependent on three to four major customers in each year, with variation in the identity of those customers from year-to-year. Three of Hantro’s major customers provided in excess of 68% of its sales in 2006, and three of its major customers provided in excess of 89% of its sales in 2005.

Hantro has incurred operating losses since its inception.

Hantro’s consolidated financial statements are presented in Euros and accordingly, references to “EUR,” “euro” or “€” are to the common currency of the European Economic and Monetary Union, or EMU. Solely for the convenience of the reader, the exchange rate between the Euro and the U.S. Dollar was 1.36770 U.S. dollars per Euro on August 11, 2007, equaling the noon buying rate in New York City for cable transfers in euro as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the amounts have been, could have been or could be converted into U.S. dollars at the rates indicated or at any other rates.

Certain Differences Between Finnish GAAP and U.S. GAAP

Revenue Recognition

Software Licenses

In accordance with the Finnish GAAP, revenue from the sale of software licenses that require significant production, modification, or customization is recognized in line with the billing schedules stipulated between a vendor and a customer.

Revenue recognition under US GAAP on software is primarily governed by Statement of Position (“SOP”) 97-2, Software Revenue Recognition (“SOP 97-2”). In instances where the delivery of software or a software system requires significant production, modification, or customization, the contract will be required to be accounted for in accordance with Accounting Research Bulletin No. 45, Long-Term Construction-Type Contracts (“ARB No. 45”), using the relevant guidance therein, and in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”).

Post Contract Customer Support

Hantro's software licensing arrangements typically consist of two elements: a software license and post-contract customer support (“PCS”). Under Finnish GAAP, an entity is permitted to recognize revenue from PCS at the time that such services are billed. Under US GAAP, if vendor specific objective evidence can be identified, PCS revenue is recognized over the term of the maintenance contract or on a “per usage” basis, whichever is stated in the contract. In accordance with SOP 97-2, vendor specific objective evidence of the fair value of PCS is determined by reference to the price the customer will have to pay for PCS when it is sold separately (i.e., the renewal rate). Each license agreement offers additional PCS at a stated price.

Research and Development Costs

Finnish GAAP permits the capitalization of research and development expenditures in instances where the benefits are expected to be realized by an entity during future periods. All such capitalized research and development costs are amortized in future years on a straight line basis. Management considers that the most appropriate policy for Hantro under Finnish GAAP is that the expenditures incurred for research and development that is expected to benefit future is capitalized in the balance sheet and amortized on a straight line basis over three years.

Under US GAAP, all research and development costs are charged to expense when incurred; that is, all expenditures incurred in connection with the discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or the research of a new process or technique in bringing about a significant improvement to an existing product or process are expensed as incurred. Similarly, all costs incurred in connection with the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use are expensed as incurred.

Discounting of Accounts Receivable

Under Finnish GAAP, there is no requirement to discount accounts receivable with payment terms in excess of a company’s standard terms.

Under US GAAP, and in accordance with APB 21 Interest on Receivables and Payables, such transactions should be treated as a lending activity and recorded at present value. The present value of a note that stipulates interest should be determined by discounting all future payments on the notes using an imputed rate of interest. This rate will normally be at least equal to the rate at which the debtor can obtain financing of a similar nature from other sources at the date of the transaction.

Pensions

All Finnish companies are required to make payments to the Finnish government to fund the Finnish state TEL system. Under Finnish GAAP companies account for pension payments as a defined contribution plan. A pension expense will be recorded on the accrual basis. A liability will be recognized in the balance sheet where, at the balance sheet date, Hantro has unpaid pension contributions outstanding to the government.

Under US GAAP and in accordance with SFAS No. 87 Employers’ Accounting for Pensions (“SFAS No. 87”), a pension expense is based upon a specified methodology that includes a designated actuarial approach and reflects the concept of accrual accounting.

The pension expense is recorded on a full accrual basis and reflected in the income statement over the working lives of the employees provided with such benefits. The economic and demographic assumptions used in calculating pension expense are required to be reviewed and updated periodically to the extent that local market economic conditions and demographics change. SFAS No. 87 also contains a minimum liability provision, which requires, under certain circumstances, balance sheet recognition of at a minimum the unfunded accumulated pension benefit obligation.

In September 2006, the FASB issued Statement No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (an amendment of FASB Statements No. 87, 88, 106, and 132(R)) (“FAS 158”). This statement requires the recognition of the funded status of defined benefit pension and other postretirement plans as an asset or liability in the balance sheet for fiscal years ending after December 15, 2006. FAS 158 also requires delayed recognition terms, consisting of actuarial gains and losses and prior service costs and credits, to be recognized in other comprehensive income and subsequently amortized to the income statement.

Under US GAAP a significant element of the pension plan is treated as a defined contribution plan. Pension benefits are provided by Hantro to employees in return of services rendered, an individual account is supplied to each participant, and the plan has terms that specify how contributions to the participants account are to be determined rather than the amount of pension benefits the participant is to receive. This is consistent with the treatment under Finnish GAAP.

An element of the pension plan relates to the funding of projected disability benefits which has the characteristics of a defined benefit plan and as such will be accounted for under US GAAP on an actuarial approach which will reflect the concept of accruals accounting.

Share-Based Compensation

In accordance with Finnish GAAP, there is no requirement to recognize an expense for employee compensation on share options issued. A company will recognize an expense for the social security costs arising on the exercise of an option at the point at which the expense is paid.

Under US GAAP, for accounting periods commencing before December 15, 2005, share options were accounted for in accordance with APB Opinion No. 25 Accounting for Stock Issued to Employees (“APB Opinion No. 25”) as permitted by SFAS No. 123 Accounting for Stock-Based Compensation (“SFAS No. 123”). Under APB Opinion No. 25, the compensation expense arising on a share option issued is measured as the excess, if any, of the fair value of a company's common stock at the date of the grant over the amount a grantee must pay to acquire the stock. If the value of the stock options exercise price is equal to the value of the common shares at the date of grant, no compensation expense should arise on the share option granted.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”). This standard replaced SFAS No. 123 and supersedes APB Opinion

No. 25. The standard requires companies to recognize compensation expense for all share-based payments to employees, including grants of employee stock options, in their financial statements based on their fair values on the grant date and is effective for annual periods beginning after December 15, 2005. The fair value of options issued under this standard are required to be calculated using a pricing model and a company must make assumptions with respect of the risk free interest rates, dividend yield, expected lives, and expected volatility. In accordance with the revised statement, Hantro will recognize an expense attributable to stock options granted or vested subsequent to January 1, 2006 for the year ended December 31, 2006.

Foreign Exchange Gain

During 2005, Hantro recorded a foreign exchange gain as licensing revenue. Under US GAAP, in accordance with SFAS 52: Foreign Currency Translation, exchange rate gains and losses should be reported separately from revenue. As such, a reclassification to foreign exchange gain is required for 2005.

Accumulated Losses Deducted from Share Premium

In accordance with the Finnish Companies Act, any loss incurred by a company in a financial year can be offset against available share premium accounts. Where there are insufficient levels of share premium to offset the losses incurred, and the total shareholders' equity is lower than 50% of the share capital at year end, Hantro is required to report this to the regulatory authorities with this information being available to the public. For 2006 and prior years, Hantro had one year to increase total shareholders' equity to above 50% of the share capital of Hantro. This can be achieved by either profits made in the subsequent year, additional share capital raised or the issuance of a capital loan. Current applicable law requires only that the loss of share capital be registered.

Under US GAAP ARB No. 43 Restatement and revision of accounting research bulletins, a capital surplus, however created, should not be used to relieve the income account of the current or future years of charges which would otherwise fall to be made there against. This principle is supported by paragraph 7 of the Accounting Principles Board (APB) Opinion No. 9, Reporting the Results of Operations which states that a statement of income and a statement of retained earnings “are designed to reflect” results of operation. In practice under US GAAP, only transactions which include capital movements are recorded against a Company's share capital or share premium accounts.

Consolidated Statement of Cash Flows

The consolidated statement of cash flows prepared under Finnish GAAP present separately the cash flows from operations, investments and financing activities. This presentation is consistent with the cash flow requirements under US GAAP.

In the cash flow statement under Finnish GAAP, restricted cash is considered a cash equivalent; under U.S. GAAP, restricted cash is not considered a cash equivalent but is included as a source or use of cash in operating activities.

Critical Accounting Policies and Estimates

Introduction

Historically, Hantro’s consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 have been prepared under Finnish GAAP, and those consolidated financial statements for the years ended December 31, 2006 and 2005 have been converted into U.S. GAAP for inclusion in this section of this prospectus. In addition, the critical accounting policies are policies under Finnish GAAP. The preparation of these financial statements requires Hantro’s management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. On an ongoing basis, management evaluates its judgments and estimates. Management bases its judgments and estimates on historical experience and on various other factors that are believed to be reasonable under the circumstances. Significant items subject to such judgments and estimates include the carrying amount of capitalized development costs, valuation allowance for receivables and revenue recognition. Actual results may differ from these judgments or estimates under different assumptions or conditions. Hantro’s management considers the following policies to be most critical in understanding the more complex judgments that are involved in preparing Hantro’s consolidated financial statements and the uncertainties that could affect Hantro’s results of operations and financial condition.

Revenue Recognition

Revenues are derived from the sale of licenses and royalties of Hantro's software products and maintenance fees. Gross sales revenues are reduced by certain items including indirect sales taxes and sales discounts. In long-term projects related to license sales, recognized revenues result only from completed and invoiced deliverables according to individual agreements. Product support obligations for delivered products are expensed when the actual commitment takes place. Income from maintenance fees is accrued for the whole maintenance period and recognized under liabilities.

Accounts Receivable

Accounts receivable are recorded at historical cost, less a provision for doubtful accounts. Management considers current information and events regarding the debtors' ability to repay their obligations, and makes a provision against amounts due when it is probable that the full amount will not be collected.

Research and Development

Research costs are expensed during the financial year in which they have been incurred.

Development costs related to certain product development projects have been capitalized beginning from January 1, 2006. During 2005 product development costs were expensed as incurred. Capitalized product development costs have material future income expectations. Capitalized development costs are amortized on a straight-line method over the useful lives of related products, usually 3 years.

Other Intangible Assets

Other intangibles assets included capitalized expenditures related primarily to software licenses. Amortization of intangible assets is recognized in the statement of operations on a straight-line basis over their useful lives, usually 3 to 5 years.

Pension Arrangements

Statutory and supplementary pension obligations in Finland are covered through a compulsory pension insurance policy. Payments to pension insurance institutions are recorded in amounts determined by the insurance institutions according to certain prescribed actuarial assumptions and other rulings pursuant to the Finnish Employees' Act. Costs of pensions are recorded as they are earned.

Income Taxes

Income taxes in the income statement include taxes of the consolidated companies for the financial period, calculated in accordance with local regulations, as well as adjustments to prior year taxes and deferred income taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Share-Based Compensation

Hantro does not account for stock-based compensation, as it is not required under Finnish GAAP. There are no provisions made for social security costs on stock options.

Results of Operations

Six Months Ended June 30, 2007 Versus Six Months Ended June 30, 2006

Reference is made to “Hantro Overview” above in Management's Discussion and Analysis for a description of Hantro's practices relating to its revenues. Results of operations data for the periods presented have been derived from Hantro's unaudited interim financial statements which were prepared in accordance with Finnish GAAP and thereafter reconciled to U.S. GAAP from Finnish GAAP. The following discussion is prepared on a US GAAP basis.

Revenue. For the six months ended June 30, 2007 and 2006, software licenses were the significant revenue stream and are expected to be Hantro's significant revenue stream in the future. Hantro’s net sales for the six months ended June 30, 2007 and the six months ended June 30, 2006 were €3,550,000 and €3,031,000, respectively, and were derived from the sale of software licenses, license royalties, maintenance and training. Hantro’s net sales increased €519,000, or approximately 17%, for the six months ended June 30, 2007 as compared with the six months ended June 30, 2006. Because Hantro historically has had fewer than 12 agreements in place at any one time under which it provides services, its quarter-to-quarter revenues may vary considerably.

The following table sets forth the allocation of net sales, in terms of percentages, for the six months ended June 30, 2007 and 2006:

	2007	2006
Licenses	92%	87%
Royalties	1%	6%
Maintenance	7%	7%
Training	0%	0%
Total	100%	100%

As a percent of total net sales, license revenue increased to 92% in the six months ended June 30, 2007 from 87% in the six months ended June 30, 2006; royalties decreased to 1% of net sales in the six months ended June 30, 2007 from 6% in the six months ended June 30, 2006; maintenance revenues were 7% of net sales for both periods; and training revenues were 0% of net sales for both periods.

Operating Expenses. Hantro’s operating expenses consist of staff expenses, rent and related energy costs, consulting costs, fees paid for licensed technology, depreciation, amortization of purchased technology, certain research and development (R&D) expenses, net financial expense and certain other operating expenses. Hantro’s operating expenses for the six months ended June 30, 2007 were €4,552,000, compared with €4,995,000 for the six months ended June 30, 2006, or a decrease of approximately 8%. The decrease is primarily attributable to a decrease of approximately €264,000 in other operating charges related to decreased R&D subcontracting and financial expenses, in addition to a decrease in depreciation. Hantro does not anticipate increasing the level of its R&D expenditure or its R&D subcontracting in the near future. Were revenues to increase substantially, however, Hantro would record an increase in marketing costs and might also be required to engage subcontractors or hire additional staff to accelerate its product process.

At June 30, 2007, Hantro had approximately 74 full-time employees, a decrease of 3 employees from December 31, 2006.

Year Ended December 31, 2006 versus 2005

Results of operation data for 2006 and 2005 have been derived from Hantro’s audited financial statements which were prepared in accordance with Finnish GAAP and thereafter reconciled to US GAAP from Finnish GAAP. The following discussion is prepared on a US GAAP basis.

Revenue. Hantro’s net sales for the years ended December 31, 2006 and 2005 were €7,144,000 and €4,698,000, respectively, and were derived from the sale of software licenses, license royalties, maintenance and training. For the years ended December 31, 2006 and 2005, software licenses were the significant revenue stream and are expected to be the significant future revenue stream. Hantro’s net sales increased €2,446,000 for the year ended December 31, 2006 as compared with 2005. The increase is primarily attributable completion of software license implementation projects with its customers, which agreements increased in number from the prior period and provided an increase in revenues recognized under agreements under which Hantro was providing deliverables to its customers. During 2006, Hantro’s three largest customers generated in excess of 67% of its revenues for that period. During 2005, the same three largest customers generated in excess of 65% of its revenues for that period.

The following table sets forth the allocation of net sales, in terms of percentages, for the years ended December 31, 2006 and 2005:

	2006	2005
Licenses	90.3%	75.5%
Royalties	4.0%	10.9%
Maintenance	5.5%	10.4%
Training	0.2%	3.2%
Total	100.0%	100.0%

As a percent of total sales, license revenue increased to 90.3% in 2006 from 75.5% in 2005; royalties decreased to 4,0% of sales in 2006 from 10.9% in 2005; maintenance revenues decreased to 5.5% in 2006 from 10.4% in 2005; and training revenues decreased to 0.2% in 2006 from 3.2% in 2005.

Operating Expenses. Hantro’s operating expenses for 2006 and 2005 principally consisted of staff expenses, rent and related energy costs, consulting costs, fees paid for licensed technology, depreciation, amortization of purchased technology, certain R&D expenses and certain other operating expenses. Hantro’s operating expenses for the year ended December 31, 2006 were €9,422,000 compared with €8,954,000 for the year ended December 31, 2005. Hantro expects that it will be able to maintain its operating expenses at these levels until it experiences a material increase in sales sufficient to result in an operating profit.

The following chart shows the components of Hantro’s operating expense for 2006 and 2005:

	2006 €	2005 €
Cost of revenue	1,552,000	1,519,000
Research and development	5,113,000	4,083,000
Sales and marketing	1,957,000	2,095,000
General and administrative	800,000	1,257,000
Total	9,422,000	8,954,000

For 2006, Hantro incurred financial expense of €145,000, principally from interest on its long-term and short-term borrowings. For 2005, Hantro recorded financial income of €177,000, principally from interest income on group loans, plus €63,000 from foreign exchange transactions.

At December 31, 2006, Hantro had approximately 77 full-time employees, a decrease of 4 from 81 employees at December 31, 2005.

Year Ended December 31, 2005 versus 2004:

Comparisons between 2005 and 2004 are not meaningful as Hantro’s financial statements for 2004 have not been reconciled from Finnish GAAP to US GAAP.

Liquidity and Capital Resources

Hantro’s balance sheet data for the six-month periods ending June 30, 2007 and 2006 have been derived from Hantro's unaudited interim financial statements for the periods and for the years ending December 31, 2006 and 2005 have been derived from Hantro's audited financial statements for the periods, all of which were prepared in accordance with the Finnish GAAP and thereafter reconciled to U.S. GAAP from Finnish GAAP.

At June 30, 2007, Hantro had cash and cash equivalents of €71,000 compared with €58,000 at December 31, 2006 and €274,000 at June 30, 2006. At June 30, 2007, Hantro had working capital deficiency of €(1,552,000) compared to working capital deficiency of €(2,714,000) at December 31, 2006, an increase of approximately 43.0%, largely attributable to Hantro's continuing losses from operations. Hantro's working capital at December 31, 2005 was €(1,068,000).

The following data for years ended December 31, for 2006 and 2005 is derived from the consolidated statements of cash flow included in audited financial statements for the periods presented, all of which were prepared in accordance with Finnish GAAP. The following data for the six-month periods ended June 30,

2007 and 2006 have been derived from the statements of changes of cash flows included in Hantro's unaudited interim financial statements for the periods presented, all of which were prepared in accordance with Finnish GAAP. None of the statements of cash flows here, however, have been reconciled to U.S. GAAP from Finnish GAAP. Hantro believes that, except as discussed below, such reconciliation would not have resulted in material adjustment to its statement of cash flows.

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005
Net cash (used in) provided by operating activities	€(2,360,000)	€(829,000)	€152,000	€(3,481,000)
Net cash used in investing activities	(55,000)	(18,000)	(1,739,000)	(104,000)
Net cash provided by financing activities	2,428,000	633,000	1,156,000	2,544,000
Net increase (decrease) in cash equivalents	13,000	214,000	(431,000)	(1,041,000)
Cash and cash equivalent at the beginning of the period	58,000	489,000	489,000	1,530,000
Cash and cash equivalents at the end of the period	€71,000	€275,000	€58,000	€489,000

Net cash used in operating activities for the six months ended June 30, 2007 was €(2,360,000), compared with €(829,000) for the six months ended June 30, 2006. This increase in cash used is principally attributable to the net loss incurred by Hantro during the 2007 period.

Net cash provided by financing activities was €2,428,000 and €633,000 for the six-month periods ended June 30, 2007 and 2006, respectively, reflecting the increased investment of cash provided by Hantro’s stockholders during the 2007 period.

Net cash provided by operating activities was €152,000 for the year ended December 31, 2006 as compared to net cash used in operating activities for €3,481,000 for the year ended December 31, 2005. The net cash used in operating activities during 2006 consisted principally of a net loss of €(977,000) and offset by €1,004,000 changes in operating assets and liabilities. The net cash used in operating activities during 2005 consisted principally of a net loss of €(3,144,000) and € (150,000) changes in operating assets and liabilities.

Net cash used in investing activities was €(1,739,000) and €(104,000) for the years ended December 31, 2006 and 2005, respectively, an increase of €1,655,000. The increase in 2006 is primarily due to €(1,751,000) of R&D expenses. In accordance with Finnish GAAP, these R&D expenses were capitalized and therefore recorded as used in investing activities. Upon reconciliation with US GAAP, Hantro’s R&D expenses would be recorded as net cash used in operating activities.

Net cash provided by financing activities was €1,156,000 and €2,544,000 for the years ended December 31, 2006 and 2005, respectively. The decrease is attributable to a decrease in the amount of capital raised from Hantro's stockholders during those periods.

During the six months ended June 30, 2007 and during the year ended December 31, 2005, Hantro’s stockholders invested cash in Hantro to fund operating losses by a combination of advances (loans) and purchases of equity securities as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005
Advances (loans)	€1,000,000	€0	€0	€0
Purchases of equity	€1,850,000	€0	€0	€2,162,000

There was no cash invested by Hantro’s stockholders during the year ended December 31, 2006 or the six-month period ended June 30, 2006.

Hantro currently has no material commitments for the next 12 months other than those under operating lease arrangements.

	Payments Due by Period as of June 30, 2007
Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Operating lease for machinery and equipment	€531,000	€275,000	€256,000	€0	€0
Operating lease for office space	€686,000	€215,000	€470,000	€0	€0
Business mortgages	€3,573,000	€2,964,000	€576,000	€33,000	€0
Total	€4,790,000	€3,454,000	€1,302,000	€33,000	€0

Hantro has experienced significant operating losses and negative operating cash flows to date. Hantro’s management’s plan to increase Hantro’s cash flows from operations relies significantly on increases in revenue generated from sales and licenses. Hantro anticipates increases in sales and licenses Hantro’s compression technology services and products, particularly in combination with those of On2. However, there are no assurances that Hantro will be successful in effecting such increases. The market for distribution of compression technology services is highly competitive. Additionally, Hantro’s capital requirements depend on numerous factors, including market acceptance of Hantro’s technology and services, research and development costs and the resources Hantro spends on marketing and selling Hantro’s products and services.

Lines of Credit

As of June 30, 2007, Hantro was indebted to long-term creditors in the amount of €2,354,000, an increase of €113,000, or approximately 5.0%, from the balance of €2,241,000 owed to long-term creditors at December 31, 2006. As of December 31, 2005, Hantro was indebted to long-term creditors in the amount of €1,826,000. Long-term debt increased €415,000, or approximately 22.7%, during 2006. The proceeds of the increased long-term debt incurred during the six months ended June 30, 2007 and the year ended December 31, 2006 were applied to finance the losses from Hantro's operations incurred during these periods and thereafter.

Of the above loans, €2,054,000 at June 30, 2007, €1,763,000 at December 31, 2006 and €1,144,780 at December 31, 2005 were research and development loans from the Finnish State Treasury. The loan interest rate is 1%. Substantially all of the remaining long-term liabilities at December 31, 2006 and 2005 are owed to Finnvera, the Finnish state financing company, Varma (a pension company) and OP Barek Group. The loans mature in 2009 to 2011, unless sooner accelerated, bear interest (in the case of the loans by the Finnish Funding for Technology and Innovation “TEKES”), Bank of Finland's base rate less 3% per annum (with a minimum rate of 1% per annum), at three months Euribor (in the case of OP Barek Group) and at 6 months Euribor (in the case of Finnvera).

At June 30, 2007, €1,000,000 of short-term liabilities was owed to shareholders and will be forgiven or discharged by Hantro in full prior to the completion of the share exchange with On2.

Off-Balance Sheet Arrangements

Hantro has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Limitation on Use of Net Operating Loss and Other Tax Credit Carry-Forwards

At December 31, 2005, the date of the last Finnish tax assessed, Hantro had available net operating loss carry-forwards of approximately €19,000,000, plus an estimated €1,000,000 from 2006. The net operating loss carry-forwards expire 10 years from the year of the loss and therefore will expire in varying amounts through 2015.

Under Finnish law, when a corporation undergoes a change in ownership of more than 50 percent, the corporation’s use of its net operating losses is lost. A corporation can, however, submit an application and apply for a right to a carry-forward of losses notwithstanding the ownership change. The application is approved on special grounds only.

The extent of the actual future use of Hantro’s net operating loss carry-forwards is also subject to inherent uncertainty because it depends on the amount of otherwise taxable income Hantro may earn. Hantro cannot be certain that Hantro will have sufficient taxable income in future years to use any of Hantro’s net operating loss carry-forwards before they would otherwise expire, even if allowed notwithstanding the ownership change.

BACKGROUND OF THE SHARE EXCHANGE

Reasons for the Share Exchange

On2 believes the share exchange presents a unique opportunity to create a combined entity that will allow On2 to apply its proprietary TrueMotion® video technology across all platforms, from PCs to mobile devices to consumer devices, by implementing its technology in highly-efficient, low-cost video chipsets, and the share exchange should allow the combined company to deliver significant benefits to its customers and stockholders. The On2 board of directors and management team analyzed various alternative strategies to address their respective risks and challenges relating to the business. After reviewing and debating strategic alternatives and the opportunity for the combined company presented by the share exchange, as more fully described below, On2's board of directors has determined to pursue the share exchange in lieu of the other alternatives because On2 believes the share exchange will create a combined company that will be able to achieve the strategic and financial benefits described below.

On2's board of directors and management identified the following anticipated strategic and financial benefits of the share exchange:

•	Accelerated Implementation of On2’s Technology on Embedded Devices. On2 has had significant recent success in increasing adoption of its video compression technology, in particular because of the adoption of VP6 as the video codec in the Adobe® Flash® player. To translate the success On2 has had in PC applications to embedded and handheld devices, On2 believes it is necessary to develop highly-optimized hardware versions of its technology that are immediately accessible to a broad range of device and handset manufacturers. By combining On2’s experience in developing the world’s best video compression technology with Hantro’s experience at optimizing and implementing video codecs in highly efficient, low-cost, low-power-consumption video chips, On2 will be able to provide potential customers with video compression solutions that satisfy important customer criteria: increased video quality across the spectrum of low bit rate up to High Definition, low product cost, ease of implementation, longer battery life and low processor demands. Video chip designs using Hantro's multi-format codec designs have significant advantages over higher-cost processors:
•	hardware implementations of On2’s codecs can be quickly and easily integrated by manufacturers of embedded processors and device manufacturers;
•	hardware implementations are highly efficient, requiring less processing power to operate and accordingly using less electricity, which is highly desirable in battery-powered devices where energy efficiency means longer usage, driven by the increased demand to view long form video;
•	a hardware version of On2’s codec should generally be significantly less expensive to implement at high volumes than a software version, which generally must be operated on a more expensive digital signal processor (DSP) to run; and
•	the existence of low-cost hardware implementations of On2’s codecs may prolong the longevity of those technologies, when in future years customers weigh the importance of time to market and bill of materials (BOM) costs against the benefits of newer, but less easily and inexpensively implemented technologies.
•	Complementary Businesses. The products and development capabilities of On2 and Hantro are highly complementary, and should enable the combined company to compete more effectively in attractive markets. Although both companies are focused on developing and marketing video compression solutions, On2 has predominantly focused on PC-based applications and Hantro on mobile and embedded applications. The combined company should be stronger than either On2 or Hantro on its own, with greater breadth and depth in video compression technology product offerings and a greater ability to develop new product offerings in these market segments. In addition, the combined company is expected to benefit from access to large growth markets, such as those provided by the mobile products business of Hantro and the encoding and server software business of On2.
•	Market Dynamics. The combined company will have an increased addressable market driven by the need of both short and long form video across a large number of devices. In addition to the Smart phone market segment, On2 will now be able to penetrate the feature phone market segment which is estimated to be up to four times the size of the Smart phone market. Furthermore, the current trend in the marketplace is that video encoding blocks are increasingly moving into hardware implementation and that the existing Digital Signaling Processors (DSP's) and ARM® processors are increasingly being used for applications. The combined company is well positioned to take advantage of these market conditions due to its offering a complete suite of video compression formats.
•	Customers. The combined company will have deep relationships with many of the market-leading customers in our chosen market segments. On2 and Hantro expect to improve their existing abilities to expand current customer relationships, and expect to increase increase the penetration of new customer accounts and accounts within previously untapped divisions of existing customers. On2 and Hantro believe that the combination of the two companies’ product lines and engineering resources should enable the combined company to meet customer needs more effectively and to deliver more complete solutions to our customers.
•	Sales. The combination will result in a sales staff that is geographically diverse and technically knowledgeable. Because both companies develop and market video compression offerings, sales staff from each of the companies will quickly be able to become familiar with and begin selling all of the combined company’s products. Having more sales staff located strategically across the world will significantly benefit the combined entity.
•	Engineering Talent. The combined company will have over 80 engineers. This should enable the combined company to compete more effectively by developing innovative products and delivering greater value to customers more rapidly than either company could do on a standalone basis.
•	Intellectual Property Portfolio. The combined company will have over 27 pending and issued international and U.S. patents. This portfolio is expected to provide the combined company with additional licensing opportunities.
•	Reduction in Operating Costs. The combined company is expected to realize substantial cost savings beginning in 2008, with annual cost savings reaching at least $1,000,000 in 2009 from increased efficiencies in operating expenses. On2 and Hantro expect the combined company to achieve benefits from consolidation and reduction of areas of overlap in operating expenses.

There can be no assurance that the anticipated strategic and financial benefits of the business combination will be achieved, including that the anticipated cost savings resulting from the business combination will be achieved and reflected in the trading price of On2’s common stock following the completion of the business combination.

Opinion of On2’s Board’s Financial Advisor

Overview

On December 20, 2006, On2’s board of directors engaged WR Hambrecht & Co. (“Hambrecht”) to act as its financial advisor in connection with a proposed transaction with Hantro. Hambrecht is a recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. The board selected Hambrecht on the basis of, among other things:

•	Hambrecht’s experience and expertise in business combinations between companies with revenues of less than $250 million; and
•	Hambrecht’s knowledge in the software industry, in which Hantro is an active participant; and
•	Hambrecht’s experience in valuing privately owned businesses.

On April 3, 2007 certain representatives of Hambrecht accepted investment banking positions at Oppenheimer & Co. Inc. (“Oppenheimer”), and Hambrecht and On2 subsequently consented to allow such representatives to continue to advise On2 in connection with the acquisition of Hantro. Oppenheimer and Hambrecht entered into an agreement to split fees regarding the proposed transaction with Hantro. On April 17, 2007, On2, Hambrecht and Oppenheimer entered into an agreement under which On2 consented to Hambrecht’s engagement of Oppenheimer to perform mergers and acquisition services and to Oppenheimer’s undertaking to perform the obligations of Hambrecht under the December 20, 2006 agreement.

In connection with the recommendation by On2’s board of directors to approve the share exchange and the subsequent approval and adoption of the Share Exchange Agreement by On2’s board of directors discussed in this prospectus, Oppenheimer delivered an oral opinion to the board of directors on May 2, 2007, confirmed by delivery in a written opinion dated May 2, 2007 that, based on and subject to the various considerations set forth in the opinion, including the various assumptions and limitations set forth therein, the consideration to be paid at closing of the share exchange is fair from a financial point of view to On2. Oppenheimer’s opinion and presentation to On2’s board of directors were among the factors taken into consideration by On2’s board of directors in making its determination to recommend the share exchange and the transactions contemplated thereby. Consequently, the analyses described below should not be viewed as determinative of the opinion of On2’s board of directors or management with respect to the value of the consideration to be paid to the Hantro securityholders or whether On2’s board of directors would have been willing to agree to a different consideration. On2’s board of directors did not limit the investigations made or procedures followed by Oppenheimer in rendering its opinion.

We have attached the full text of Oppenheimer’s written opinion to On2’s board of directors as Annex B. You should read this opinion carefully and in its entirety in connection with this prospectus. Also, we have included the following summary of Oppenheimer’s opinion, which is qualified in its entirety by reference to the full text of the opinion.

Oppenheimer’s opinion is directed to On2’s board of directors. It does not constitute a recommendation to you on how to vote or act with respect to the share exchange or the Share Exchange Agreement. The opinion addresses only the fairness from a financial point of view to On2 of the consideration proposed to be paid by On2 to Hantro’s securityholders at the closing of the share exchange.

In arriving at its opinion, Oppenheimer:

•	reviewed the draft of the Share Exchange Agreement, dated April 22, 2007, and certain related documents;
•	reviewed publicly available information and other data with respect to On2 that it believed to be relevant to its analysis, including On2’s Annual Report on Form 10-K for 2006;
•	reviewed certain other publicly available SEC filings made by On2, including proxy statements and current reports on SEC Form 8-K;
•	reviewed certain financial and operating information with respect to the business, operations and prospects of On2 and Hantro furnished to it by management of On2 and the management of Hantro, respectively, including projections of the future financial performance of the companies prepared by each respective management team;
•	reviewed the trading history, from May 1, 2006 through May 1, 2007, of On2’s common stock;
•	compared the historical financial results, current financial condition and projected future financial performance of On2 and of Hantro;
•	reviewed the financial terms of the share exchange and compared them with the financial terms, to the extent publicly available, of certain other business combinations that it deemed relevant;
•	reviewed certain publicly available financial information relating to certain other companies it deemed to be reasonably similar to Hantro, and the trading markets for certain of such companies’ securities;
•	reviewed the pro forma revenue, earnings before interest and taxes and net income that each of On2 and Hantro would contribute to the combined company following the closing of the share exchange;
•	reviewed the pro forma impact of the share exchange on On2, with and without certain purchase accounting adjustments, and with and without certain cost savings and operating synergies expected by the management of On2 to result from a combination of the businesses of On2 and Hantro;
•	participated in discussions and negotiations among representatives of On2 and Hantro and their legal advisors;

•	conducted discussions with certain members of senior management of On2 concerning On2’s business and operations, assets, current condition and future prospects, and conducted discussions with certain members of senior management of Hantro concerning Hantro’s business and operations, assets, current condition and future prospects; and
•	performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as it has deemed, in its sole judgment, to be necessary, appropriate or relevant to render the opinion that it delivered.

Oppenheimer took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. Oppenheimer’s opinion was based upon economic, market, financial and other conditions as they existed and could be evaluated on the date of the opinion, and Oppenheimer assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date thereof. Oppenheimer did not rely on any one particular financial analysis or methodology, but formulated its opinion on the whole of such analyses.

Oppenheimer was not requested to make, and did not make, obtain or assume any responsibility for, any independent evaluation or appraisal of any of On2’s or Hantro’s assets or liabilities (contingent or otherwise), nor was it furnished with any such evaluations or appraisals. Oppenheimer was not requested to conduct and did not conduct any physical inspections of the properties or facilities of On2 or Hantro. Oppenheimer assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by it in arriving at its opinion and did not attempt independently to verify, or undertake any obligation to verify, such information. It further assumed that there had been no material change in the assets, financial condition, business or prospects of On2 or Hantro since the date of the most recent financial statements made available to it. Oppenheimer further relied upon the assurances of the management of On2 and the management of Hantro that each was not aware of any facts that would make such information inaccurate or misleading. In addition, it assumed that the forecasts, projections and analyses provided to it by On2 and Hantro represent the best currently available estimates and judgments of On2’s and Hantro’s management, respectively, as to the future financial condition and results of operations of On2 and Hantro, and it assumed that such forecasts, projections and analyses were reasonably and accurately prepared based on such best currently available estimates and judgments. Oppenheimer assumed that the financial results reflected in such forecasts, projections and analyses would be realized in the amounts and at the times projected, and it assumed no responsibility for and expressed no view as to such forecasts, projections and analyses or the assumptions on which they are based.

Oppenheimer also assumed that, in the course of obtaining necessary regulatory and third party approvals and consents for the share exchange, no modification, delay, limitation, restriction or condition would be imposed that will have an adverse effect on On2, Hantro or the contemplated benefits of the share exchange and that the share exchange would be consummated in accordance with the terms of the Share Exchange Agreement draft delivered to it and related documents, without waiver, modification or amendment of any term, condition or agreement therein that was material to its analysis.

Oppenheimer expressed no opinion as to any legal matters involving On2, as to which Oppenheimer understood that On2 conducted such investigations, and had obtained such advice from qualified professionals, as it had deemed necessary.

Oppenheimer’s opinion did not constitute a recommendation to On2’s board of directors of the share exchange over any other alternative transactions which might be available to On2 and did not address the underlying business decision of On2’s board of directors to proceed with or effect the share exchange or constitute a recommendation to the holders of On2’s capital stock as to how such stockholders should vote or as to any other action such stockholders should take regarding the share exchange.

Oppenheimer was engaged to render the financial opinion and received a fee upon delivery of its opinion. In the ordinary course of business, Oppenheimer may in the future publish research on On2, make a market in On2’s common stock and, in connection with its market making activities, trade the securities of On2 for its own account and for the accounts of its customers and, accordingly, may at any time hold a short or long position in such securities. On2 has agreed to indemnify Oppenheimer for certain liabilities that might arise out of the engagement, including the rendering of the opinion.

Summary of Analyses Performed

The following is a brief summary of the material financial analyses performed by Oppenheimer in connection with providing its opinion to On2’s board of directors. Oppenheimer believes that the valuation analyses it chose to perform are widely accepted standard methodologies for valuation in connection with the preparation of a fairness opinion, and that the analyses it conducted are the most appropriate for a transaction of this type. The pro forma ownership analysis reviewed the pro forma effect of the transaction on the ownership of On2 shareholders. The analysis of selected publicly traded companies is used to provide an indication of how publicly traded companies with operating characteristics similar to Hantro are valued by investors. The contribution analysis is used to compare the relative pro forma contributions and projected contributions that each of On2 and Hantro would make as a percentage of the combined company as to revenues, earnings before interest and taxes (EBIT) and net income for 2006 and estimated for 2007 and 2008 (using both a conservative case and an optimistic case for 2008). The discounted cash flow analysis is used to calculate a range of theoretical values for Hantro based on the net present value of its estimated and projected annual cash flows and a terminal value for its business at its fiscal year-end in 2013, calculated based upon certain estimates. The precedent transaction analysis is used to compare prices and multiples paid to acquire businesses having similar characteristics to Hantro in recent publicly announced acquisition transactions.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond On2’s control. No company, transaction or business used in Oppenheimer’s analyses as a comparison is identical to On2’s business or to the business of Hantro. Accordingly, an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction, On2’s public trading value or the value of Hantro, or the transaction being analyzed. The estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses were prepared solely as part of Oppenheimer’s analysis of the fairness from a financial point of view to On2 of the consideration to be paid by On2 to the Hantro securityholders at the closing of the share exchange and were provided to On2’s board of directors in connection with the delivery of Oppenheimer’s opinion. The analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies or businesses might actually be sold or the prices at which any securities may trade at any time in the future. Accordingly, Oppenheimer’s analyses and estimates are inherently subject to substantial uncertainty.

During 2006, neither On2 nor Hantro produced any operating cash flow. Moreover, at the trading price of its common stock as of May 1, 2007, On2’s share price represented a multiple of greater than 37 times its last 12 months’ revenues. At an assumed price of $1.50, which is the lower price limit for the share exchange, On2’s share price would represent a multiple of greater than 26 times its last 12 months’ revenues as of December 2006. Oppenheimer noted that both multiples are unusually high in comparison to other publicly traded technology companies and therefore comparisons to other companies and other transactions for purposes of determining fairness are subject to considerable judgment to reconcile them to more conventional standards.

Effect on Existing On2 Stockholders’ Ownership

Oppenheimer analyzed the projected effect of the share exchange on the existing On2 stockholders’ ownership. In analyzing the share exchange, Oppenheimer made several assumptions, including the number of shares of On2 common stock that would be issued at the closing and the number of shares of On2 common stock that would be issued as contingent consideration based on Hantro’s 2007 net revenues. Throughout its analysis, Oppenheimer also considered the equity capital required to be raised by On2 as a condition to completing the share exchange, up to the cash portion of the purchase price being paid to Hantro, or approximately $6,800,000 (“Cash Consideration”). Accordingly, in analyzing the dilutive effect of the share exchange, Oppenheimer aggregated the shares to be issued to the Hantro securityholders and the shares being issued to raise the cash portion of the purchase price. Oppenheimer made a series of assumptions with respect to the price per share at which this cash would be raised. Assuming that (i) the cash portion of the purchase price was raised at a net price of $2.00 per share, (ii) the value of On2 common stock used to determine the stock portion of the purchase price was $2.07 per share, as of May 1, 2007, and (iii) that the full amount of contingent consideration would become payable, and further based on the number of shares of On2’s diluted common stock issued and outstanding on May 1, 2007 (based on the treasury method), as increased by the number of shares issued to raise the cash portion of the purchase price, On2’s stockholders as of May 1, 2007 would own 78% of On2’s outstanding common shares after giving effect to the share exchange and Hantro’s securityholders would own 20% of On2’s shares then outstanding. The remaining 2% would be owned by third party stockholders from which the Cash Consideration was raised.

Publicly Traded Company Analysis

Using Thompson First Call consensus estimates and published estimates of financial analysts, Oppenheimer reviewed certain trading and valuation statistics in a selected group of publicly traded companies that Oppenheimer deemed relatively comparable to Hantro. The group of 10 comparable companies included video and audio technology companies DivX, Inc., Global IP Solutions and QSound Labs, Inc., infrastructure acceleration technology companies Akamai, Inc., Acme Packet, Inc. and Sandvine Corporation, embedded software solution providers Wind River Systems, Inc. and Riverbed Technology, Inc.; and two other companies Real Networks, Inc. and Macrovision Corporation that Oppenheimer deemed similar with regards to Hantro’s technology or business model. Oppenheimer derived, among other things, multiples of enterprise values to each of revenues, earnings before interest, taxes and amortization (EBITDA) and EBIT for each of calendar year 2006, 2007 (estimated) and 2008 (projected), and compared the mean and median of the 10 companies to the implied multiple being paid to the Hantro security holders both for the trading date as of May 1, 2007 and for the proposed pricing in the share exchange. Oppenheimer defined “enterprise value” (“Enterprise Value”) as equity market capitalization (defined as the price per share as of May 1, 2007, multiplied by the diluted number of shares outstanding, calculated pursuant to the treasury stock method), plus total outstanding debt, minority interest and preferred stock, minus cash and cash equivalents.

Based on this analysis, Oppenheimer determined that the mean multiple of Enterprise Value for the companies analyzed was 11.2 times Hantro’s 2006 revenue and 6.6 times Hantro’s estimated 2007 revenue, and that the median multiple of Enterprise Value for the companies analyzed was 9.5 times Hantro’s 2006 revenue and 6.7 times Hantro’s estimated 2007 revenue. Based on the Enterprise Value of Hantro and on the shares issued in the share exchange, and further assuming that the full amount of contingent consideration would be issued to the Hantro securityholders, the corresponding multiples of Enterprise Value to Hantro’s 2006 revenue are 6.5 times and 6.3 times for Hantro’s estimated 2007 revenue. As a result, the multiple implicit in the share exchange is less than the mean multiple implicit derived from the analysis of the 10 public companies that Oppenheimer selected. Oppenheimer noted that because Hantro has not yet generated EBITDA, EBIT or net income, comparisons based on those measures would not be meaningful.

Contribution Analysis

Oppenheimer conducted a contribution analysis, assuming that none of the contingent consideration will be issued, to derive an implied fully diluted equity value for Hantro as a portion of the implied fully diluted equity value of the combined company. To perform its analysis, Oppenheimer relied on historical financial statements of On2 and Hantro for 2006, and on On2’s management and the published reports of securities analysts for estimates of On2’s 2007 revenues, EBIT and net income (before equity-based compensation costs and non-recurring expenses) and solely on On2’s management for estimates of 2008 revenues, EBIT and net income. Oppenheimer also relied on On2’s estimates, using each of the conservative and optimistic cases, for Hantro’s revenues, EBIT and net income for 2007 and 2008.

Oppenheimer then determined the amount and the resulting percentage of the combined company represented by Hantro’s contribution for 2006 and estimated contributions for 2007, and of revenues, EBIT and net income, as well as the equity value and enterprise value, of the combined company. The implied fully diluted values of Hantro based on revenues, EBIT and net earnings ranged between $323 million and $43 million, with a median of $166 million and a mean of $153 million.

Discounted Cash Flow Analysis

Oppenheimer used financial cash flow forecasts for Hantro as estimated by On2’s management for the remainder of 2007 and calendar years 2008 through 2012 to perform a discounted cash flow analysis. For these purposes, On2’s management had prepared two cases: a conservative case and an optimistic case. On2’s conservative case for Hantro assumed annual revenue growth of approximately 15%; On2’s optimistic case for Hantro assumed annual revenue growth of approximately 30%. In either case, certain cost savings planned by On2 were assumed to be fully in place by the end of 2007. Based on these assumptions regarding revenues and costs, both revenues and free cash flows were computed for each of the remainder of 2007 (one-half year), and the full years 2008 through 2013. Oppenheimer determined the equity value of Hantro by subtracting Hantro’s estimated net debt as of June 30, 2007 from the present value of Hantro’s cash flows and the present value of Hantro’s terminal value (based on a multiple of revenues) to determine Hantro’s theoretical value. Oppenheimer performed a discounted cash flow analysis in order to estimate the present value of the sum of Hantro’s estimated future stand-alone, unleveraged, after-tax cash flows plus its terminal value for these cases and for these periods. Oppenheimer calculated Hantro’s terminal value by multiplying estimated 2013 revenues by a multiple from 5.0x to 6.0x, as indicated by the public company analysis performed by Oppenheimer. Cash flows and terminal value were discounted to present value at estimated weighted average cost of capital rates ranging from 14.0% to 20.0%. Oppenheimer derived its estimate for this range of weighted average cost of capital rates by considering On2’s weighted average cost of capital of 16.9% and by assuming a risk-free annual interest rate of 4.75% (based on the 30-year U.S. Treasury), a 7.1% equity risk premium and an additional 3.95% premium for a small capitalization stock. Overall, the range of discount rates was selected based on, among other considerations, the degree of risk associated with the business of Hantro and its industry in general, the cost of debt and equity financing for companies in Hantro’s industry and certain equity risk premiums.

Based on this analysis, Oppenheimer derived an implied rate of equity value for Hantro of between $39.7 million and $53.6 million based on the conservative case and between $105.3 and $134.7 based on the optimistic case, in each case using a 17% weighted average cost of capital, which is the midpoint of the 16% to 18% range as calculated by Oppenheimer.

Precedent Transactions

Oppenheimer reviewed certain published statistics for eleven selected technology mergers or acquisitions between 2003 to 2007. Oppenheimer defined these transactions as recent acquisition transactions of technology companies generally in markets similar to Hantro — video and mobile infrastructure. Oppenheimer considered few, if any, of the precedent transactions to be directly comparable to the contemplated transaction’s financial terms, since eight of the eleven precedent transactions involved all cash consideration, one was cash/stock and two were all stock and none represented the specific market in which Hantro competes. Oppenheimer noted that the mean ratio of Enterprise Value to the last twelve months’ revenue of the precedent transaction analysis was 4.5 and the median ratio was 4.2. In its presentation for the share exchange, Oppenheimer had determined that the ratio of Hantro’s Enterprise Value to its last twelve months of revenue was 6.5x.

Terms of Engagement, Relationships and Other Information

Oppenheimer’s opinion and the financial analyses described above were among the many factors considered by the independent special committee in its evaluation of the share exchange and should not be viewed as determinative of the views of the independent special committee or On2’s board of directors or management with respect to the share exchange or the consideration to be received by On2’s stockholders.

Under an engagement letter dated December 20, 2006, On2 has agreed to pay Hambrecht and Oppenheimer an aggregate amount of $600,000 at closing for their financial advisory services in connection with the transaction and $200,000 for rendering a fairness opinion in connection with the transaction. On2’s board of directors was aware of this fee structure and took it into account in considering Oppenheimer’s opinion and in approving the share exchange. The engagement letter also calls for On2 to reimburse Oppenheimer for its reasonable out-of pocket expenses, including reasonable fees and expenses of Oppenheimer’s legal counsel, and to indemnify Oppenheimer and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

The discussion above is merely a summary of the analyses and examinations that Oppenheimer considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Oppenheimer. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Oppenheimer believes that its analyses and the summary above must be considered as a whole. Oppenheimer further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the independent special committee and On2’s board of directors. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Oppenheimer’s view of the actual value of Hantro or On2. Stockholders are urged to read the Oppenheimer opinion carefully and in its entirety for a more complete description of the procedures followed, the factors considered and the assumptions made.

THE COMBINED COMPANIES

Unaudited Summary Selected Pro Forma Financial Data

On May 21, 2007, On2 signed a Share Exchange Agreement with Hantro, whereby On2 agreed to issue up to a maximum of approximately 38,000,000 shares of On2 common stock to the Hantro stockholders in exchange for all of the outstanding capital stock of Hantro. Assuming that the market price at closing of the share exchange is the closing market price of On2's common stock on August 10, 2007, the shares to be issued to the Hantro securityholders at the closing, prior to adjustment, would have a total value of approximately $38,158,225 and would represent approximately 18% of On2’s outstanding common stock as of May 31, 2007, after giving effect to the share exchange, and the total purchase price paid at closing would have a value of approximately $45,000,000. If the market price at closing of the share exchange is $1.25, the shares to be issued to the Hantro securityholders at the closing, prior to adjustment, would have a total value of approximately $31,799,000 and the total purchase price paid at closing would have a value of approximately $38,640,000. If the market price at closing of the share exchange is $1.00, the shares to be issued to the Hantro securityholders at the closing, prior to adjustment, would have a total value of approximately $25,438,817 and the total purchase price paid at closing would have a value of approximately $32,279,817.

The following table presents unaudited summary selected financial and operating data on a pro forma basis as if On2 and Hantro had been operated as a single combined company during the periods presented. The Unaudited Summary Selected Financial Data presented below has been derived from, and should be read in conjunction with the unaudited Pro Forma Condensed Combined Consolidated Financial Statements beginning on page F-2. The Unaudited Summary Selected Pro Forma Financial Data are based upon assumptions and estimates of the effects of operating the companies on a combined basis and do not represent actual results. Because the unaudited Pro Forma Condensed Combined Consolidated Financial Statements beginning on page F-2 and the unaudited Summary Selected Financial Data below are based on estimates and assumptions and do not represent actual results, you should not rely on them as being indicative of the results that may be achieved if the related transactions are approved.

Selected Financial Data

(in thousands, except per share data)

Pro Forma(1)

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Statement of Operations Data:
Revenues	$15,546	$10,089
Loss from operations	(10,719)	(3,414)
Other income (expense)	(1,407)	(3,961)
Net (loss)	(10,579)	(6,636)
Net (loss) per share - basic and diluted	(0.08)	(0.05)

Balance Sheet Data:	At June 30, 2007
Total assets	$92,290
Total liabilities	21,011
Stockholders’ equity	70,602

(1)	See Pro Forma financial statements and notes that begin on page F-2.

Pro Forma Financial Information

Pro Forma Unaudited Consolidated Condensed Financial Statements of On2 and Hantro have been prepared by On2’s management to give effect to the proposed transactions. These Unaudited Pro Forma

Condensed Combined Consolidated Financial Statements beginning on page F-2. For a complete understanding of the combined companies and the effect of the proposed transactions, On2 encourages you to review this information in its entirety.

Board of Directors of the Combined Company

Under the terms of the Share Exchange Agreement, one director will be designated by a principal shareholder of Hantro to be nominated for election to serve on the board of directors of the combined company. The principal shareholders of Hantro selected Pekka Salonoja to serve on the board of directors of the combined company, and On2’s stockholders are being requested to vote for the election of Mr. Salonoja at the On2 annual meeting.

Continued Employment with the Combined Company

Certain of Hantro's current executive officers will be offered continued employment with the combined company after the share exchange. In addition, Eero Kaikkonen will serve as President and Chief Executive Officer of Hantro following the share exchange. Although the exact composition of the combined company's executive management team following the merger was not finalized as of the date of this prospectus, it is expected that Mika Hakala (Hantro's Chief Operating Officer) and Sakari Nikkilä (Hantro's General Manager), as well as other executives will serve as part of the combined company's post-share exchange executive management team.

Transaction Background and Timeline

In 2005, employees of On2 and Hantro began to discuss cross-licensing their respective technologies. During the fall of 2006, several of On2’s marketing personnel met with representatives of Hantro to further investigate possible business transactions between the two companies. As a result of those discussions, on October 25, 2006, Bill Joll, On2’s chief executive officer, traveled to Helsinki, Finland, where he met with Eero Kaikkonen, Hantro’s chief executive officer, and Pekka Salonoja, a director of Hantro, to discuss a potential business relationship. In that meeting, Mr. Joll, Mr. Kaikkonen and Mr. Salonoja discussed the potential acquisition of Hantro by On2, without discussing any principal terms or conditions. On October 25, 2006, Mr. Joll presented to On2’s board of directors the possibility of a business combination and briefly outlined the principal benefits of an acquisition of Hantro and its subsidiary. The board instructed Mr. Joll to report to the Executive Committee of the board on a regular basis with respect to any discussions with Hantro’s representatives.

Mr. Joll made a presentation to the Executive Committee of On2’s board at its meeting held on December 1, 2006. At the meeting, he outlined the advantages and disadvantages of a potential business combination with Hantro. The Executive Committee authorized Mr. Joll to proceed with negotiations with Hantro and its principals and approved the principal terms of the On2 offer.

On2 sent its initial written offer to the Hantro securityholders and their financial advisors on December 8, 2006. The written offer comprised a draft letter agreement pursuant to which On2 would hold exclusive rights to pursue an acquisition transaction with Hantro and a proposed summary of principal terms and conditions proposed for the transaction. In the summary of terms, On2 proposed that Hantro would merge with a to-be-formed Finnish subsidiary of On2 and that shareholders of Hantro would receive 50,372,567 shares of On2’s common stock in the merger, representing 30% of On2’s issued and outstanding shares post-transaction. As a result of the proposed transaction, Hantro would become a wholly-owned subsidiary of On2. The proposed transaction also included an adjustment to the consideration paid at the closing equal to the variance between Hantro’s stockholder’s equity as of the closing date and a baseline amount to be agreed upon. The parties agreed to discuss a provision under which the Hantro securityholders would hold the right to nominate one or more persons for election to On2’s board. On2 required that, as conditions to the merger, certain key personnel of Hantro would enter into employment contracts with On2 and 95% of the employees would remain in the employ of Hantro at closing. On2 further proposed that the definitive merger agreement would contain customary provisions, including indemnification for breaches of warranties and covenants, and that 20% of the consideration to be paid to Hantro securityholders would be held back for two years to satisfy indemnification claims. The execution of the definitive agreement was to be subject to satisfactory completion by On2 of its due diligence investigation of Hantro and final approval by On2’s board of directors. On2 agreed to file a registration statement to register the shares of its common stock to be issued in the transaction, the effectiveness of which registration statement would be a condition to closing. On2 required that the Hantro securityholders enter into lock-up agreements at closing that would restrict the resale of On2 shares, as well as short sales and hedging transactions involving On2’s common stock, for 270 days after the closing. On2 also required that each Hantro shareholder would agree to vote its shares for the contemplated merger. Although the terms of its proposal were not binding, On2 required that the principal shareholders of Hantro enter into a binding agreement providing On2 the exclusive right to pursue an acquisition with Hantro, in order to induce On2 to enter into negotiations with the principal securityholders of Hantro regarding a possible transaction and in recognition of the time and effort that On2 would expend and the expenses that On2 would incur in pursuing negotiations. The binding agreement provided that Hantro, its three principal securityholders and Mr. Kaikkonen would agree, for a period of 90 days after the execution of the agreement, not to:

•	solicit, encourage or facilitate any acquisition proposal;
•	participate in any discussions or negotiations or enter into any agreements in connection with an acquisition proposal; and
•	make or submit any acquisition proposal to, or accept any acquisition proposal from, any person other than On2.

In addition, Hantro, its three principal stockholders (CapMan Funds, Atine and Nexit) and Mr. Kaikkonen agreed to cause their representatives to immediately discontinue any ongoing discussions and negotiations, other than any ongoing discussions with On2, relating to any acquisition proposal.

On December 12, 2006, Hantro and its advisors responded to On2’s written offer and proposed changes to certain aspects of the summary of terms. These changes included a proposed increase in the consideration to 40% of On2’s common stock outstanding after the merger, an increase of 33-1/3% over On2’s offer.

Mr. Joll made a full presentation to the Executive Committee of On2’s board of directors at its meeting held on December 20, 2006, outlining the advantages and disadvantages of a potential business combination with Hantro. The Executive Committee authorized Mr. Joll to proceed with negotiations with Hantro and its principals. Following the meeting, On2 engaged Hambrecht as its exclusive financial advisor with respect to the contemplated business combination. Hambrecht agreed, at On2’s request and subject to its internal fairness opinion diligence and approval processes, to render an opinion to On2’s board as to the fairness from a financial point of view of the consideration to be paid by On2 pursuant to the proposed combination, and On2 agreed to pay Hambrecht a fee of $200,000 for the opinion. Representatives of Hambrecht promptly held a telephone conference call with representatives of Hantro and Mooreland Partners, the financial advisors to the Hantro securityholders, to discuss Hantro’s financial statements. Prior to the December 20 meeting of the Executive Committee, Mr. Newman, an On2 director and a partner at McGuirewoods LLP, advised On2 that he would abstain from all further decisions that the Executive Committee would make with respect to Hantro because he was acting as On2’s outside counsel in the transaction.

On December 21, 2006, On2’s Executive Committee approved an increase in the proposed merger consideration to 35% of On2’s issued and outstanding post-transaction shares.

On January 2, 2007, in response to Hantro’s counter proposals, On2 forwarded a revised summary of principal terms to the representatives of Hantro’s securityholders and their advisors. The revised offer increased the merger consideration to 58,767,995 shares, 35% of On2’s outstanding and issued common stock post transaction. Of these shares, 54,767,995 were to be allocated among the Hantro securityholders and the remaining 4,000,000 shares would underlie options to be granted to members of Hantro’s management after the closing. Pursuant to On2’s revised proposal, the Hantro non-management stockholders would nominate two persons for election to the On2 board at its 2007 annual meeting of stockholders. In all other material respects, the January 2, 2007 summary of terms was the same as the December 8, 2006 summary of terms. The financial advisor to the Hantro securityholders responded to On2’s proposal on January 2, 2007.

On January 3, 2007, Mr. Joll traveled to Helsinki, Finland, where he met with Mr. Kaikkonen, Hantro’s chief executive officer, and several of its principal securityholders. The securityholders included representatives of CapMan Funds, Atine and Nexit, which together owned approximately 66.8% of Hantro’s outstanding shares. At this meeting, Mr. Joll reviewed On2’s January 2, 2007 offer, and the parties discussed the timing and pricing of a potential acquisition of Hantro.

On January 8, 2007, the representatives of the Hantro securityholders responded to On2’s January 2 offer, suggesting the following revisions to the proposed structure, among others:

•	as to the transaction structure, that the exchange offer be structured so that On2 would obtain by exchange 100% of the equity securities (including share options) of Hantro, thereby making Hantro a wholly-owned subsidiary of On2, as would have been the case with a merger;
•	that On2’s share consideration to be issued to the Hantro securityholders be 35% of On2’s post-transaction outstanding and issued common stock, with 4,000,000 additional stock options for shares of On2 to be made available to Hantro’s management;
•	that, because an exchange of shares would be taxable under the Finnish tax code to Finnish stockholders, On2 eliminate restrictions on sales of shares, thereby permitting Hantro securityholders to sell their shares of On2 to fund the consequent income tax liabilities, or that On2 otherwise provide some amount of cash to be applied to those liabilities;
•	that the period of survival for the representations and warranties of Hantro and its securityholders under the exchange agreement be limited to one year;
•	that any escrow established by the exchange agreement be no more than 10% of the issued shares;
•	that the adjustment based on Hantro’s financial position at closing be fixed at this time; and
•	that the laws of Finland be the governing law for the transaction.

On2 responded to the January 8th proposal on the following day, agreeing, subject to certain conditions, to the share exchange structure and to the release of certain numbers of shares from the restrictions on sale, but insisting on a limit of 35% for the shares to be issued. In addition, On2 requested additional information regarding the tax position of the sellers under Finnish law. Representatives of On2 and representative of the Hantro securityholders met again on January 11, 2007 to discuss the proposals and business issues relating to proposed operation of the combined companies.

On January 12, 2007, the Executive Committee of On2’s board met to discuss the response of the Hantro securityholders and approved certain modifications to the proposed summary of terms. In connection with the change of transaction structure, the representatives of the Hantro securityholders pointed out that the stockholders of Hantro were parties to one or more agreements that required minority stockholders to sell their shares if the principal stockholders agreed to sell their shares to a third party.

On January 19, 2007, On2 received a revised draft of the exclusivity agreement and summary of principal terms from the advisors to the Hantro securityholders, which proposed:

•	an exchange of shares pursuant to which On2 would acquire 100% of the equity securities of Hantro in exchange for 58,767,995 registered On2 shares, or 35%, of On2’s common stock, without any additional allocation of shares to Hantro’s management;
•	a cash alternative for those Hantro securityholders who desired cash for a portion of their Hantro securities;
•	an escrow amount equal to 10% of the share consideration, to be held for one year, with the liability of the Hantro securityholders generally being limited to the shares held in escrow;
•	that the representations and warranties of the Hantro securityholders generally survive for one year, with certain exceptions; and
•	the release of certain shares from the lock-up agreements beginning 90 days after the closing date.

In all other respects, On2’s proposal was accepted.

After reviewing estimates of Hantro’s 2006 financial performance and detailed information provided by Hantro’s representatives as to the allocation of proceeds from the contemplated exchange, On2 sent a letter to the representatives of the Hantro securityholders on January 29, 2007 with a revised summary of principal terms agreeing to the share exchange structure and to payment of the exchange consideration with a combination of shares and cash, together with the following other terms:

•	issuing 58,000,000 shares to Hantro’s securityholders, reduced by the actual aggregate number of shares that On2 would issue to fund the expenses of the sellers and their Finnish income tax liabilities;
•	proposing that each Hantro securityholder could elect to receive cash in lieu of shares to pay Finnish income tax arising from the exchange;
•	proposing that On2 would pay up to €2,400,000 of the transaction expenses of the Hantro securityholders in lieu of shares they would otherwise be entitled to receive;
•	proposing that the baseline for the purchase price adjustment would be set at the time at which the parties executed the definitive agreement;
•	clarifying that On2 would undertake offerings of its shares to finance the cash requirements of the transaction;
•	agreeing to a 10% escrow amount and one year survival period, but reserving on other issues to be addressed during due diligence; and
•	agreeing to a limited release of shares under the lock up agreement to permit the Hantro securityholders to fund their Finnish income tax liabilities.

The Hantro securityholders responded on February 9, 2007, agreeing in all material aspects with On2’s offer, except certain issues related to indemnification.

On February 12, 2007, On2 and Hantro executed the exclusivity agreement containing the terms described above and agreed in principle with respect to the summary of principal terms for the acquisition on a non-binding basis. The principal transaction terms were consideration of 58,000,000 shares of On2’s common stock (approximately 33% of the pro forma entity) to be issued in a direct exchange with the Hantro securityholders, acting through a single authorized representative, including a post-closing adjustment based on stockholders’ equity as of the closing date, and a lock-up period of 180 days. Financial and legal due diligence by both On2 and Hantro commenced and continued through the end of March, 2007.

At the invitation of Mr. Joll, Mr. Kaikkonen and Mr. Salonoja made a presentation to On2’s board of directors at its regular meeting on March 6, 2007. At this meeting, Mr. Kaikkonen presented the benefits that might accrue to On2 from its acquisition of Hantro, including sales and marketing synergies with respect to Hantro’s existing customers.

At its March 6 meeting the board also discussed Hantro’s 2007 financial performance and its deviation from estimates for its 2006 results that Hantro had provided earlier. The board considered various modifications to the structure of the proposed transaction, including a reduction in purchase price and a contingent element of consideration that would be a function of Hantro’s projected 2007 revenues.

On March 7, 2007, representatives of On2 began to discuss with representatives of the Hantro securityholders an offer that would reduce On2’s offer to 40,000,000 shares of its common stock and also provided contingent consideration. On2 believed that contingent consideration would provide a meaningful measure of Hantro’s ability to generate revenues in 2007. The contingent consideration offered was 18,000,000 shares of On2’s common stock to be paid based on Hantro’s financial performance towards a goal of 2007 revenues of €9,228,000. On2 also offered to provide cash to pay the Finnish income taxes to be incurred by the employees on the exchange of their shares, expenses of the sellers in the transaction and €2 million as a cash bonus to management and other employees at closing. The 40,000,000 shares would be reduced by the amount of the cash payments so that the total consideration to be paid to acquire Hantro from its securityholders would be the value of 40,000,000 in shares of On2’s common stock to be issued at closing. On2 further proposed to guarantee all non-shareholder debt (approximately €3.2 million comprised of a €2.2 million TEKES loans and €1.0 million bank facility), if required to extend the maturity of the obligations.

The representatives of the Hantro securityholders responded to On2’s proposals on March 12. On2 suggested that all parties complete their due diligence before attempting resolution of final outstanding issues. At this time On2’s financial advisors evaluated Hantro’s financial statements, including the effects of reconciling those financial statements to United States generally accepted accounting principles. On March 26, 2007, On2’s Executive Committee met, considered the business, financial and legal due diligence reports that had been prepared and agreed to resubmit to Hantro’s representatives the offer that had first been presented on March 7.

On March 28, 2007, the representatives of Hantro’s securityholders replied with several counterproposals and ultimately accepted On2’s summary of principal terms as conveyed on March 26. The exclusivity letter signed on February 8, 2007 remained in place.

On April 13, 2007, after reviewing Hantro’s financial performance for the first quarter of 2007, On2 advised the representatives of the Hantro securityholders that it intended to restructure the consideration offered by proposing a transaction with a consideration of $45 million (assuming that the share price of On2's common stock was between $1.50 and $2.50 per share), payable in stock and cash, with contingent consideration of up to an additional 12,500,000 shares of On2’s common stock based on Hantro’s stand-alone 2007 revenue performance. The amount of cash to be paid at closing would be the estimated sum of the aggregate Finnish income tax liabilities of the Hantro securityholders who are managers or employees of Hantro, the expenses of sale of the securityholders up to a limit of €2,400,000 and a cash bonus of €2,000,000 to be paid to Hantro employees. The Hantro securityholders would allocate the cash portion of the purchase price among those persons who were entitled to receive those payments. The value of the shares to be issued would be determined at closing based on a 10-day volume-weighted average price, but would be subject to an upper price limit of $2.50 and a lower price level of $1.50. The proposed collar around the value of On2 stock implied a maximum issuance of 25,438,817 shares at closing before any contingent consideration, and a maximum issuance of approximately 38,000,000 shares if all contingent consideration were to become payable. On2’s offer with respect to the contingent consideration was structured such that a maximum of 10,000,000 shares could be issued if 2007 revenue exceeded €6.0 million (up to €9.0 million); and a second maximum of 2,500,000 shares could be issued if 2007 revenue exceeded €7.5 million (up to €9.0 million). All other principal terms remained as in the offer made on March 27, 2007. On April 17, 2007, the representatives of Hantro’s securityholders agreed in principle to On2’s revised transaction structure.

On April 17, 2007, On2 agreed with Hambrecht and Oppenheimer that Hambrecht would retain Oppenheimer to perform mergers and acquisition services in connection with the acquisition of Hantro. On2, Hambrecht and Oppenheimer further agreed that Oppenheimer would have the same rights and obligations as Hambrecht, including the obligation to deliver a fairness opinion and the right to indemnification, under the terms and conditions as the December 20, 2006 agreement with Hambrecht. Hambrecht and Oppenheimer each agreed, upon On2’s payment of the agreed fees to Hambrecht, to indemnify On2 from any claims brought by the other for non-payment of fees due under the agreement.

The parties negotiated multiple drafts of the Share Exchange Agreement and its exhibits. On April 25, 2007, On2’s board began to consider the final version of the Share Exchange Agreement as negotiated between the representatives of On2 and the Hantro securityholders. On May 2, 2007, On2’s board completed its discussions with respect to the Hantro acquisition and the Share Exchange Agreement. The board voted unanimously (with Mr. Newman abstaining) to approve the Share Exchange Agreement and to recommend that On2’s stockholders vote to approve the issuance of shares of On2’s common stock in connection with the share exchange and related transactions.

On or about May 9, 2007, the representatives of the Hantro securityholders began to solicit written authorizations from the other Hantro securityholders to bind them to the share exchange. None of the Hantro securityholders that was solicited was a U.S. person. On May 21, 2007, On2 and the authorized representative of the Hantro securityholders executed the Share Exchange Agreement.

On2’s Executive Committee

Purpose of the Executive Committee

On December 20, 2006, the Board authorized its standing Executive Committee to evaluate the potential acquisition of Hantro. The Executive Committee consists of Messrs. Kosowsky, Kopetski and Newman.

Because of his role as outside counsel to On2 in connection with the share exchange, Mr. Newman recused himself from decisions on the transaction.

Recommendation of the Executive Committee and Board of Directors

The Executive Committee and On2’s board of directors have determined that the terms of the share exchange are fair to On2 and are in the best interests of On2 and its stockholders. The Executive Committee and On2’s board of directors have approved the share exchange and declared its advisability.

Interests of Directors, Director Nominees and Executive Officers of On2 in the Share Exchange

Mr. Earo Kaikkonen, Hantro’s chief executive officer, is a Hantro securityholder and will receive approximately $1,019,797 in cash and 0.08% of the shares issued to all of the Hantro securityholders in the share exchange pursuant to Exhibit C of the Share Exchange Agreement which was prepared under the assumption that the price used to value On2’s shares at closing will be between $1.50 and $2.50. In addition, the Share Exchange Agreement provides that, as a condition to closing, Mr. Kaikkonen will enter into a management employment agreement with Hantro. See “Summary of Transaction Documents — Management Employment Agreement” below at page 50 for a description of this agreement.

Pursuant to the Share Exchange Agreement, On2 has nominated Mr. Salonoja, who is an affiliate of a Hantro securityholder and a director of Hantro, for election to On2’s board of directors. If elected, Mr. Salonoja will not serve as an independent director of On2 unless and until the share exchange is completed. As a director of On2, Mr. Salonoja will be eligible to receive compensation in that capacity.

Dissenters' Rights

On2 is a Delaware corporation and is governed by the Delaware General Corporation Law (“DGCL”). Under the DGCL, the holders of On2’s voting securities are not entitled to dissenter’s rights with respect to the Proposals set forth in this prospectus.

SUMMARY OF TRANSACTION DOCUMENTS

The Share Exchange Agreement

The following is a summary of the material terms of the Share Exchange Agreement. This summary is subject to, and is qualified in its entirety by reference to, the Share Exchange Agreement attached to this prospectus as an exhibit. We encourage you to read this entire prospectus, including the Share Exchange Agreement, carefully and in its entirety.

On May 21, 2007, On2 entered into a Share Exchange Agreement with Nexit Ventures Oy, in its capacity as the authorized representative of the holders of all outstanding securities and stock options of Hantro. Pursuant to the Share Exchange Agreement, we have agreed to consummate the share exchange whereby:

•	On2 will acquire all of the issued and outstanding shares of capital stock of Hantro and all outstanding stock options of Hantro. In exchange, we have agreed to pay at closing total consideration valued at $45,000,000, of this amount $6,841,775 will be payable in cash and the remaining $38,158,225 in shares of On2’s common stock valued at the closing of the transactions contemplated by the Share Exchange Agreement. The number of shares which On2 will issue at the closing will be determined based on the Closing Share Price, subject to an upper limit of $2.50 per share and a lower limit of $1.50 per share. Therefore, depending on the price of On2's stock at the closing, the value of On2's shares at closing may be more or less than $38,158,225, and will also be subject to the closing net worth adjustment as described below;
•	If the Closing Share Price is between $1.50 and $2.50 per share, the total value of the shares to be issued by On2 at the closing will equal $38,158,225. If the Closing Share Price is $1.50 per share or less, On2 will issue 25,438,817 shares, and the total value of those shares will be 25,438,817 multiplied by the market price of the shares. If the Closing Share Price is $2.50 per share or more, On2 will issue 15,263,290 shares, and the total value of those shares will be 15,263,290 multiplied by the market price of the shares. Assuming that the market price at closing of the share exchange were the closing market price of On2’s common stock on August 10, 2007, the shares to be issued to the Hantro securityholders at the closing, prior to adjustment, would represent approximately 18% of On2’s outstanding common stock as of July 31, 2007, after giving effect to the share exchange;
•	the number of shares which On2 will issue at the closing will be adjusted based on the difference between Hantro’s actual closing net worth and the baseline of Hantro’s closing net worth set forth in the Share Exchange Agreement (negative €3,450,000). If the actual closing net worth is more than the baseline, On2 will pay the net worth surplus to the Hantro securityholders by issuing On2’s common stock in such number equal to the net worth surplus divided by the Closing Share Price. If the actual closing net worth is less than the baseline, the Hantro securityholders will pay the net worth deficiency by cash or by returning On2’s common stock to On2 in such number equal to the net worth deficiency divided by the Closing Share Price. On2 will prepare a balance sheet setting forth Hantro’s closing net worth. If the Hantro securityholders disagree with the amount set forth on the balance sheet, they may be entitled to dispute such amount during a limited period. In such case, the dispute will ultimately be resolved by an independent accountant jointly designated by the independent public accountants of both On2 and Hantro;
•	On2 is obligated to issue additional shares of its common stock to the Hantro securityholders if Hantro’s net revenue for the fiscal year 2007 exceeds €6,000,000. The maximum additional shares which may be issued will be 12,500,000 shares if Hantro’s net revenue for 2007 exceeds €9,000,000. Hantro’s net revenue for the fiscal year 2007 will be calculated based on the net revenue of Hantro and its subsidiary as if Hantro had continued post-closing on a stand-alone basis independent of On2. Further, all license, maintenance and support, and services revenue associated with (a) all Hantro products based on Hantro’s RTL code, and all other H.264, VC1 and similar software licenses and royalty payments and (b) all Hantro products with which any of On2’s products are integrated (e.g., If VP6 is integrated with a Hantro product and the Hantro product is sold, the entire revenue amount of such sale) will be included in Hantro’s net revenue. As of June 30, 2007, Hantro’s net revenue was approximately €3,550,000. Hantro’s revenues for 2006 were approximately €7,191,000;

•	of the shares to be delivered to the Hantro securityholders at the closing under the Share Exchange Agreement, 2,000,000 shares of On2’s common stock will be delivered into escrow for a period of one year from the closing date to secure the indemnification obligations of the Hantro securityholders. These shares will be cancelled if On2 makes a claim for indemnification in accordance with the applicable terms of the Share Exchange Agreement and the claim is resolved in On2’s favor. The shares will remain in escrow for one year. At the end of the one year period, the shares will be released from escrow and delivered to the Hantro securityholders, except for the portion that has a value equal to the aggregate dollar amount of all the outstanding claims for indemnification unresolved at such time. Any dividends paid on the escrowed shares during the pendency of the escrow will be added to the property that the escrow agent holds and will be available for distribution under the terms of escrow agreement; and
•	each Hantro securityholder’s ownership of the shares and options of Hantro as of the date of the Share Exchange Agreement, and the amount of cash to be issued to each of such Hantro securityholders on the closing date, are set forth on an exhibit to the Share Exchange Agreement to the Share Exchange Agreement. This exhibit also sets forth an example of the calculation of the allocation of the shares of On2’s common stock to be issued to each Hantro securityholder on the closing date. This example is based on the assumptions that the Closing Share Price will be between $1.50 to $2.50, the rate of exchange for the US dollar to the Euro will be the same as the date of the Share Exchange Agreement and that there will be no closing net worth adjustment. The actual number of shares and escrow shares of On2’s common stock to be issued to each of the Hantro securityholders on the closing date will be adjusted accordingly. Further, the number of shares of On2’s common stock which shall be issued on the closing date to a Hantro securityholder who is also a lender to Hantro pursuant to a certain loan agreement, as a repayment of such loan, will be deducted from the aggregate amount of shares to be issued to the Hantro securityholders, as described in the Section entitled “Covenants of On2” below.

The consummation of the share exchange requires the approval of On2’s stockholders, and is subject to a number of conditions to closing as more fully described below. The Share Exchange Agreement provides that the share exchange is to be closed on the third business day after each of the conditions set forth in that agreement have been satisfied or waived, but no later than November 30, 2007, or on such other date as the parties may agree in writing.

The number of shares to be issued in the share exchange (including the shares to be delivered into escrow for a period of one year) will be reduced proportionately by the proposed reverse stock split if it is approved and is thereafter effected.

Representations and Warranties

The Share Exchange Agreement contains representations and warranties made by the Hantro securityholders relating to themselves and to Hantro, on the one hand, and by On2 on the other, regarding their Hantro’s and On2’s respective subsidiaries, businesses, financial statements, as well as other general matters, including the following:

•	corporate organization, corporate power and capital structure;
•	absence of any breach of the certificate of incorporation, bylaws or any regulation due to the execution of the Share Exchange Agreement;
•	corporate power and capital structure of subsidiaries;
•	financial statements;
•	intellectual property and software;
•	accuracy of the information supplied by the representing party for inclusion in our proxy statement;
•	absence of liabilities and indebtedness;
•	absence of material adverse effects since December 31, 2005;

•	compliance with applicable laws, and possession and compliance with all permits required for the operation of business;
•	litigation;
•	accounts receivable;
•	suppliers and customers;
•	material contracts and the absence of breaches of material contracts;
•	employee benefit plans and labor relations;
•	real estate and personal property matters;
•	tax matters;
•	insurance matters;
•	absence of interested party transactions;
•	environmental matters;
•	no misleading statements; and
•	brokers used and fees payable in connection with the share exchange.

On2 has made further representations and warranties, among others, on the following:

•	corporate authorization, including board approval, to enter into and carry out the obligations provided in the Share Exchange Agreement; and
•	filings with the SEC of all requisite documents and the truthfulness thereof.

The Hantro securityholders have made representations and warranties as to themselves, among other things, on the following:

•	ownership of the issued and outstanding shares and options of Hantro and On2’s receipt of good title to those shares and options upon consummation of the share exchange;
•	execution of the Share Exchange Agreement and the validity and enforceability thereof; and
•	the absence of any breach of agreements, applicable laws or regulations by the Hantro securityholders due to the execution of the Share Exchange Agreement.

These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects, and expire at the first anniversary of the closing date of the share exchange with certain exceptions.

Exceptions to the representations and warranties are provided in the disclosure schedules prepared by each party.

Covenants of On2

On2 agreed, among other things, to:

•	prepare and file with the SEC a document to solicit shareholder votes and to register the shares to be issued by On2 to the Hantro securityholders and to use all reasonable efforts to have it declared effective promptly by the SEC;
•	hold a special meeting of On2’s stockholders to, among other things, (i) amend On2’s Certificate of Incorporation to increase the number of authorized shares, (ii) obtain approval of shareholders for issuing shares to the Hantro securityholders, and (iii) modify the total number of On2’s directors to nine (9) people and elect one director named by a major Hantro securityholder;

•	pay fees that On2 incurred in connection with the Share Exchange Agreement, any share transfer taxes arising out of the share exchange, and the fees and expenses of incurred for outside advisors in connection with preparing Hantro’s financial statements containing reconciliation from Finnish GAAP to U.S. GAAP;
•	not induce any person employed by Hantro or its affiliates to leave the employ of Hantro or to work for On2, from the date of the Share Exchange Agreement and the earlier of the closing date and the second anniversary of such agreement;
•	conduct On2’s business in the ordinary course consistent with its past practices until the closing date;
•	not make changes to the business, operations or financial reporting procedures of the combined company post-closing that might reasonably be expected to result in a material adverse effect on Hantro’s ability to attain the 2007 net revenue target which will be the basis for determining the number of additional shares to be issued by On2, unless any such changes are reasonable requirements of the combined business, the result of compliance with regulatory or accounting requirements, or deemed necessary by management which is material in its nature. On2 must provide advance notice of such purported change to the authorized representative and the authorized representative may discuss with On2 and propose alternatives within 12 business days. On2 will make good faith efforts to incorporate VP6 and possibly VP7 into Hantro’s 8000 series product;
•	grant Hantro reasonable access to On2’s personnel, properties, contracts, books and records;
•	promptly notify the Hantro securityholders if the occurrence or non-occurrence of any event is likely to cause any of On2’s representations, warranties or covenants to become untrue in any material respect;
•	comply with all legal requirements imposed, and obtain all necessary consents, with respect to the Share Exchange Agreement; and
•	after Hantro has applied all available cash on the day prior to the closing date for repayment of the principal of its loan pursuant to a loan agreement entered among Hantro and one of the Hantro securityholders in May 2007 under which up to €1,000,000 may be borrowed, to repay, on the closing date, the remainder of such loan (principal, if any, and accrued interest), On2 will pay the remainder amount outstanding on the Closing Date by issuing to such Hantro securityholder shares of On2’s common stock in the number that equals the amount of the remaining loan divided by the Closing Share Price. That number of shares issued will be reduced from the aggregate number of shares to be issued to the Hantro securityholders pursuant to the share exchange on the closing date.

Covenants by Hantro Securityholders

The Hantro securityholders agreed, among other things, to:

•	cause Hantro to provide On2 with all information necessary in order to prepare the proxy statement, and upon any event of Hantro which requires an amendment or a supplement to the proxy statement, to provide any such information;
•	waive all rights to redeem any shares or options transferred to On2;
•	cause one of Hantro’s major securityholders to designate one person for election as a director of On2;
•	pay the fees and expenses of the Hantro securityholders and their representatives incurred in connection with the Share Exchange Agreement, including the fees and expenses to KPMG to audit Hantro’s financial statements containing reconciliation from Finnish GAAP to U.S. GAAP;
•	cause to be delivered to On2, no later than June 4, 2007, Hantro’s audited and unaudited financial statements containing reconciliation from Finnish GAAP to U.S. GAAP;

•	cause Hantro to borrow, from time to time, up to €1,000,000, pursuant to a loan agreement among Hantro and certain Hantro securityholders in May 2007, as required for Hantro’s working capital purposes and, further, to cause Hantro to apply all available cash of Hantro on the day prior to the closing date to the repayment of the principal amount of the loan outstanding on the closing date;
•	cause Hantro to conduct its business in the ordinary course consistent with its past practices until the closing date. In particular, Hantro may not (a) incur any additional indebtedness for borrowed money except for those disclosed to On2, (b) pay any dividend or make cash contribution to the Hantro securityholders except for those under existing employment agreements, (c) make any capital expenditures in excess of certain limits, (d) issue, grant or allocate any securities which can be converted into shares. As an exception to (d), the Hantro securityholders agreed to cause Hantro to convert two loans made by certain Hantro securityholders in January and April, 2007, in the aggregate principal amount of €1,850,000 into equity by issuing 11,985,747 additional series D shares to such Hantro securityholders prior to the closing date;
•	cause Hantro to grant On2 reasonable access to Hantro’s personnel, properties, contracts, books and records;
•	cause Hantro and its affiliates not to induce any person employed by On2 or its affiliates to leave On2’s employ or to work for Hantro, from the date of the Share Exchange Agreement and the earlier of the closing date and the second anniversary of such agreement;
•	promptly notify On2 if the occurrence or non-occurrence of any event is likely to cause any of the Hantro securityholders’ representations or warranties to become untrue in any material respect; and
•	comply with all legal requirements imposed with respect to the Share Exchange Agreement.

Conditions for On2 to Close

On2’s obligation to close the share exchange is subject to, among other things, the satisfaction of the following conditions, at or prior to closing:

•	the accuracy of the representations and warranties of the Hantro securityholders in, and the performance of all obligations of the Hantro securityholders and the authorized representative, in all material respects, under, the Share Exchange Agreement;
•	the approval by On2’s stockholders of the issuance of the exchange shares and contingent consideration and the amendment of the Certificate of Incorporation;
•	On2’s raising at least $20,000,000 in one or more equity offerings;
•	the execution of a management employment agreement between Hantro and Eero Kaikkonen substantially in the form agreed upon in the Share Exchange Agreement;
•	approval for listing of the shares of common stock that will be issued to the Hantro securityholders on the American Stock Exchange;
•	the non-occurrence of a material adverse effect with respect to Hantro;
•	the SEC’s declaration of effectiveness of the registration statement;
•	the resignation of all current officers and directors of Hantro;
•	the amendment of, or waivers under, loan agreements or grant agreements from all lenders of Hantro and TEKES so that execution of the Share Exchange Agreement will not result in the acceleration of Hantro’s debt or modification of any terms;
•	deliveries of required documents by the Hantro securityholders or their authorized representative to On2;
•	any applicable waiting period under any antitrust regulation has expired; and
•	no decree or injunction from any court prohibiting the share exchange or the Share Exchange Agreement.

Conditions for Hantro Securityholders to Close

The obligation of the Hantro securityholders to close the share exchange is subject to, among other things, the satisfaction of the following conditions, at or prior to closing:

•	the accuracy of the representations and warranties in, and the performance of all obligations of On2, in all material respects, under the Share Exchange Agreement;
•	the approval of On2’s stockholders on the proposed matters to be voted on at their meeting;
•	effectiveness of the registration statement, and no stop order being in effect;
•	the non-occurrence of a material adverse effect with respect to On2;
•	deliveries of required documents by On2;
•	any applicable waiting period under any antitrust regulation has expired; and
•	no decree or injunction from any court prohibiting the share exchange or the Share Exchange Agreement.

Indemnification by the Hantro Securityholders

The Hantro securityholders have agreed, subject to certain limitations, to indemnify and hold On2, and its subsidiaries, officers, directors, employees, representatives and agents, harmless from and against any and all losses and expenses which any of such persons actually incurs, arising out of or in connection with:

•	any claims alleging breach or default in connection with any of the representations or covenants of the Hantro securityholders;
•	any proceedings involving Hantro, its subsidiaries or any Hantro securityholders, or any proceedings brought by any Hantro securityholders disputing the number of On2 shares to be issued;
•	all taxes imposed on Hantro and its affiliates up to the closing date;
•	any fees or expenses incurred by any person on behalf of the Hantro securityholders or their advisors in connection with the share exchange; and
•	any claims of Finnish income tax payment from any of the Hantro securityholders as a result of the share exchange.

Neither party may bring a claim for indemnification unless it gives written notice of such claim to the escrow agent and the authorized representative. If the authorized representative objects to any claim, the parties must attempt in good faith to resolve the claim within 15 days. If the parties cannot resolve the claim after an additional 15 days, the matter shall be settled by binding arbitration before a panel of one arbitrator sitting in New York, NY, if brought by the authorized representative, and in Helsinki, Finland, if brought by On2. The indemnification will be effective for one year from the closing date with certain exceptions.

Limitations on Indemnification

The duty of the Hantro securityholders to indemnify pursuant to the Share Exchange Agreement is subject to certain limitations, including among other things, the following:

•	the Hantro securityholders may not be required to indemnify any indemnified party unless and until the amount of any losses subject to indemnification claims exceeds a threshold of $20,000 per claim and $2,000,000 in the aggregate;
•	if the aggregate amount of losses exceeds the $2,000,000 threshold, then the indemnified party shall be entitled to indemnification in the full amount of its losses for all claims that exceed the individual claim threshold;
•	claims for any fees incurred by any person on behalf of the Hantro securityholders or their advisors, any Finnish income tax payment and any payment due to the breach of Hantro securityholders’ representation as to certain ownership of intellectual property and the full payment in consideration thereof, will not be subject to any individual claim threshold or aggregate claim threshold;

•	claims that arise out of fraud or intentional misrepresentation are not subject to the aggregate claim threshold; and
•	the indemnity obligation of the Hantro securityholders to indemnify is limited in most cases to the escrow shares then held by the escrow agent. If, however, the obligation to indemnify arises out of a breach of any of the Hantro securityholders’ representations (except as to the fees incurred in connection with the Share Exchange Agreement), or of a representation of Hantro’s corporate status or capital structure, the loss limit will be the aggregate value of the shares of the common stock that were issued to the Hantro securityholders pursuant to the Share Exchange Agreement (including the escrow shares and the contingent consideration held by such securityholders). In addition, if the obligation to indemnify arises out of fraud or intentional misrepresentation, claims for any fees incurred by any person on behalf of the Hantro securityholders or their advisors, or claims for any Finnish income tax payment, there is no loss limit.

Method of Indemnification

Indemnification will be made by the Hantro securityholders as follows:

•	except as stated below, the authorized representative will instruct the escrow agent to redeliver to On2 such loss equivalent shares from the escrow shares;
•	if the loss arises out of a breach of any of the Hantro securityholders’ representations (except as to the fees incurred in connection with the Share Exchange Agreement), the respective Hantro securityholder will redeliver to On2 the loss equivalent shares issued by On2 to such Hantro securityholder. If such shares are not sufficient to cover the loss that On2 incurred, the escrow shares owned by such Hantro securityholder will also be delivered to On2;
•	if the obligation to indemnify arises out of a breach of a representation as to Hantro’s corporate status or capital structure, the Hantro securityholders will jointly and severally be obligated to redeliver to On2 the loss equivalent shares that On2 issued to them; and
•	if the obligation to indemnify arises out of fraud or intentional misrepresentation, claims for any fees incurred by any person on behalf of the Hantro securityholders or their advisors, or claims for any Finnish income tax payment, there is no limit on the means for obtaining indemnification from the Hantro securityholders.

No Consequential Damages; Insurance Proceeds and Tax Benefits

The Hantro securityholders will not be liable for On2’s, its representatives, or affiliates lost profits, revenues, indirect or consequential losses. The amount that any Hantro securityholder may be required to pay pursuant to the indemnification provisions of the Share Exchange Agreement will be reduced by any insurance proceeds or tax benefits recovered by On2, its representatives, or affiliates in relation to the claim giving rise to such losses.

Termination

On2 and the authorized representative may terminate the Share Exchange Agreement at any time prior to the consummation of the share exchange by mutual written consent. In addition, either On2 or the authorized representative may terminate the Share Exchange Agreement if:

•	the share exchange is not consummated by November 30, 2007; or
•	On2 does not obtain the required vote of its stockholders at the annual meeting.

In addition, On2 may terminate the Share Exchange Agreement at any time prior to the consummation of the share exchange if any of the conditions for On2 to close the transactions contemplated by the Share Exchange Agreement has not been satisfied or waived by On2.

The Hantro securityholders may terminate the Share Exchange Agreement at any time prior to the consummation of the share exchange if:

•	On2’s board of directors withdraws or modifies its recommendation that On2’s stockholders vote in favor of the proposals with regards to the share exchange; or

•	any of the conditions for the Hantro securityholders to close the transactions contemplated by the Share Exchange Agreement has not been satisfied or waived by the Hantro securityholders.

If the Share Exchange Agreement is terminated, all obligations of the parties will be void, except for each party’s obligation not to induce the employees of On2 or Hantro, as the case may be, to leave its employ or work for On2 or Hantro. However, neither On2 nor the Hantro securityholders is relieved from any liability for its breach of any terms in the Share Exchange Agreement, and all rights of the non-breaching party will be preserved.

Lock-Up Agreement

At the closing under the Share Exchange Agreement, each Hantro securityholder will deliver its agreement not to offer, sell or otherwise dispose of the shares issued by On2 pursuant to the Share Exchange Agreement, or request the registration for the offer and sale of, or enter into any hedging transaction for, any of such shares, with certain exceptions, for the 180 days after the closing of the share exchange, except that:

•	from the 90th day after the closing, each Hantro securityholder may sell 25% of the shares issued to it; and
•	during each 30-day period thereafter, each Hantro securityholder may sell an additional 25% of the shares issued to it; and

so long as, until the 180th day after the closing, the Hantro securityholders do not sell more than 400,000 shares per day and the average daily trading volume for the 30-day period prior to the date of disposition exceeds 2 million shares of On2’s common stock.

The above restrictions do not apply to the shares of On2’s common stock that are received as payment for the loan to Hantro in May 2007.

No restrictions will apply to dispositions made 180 days after the closing.

The Lock-Up Agreement also provides that all dispositions of On2 shares by the Hantro securityholders will be subject to applicable U.S. securities laws, including resale restrictions imposed by Rule 144 promulgated under the Securities Act of 1933.

The form of the Lock-Up Agreement is attached to this prospectus as an exhibit.

Management Employment Agreement

As a condition of closing the Share Exchange Agreement, Hantro is required to enter into an employment agreement with its key employee, Eero Kaikkonen. Under the Management Employment Agreement, Mr. Kaikkonen is to receive a base salary of €7,810 per month, subject to annual review. For each fiscal year of Hantro beginning after December 31, 2007 and ending during the term of the agreement, Mr. Kaikkonen will be eligible to receive an annual bonus upon the achievement of specified corporate financial performance goals/sales benchmarks, to be defined by the Company’s Compensation Committee or other committee of the Company’s Board of Directors. Mr. Kaikkonen will be entitled to participate in any benefit plans or arrangements sponsored or maintained by Hantro from time to time voluntarily or as required by Finnish law for its senior executives, subject to the terms and conditions of such plans, arrangements or mandatory Finnish law. Mr. Kaikkonen’s entitlement to benefits shall be determined in accordance with Hantro’s practices in force from time to time. From time to time, On2’s board of directors will review the performance of Hantro and Mr. Kaikkonen and, in its sole discretion, may grant stock options, shares of restricted stock or other equity-based incentives to Mr. Kaikkonen to reward extraordinary performance and to encourage Mr. Kaikkonen’s future efforts on behalf of Hantro. The agreement will be governed by the Finnish law and as such, the term will be indefinite, Hantro may terminate the agreement with or without notice, as applicable, and the key employee will be subject to a separate non-competition/confidentiality agreement. The form of the Management Employment Agreement is attached to this prospectus as an exhibit.

Escrow Agreement

To secure the performance by the Hantro securityholders of their obligations to indemnify the Company under the Share Exchange Agreement, on the Closing Date 2,000,000 shares of On2’s common stock, reduced proportionately by the proposed reverse stock split if it is approved and is thereafter effected, will be delivered into escrow for a period of one year from the closing date to secure the indemnification obligations of the Hantro securityholders. These shares will be cancelled if On2 makes a claim for indemnification in accordance with the applicable terms of the Share Exchange Agreement and the claim is resolved in On2’s favor. The shares will remain in escrow for one year. At the end of the one year period, the shares will be released from escrow and delivered to the Hantro securityholders, except for such portion having a value equal to the aggregate dollar amount of all the outstanding claims for indemnification unresolved at such time. Any dividends paid on the escrowed shares during the pendency of the escrow will be added to the property that the escrow agent holds and will be available for distribution under the terms of the escrow agreement. The form of the Escrow Agreement is attached to this prospectus as an exhibit.

DESCRIPTION OF CAPITAL STOCK

We are incorporated in the State of Delaware. The rights of our stockholders are generally covered by Delaware law and our certificate of incorporation and our bylaws. The terms of our capital stock are therefore subject to Delaware law, including the Delaware General Corporation Law (“DGCL”) and the common and constitutional law of Delaware. Our certificate of incorporation was filed as Exhibit 3.1 to our Annual Report on Form 10-K filed on April 1, 2001 and our bylaws were filed as Exhibit 3.2 to our Annual Report on Form 10-K filed on March 15, 2002.

We are authorized to issue up to 150,000,000 shares of Common Stock, par value $0.01 per share and 20,000,000 shares of preferred stock, par value $0.01 per share. Of the 150,000,000 authorized shares of Common Stock, as of July 30, 2007, 116,089,021 shares were issued and outstanding, representing approximately 77% of the total authorized shares of our Common Stock. Our Common Stock is quoted on the American Stock Exchange under the symbol “ONT.” Of the 20,000,000 authorized shares of preferred stock, as of June 30, 2007, 677,700 shares of were issued and outstanding. The outstanding shares of preferred stock are convertible into shares of our Common Stock.

Meetings

Meetings of our stockholders are held at least annually. Unless waived, a written or printed notice must be mailed to each stockholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of shares entitled to vote constitutes a quorum for the transaction of business at meetings of stockholders. Special meetings of the stockholders may be called for any purpose by our President or by our Board of Directors, and shall be called by the President at the request of the holders of not less than 10% of all outstanding shares entitled to vote at the meeting.

Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock under this prospectus. If we issue preferred stock, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the Securities and Exchange Commission.

Our Board of Directors can, without approval of shareholders, issue one or more series of preferred stock. The Board of Directors can also determine the number of shares of each series and the rights, preferences and limitations of each series including the maximum number of shares in the series, designation, voting rights, conversion rights, redemption rights and any liquidation preferences, and the terms and conditions of issue. Under certain circumstances, preferred stock could restrict dividend payments to holders of our Common Stock. The preferred stock will, when issued, be fully paid and non-assessable.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter or if notice is otherwise required to be given to holders of the preferred stock.

Common Stock

All shares of Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of Common Stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors.

The shares of our Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares.

In the event of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the preferred stock. All shares of the Company's Common Stock issued and outstanding are fully-paid and nonassessable.

Holders of shares of Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock when, as and if declared by the Board of Directors out of funds legally available therefor, after requirements with respect to preferential dividends on, and other matters relating to, the preferred stock, if any, have been met. The Company has not paid any dividends on its Common Stock and intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of the Company.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws and the DGCL include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock.

Blank Check Preferred Stock. Our Board of Directors is authorized to issue up to 20,000,000 shares of preferred stock (less any outstanding preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of our common stock.

Delaware Business Combination Statute. Section 203 of the DGCL prevents an “interested stockholder” from engaging in a “business combination” with a Delaware corporation for three years following the date the person became an interested stockholder, unless:

•	prior to the date the person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;
•	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns stock having at least 85% of all voting power of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or
•	on or subsequent to the date of the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of all voting power not attributable to shares owned by the interested stockholder.

The statute defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested stockholder;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested stockholder of 10% or more of the assets of the corporation;
•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;
•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; or
•	the receipt by an interested stockholder of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of the definition of a “business combination,” the term “corporation” also includes the corporation’s majority-owned subsidiaries.

In addition, Section 203 defines an “interested stockholder,” generally, as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation at any time within the three-year period prior to the time of determination of interested stockholder status, and any affiliate or associate of such person.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Company's Common Stock is Corporate Stock Transfer, Inc., 370 Seventeenth Street, Suite #2350, Denver, Colorado 80202.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed upon for us by McGuireWoods LLP. William A. Newman, a partner of McGuireWoods LLP, is one of our directors and beneficially owned less than one percent of our Common Stock, as of August 28, 2007.

EXPERTS

The financial statements as of and for the year ended December 31, 2006 incorporated in this prospectus by reference to the 2006 Annual Report on Form 10-K of On2 Technologies, Inc. have been so incorporated in reliance on the report of Eisner LLP, independent registered public accounting firm, given on the authority of the said firm as experts in auditing and accounting.

The consolidated financial statements of Hantro Products Oy as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been included herein in reliance upon the report of KPMG Oy Ab, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy this prospectus and any document we file with the Securities and Exchange Commission, without charge at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of The American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus information we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus.

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference into the prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on March 23, 2007; Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on April 30, 2007;
•	Amendment No. 2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on May 10, 2007;
•	our Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on August 24, 2007;
•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007; and
•	our Current Reports on Form 8-K and 8-K/A filed with the Securities and Exchange Commission on March 12, 2007, May 22, 2007, June 20, 2007, July 16, 2007, August 3, 2007 and August 23, 2007.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED COMBINED
FINANCIAL STATEMENTS

Summary of Selected Unaudited Pro Forma Consolidated Condensed Combined Financial Data

The Unaudited Pro Forma Consolidated Condensed Combined Financial Statements and explanatory notes of the combined business set forth below give effect to the Share Exchange Agreement with the shareholders of Hantro Products Oy (“Hantro”). The share exchange will be accounted for as a purchase business combination as defined in Statement of Financial Accounting Standards No. 141 Business Combinations (“SFAS No. 141”). For accounting purposes, On2 will be the acquiring enterprise in the transaction, since, at the time of consummation, current On2 stockholders will own a majority of the outstanding common stock of On2, On2’s board of directors will control a plurality of the board of directors, and the On2 Chief Executive Officer will continue in that capacity for On2.

The Unaudited Pro Forma Consolidated Condensed Combined Statements of Operations for the six months ended June 30, 2007 and the year ended December 31, 2006 are based on the historical financial statements of On2 and Hantro, after giving effect to the acquisition of Hantro as if the share exchange had taken place on January 1, 2007 and January 1, 2006, the first day of the respective periods. The Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet is presented to give effect to the share exchange as if it occurred on June 30, 2007, and combines the balance sheet for On2 as of June 30, 2007 with the balance sheet of Hantro as of June 30, 2007 and reflects the allocation of the purchase price to the Hantro assets acquired and liabilities assumed. The consideration payable to the Hantro stockholders is subject to certain post closing adjustments. The net effect of the post closing adjustments may be to increase or decrease the number of shares of common stock ultimately issued to the Hantro stockholders; because the impact of these provisions currently cannot be determined, they have not been included in these Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

The Unaudited Pro Forma Consolidated Condensed Combined Financial Statements are based on estimates and assumptions that are preliminary and do not purport to represent what On2’s results of operations or financial position actually would have been if the share exchange had been consummated on the date or for the periods indicated or what such results will be for any future date or any future period. In addition, the financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the share exchange. Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ materially from the information presented herein.

The Unaudited Pro Forma Consolidated Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of On2 included in On2’s Form 10-K for the year ended December 31, 2006, its quarterly report on Form 10-Q for the six months ended June 30, 2007 and the historical financial statements of Hantro (after conversion to US GAAP and translated to US Dollars) for the year ended December 31, 2006 and the six months ended June 30, 2007.

On2 Technologies, Inc.
Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet
at June 30, 2007
(in thousands)

	Historical On2	Historical Hantro*		Pro Forma Adjustments	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$10,369	$96	a	$(688)
			b	(6,842)
			c	20,000	$22,935
Marketable securities, at market	96				96
Accounts receivable	2,277	3,629			5,906
Prepaid expenses and other current assets	259	385			644
Total current assets	13,001	4,110		12,470	29,581
Acquired software, net	367	—			367
Other acquired intangibles, net	85	—	d	25,500	25,585
Goodwill	244	—	d	35,877	36,121
Property and equipment, net	261	244			505
Deferred acquisition costs	1,107		e	(1,107)	—
Other assets	131	—			131
Total assets	$15,196	$4,354		$72,740	$92,290
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,240	$1,020			$2,260
Accrued expenses	—	1,535			1,535
Deferred revenue	648	523			1,171
Notes payable, current	143	2,474			2,617
Capital lease obligation	21				21
Other current liabilities	—	648			648
Total current liabilities	2,052	6,200			8,252
Capital lease obligation, excluding current portion	23	—			23
Notes payable, non-current	—	3,128			3,128
Deferred tax liability	—		f	$9,563	9,563
Other non-current liabilities	—	45			45
Total liabilities	2,075	9,373		9,563	21,011

Series D convertible redeemable preferred stock	677	—			677
Stockholders' equity:
Common stock	1,161	257	g	(257)
			c	150
			d	254	1,565
Additional paid-in capital	139,452	31,288	c	19,850
			g	(31,288)
			d	37,904	197,206
Accumulated other comprehensive loss	(51)				(51)
Accumulated deficit	(128,118)	(36,564)	h	36,564	(128,118)
Total stockholders’ equity	12,444	(5,019)		63,177	70,602
Total liabilities and stockholders’ equity	$15,196	$4,354		$72,740	$92,290

*	As adjusted to comply with US GAAP

The accompanying notes are an integral part of these unaudited pro forma consolidated condensed combined financial statements.

On2 Technologies, Inc.
Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2007
(amounts in thousands, except per share data)

	Historical On2	Historical Hantro		Pro Forma Adjustments	Pro Forma Combined
Revenue	$5,369	$4,720			$10,089
Operating expenses:
Cost of revenue	812	1,089			1,901
Research and development	1,075	3,450			4,525
Sales and marketing	1,264	968			2,232
General and administrative	2,167	545	i	$2,133	4,845
Total operating expenses	5,318	6,052		2,133	13,503
Income (loss) from operations	51	(1,332)		(2,133)	(3,414)
Interest and other expense, net	(3,585)	(376)			(3,961)
Loss before provision for income taxes	(3,534)	(1,708)		(2,133)	(7,375)
Provision for income taxes:
Current tax provision	7	53			60
Deferred tax benefit	—	—	j	(800)	(800)
	7	53		(800)	(740)
Net loss	(3,541)	(1,762)		(1,333)	(6,636)
Convertible preferred stock 8% dividend	71	—			71
Net loss attributable to common stockholders	$(3,612)	$(1,762)		$(1,333)	$(6,707)
Net loss per common share, basic and diluted	$(0.03)		k	$(.03)	$(.05)
Weighted average basic and diluted common shares outstanding	107,698		k	40,440	148,138

*	As adjusted to comply with US GAAP

The accompanying notes are an integral part of these unaudited pro forma consolidated condensed combined financial statements.

On2 Technologies, Inc.
Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations
For the Year Ended December 31, 2006
(in thousands, except per share data)

	Historical On2	Historical Hantro*		Pro Forma Adjustments	Pro Forma Combined
Revenue	$6,572	$8,974			$15,546
Operating expenses:
Cost of revenue	2,328	1,950			4,278
Research and development	1,070	6,423			7,493
Sales and marketing	1,196	2,459			3,655
General and administrative	5,568	1,004	i	$4,267	10,839
Total operating expenses	10,162	11,836		4,267	26,265
Loss from operations	(3,590)	(2,862)		(4,267)	(10,719)
Interest and other expense, net	(1,226)	(181)			(1,407)
Loss before provision for income taxes	(4,816)	(3,043)		(4,267)	(12,126)
Provision for income taxes:
Current tax benefit	30	23			53
Deferred tax benefit			j	(1,600)	(1,600)
	30	23		(1,600)	(1,547)
Net loss	(4,846)	(3,066)		(2,667)	(10,579)
Convertible preferred stock deemed dividend	68	—			68
Convertible preferred stock 8% dividend	285	—			285
Net loss attributable to common stockholders	$(5,199)	$(3,066)		$(2,667)	$(10,932)
Net loss per common share, basic and diluted	$(0.05)		k	$(.07)	$(.08)
Weighted average basic and diluted common shares outstanding	96,642		k	40,440	137,082

*	As adjusted to comply with US GAAP

The accompanying notes are an integral part of these unaudited pro forma consolidated condensed combined financial statements.

Note 1 Basis of Presentation

The Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations for the six months ended June 30, 2007 and for the year ended December 31, 2006 give effect to the combination between On2 and Hantro as if such events had occurred on January 1, 2007 and January 1, 2006, the first day of the respective periods. The Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet as of June 30, 2007 gives effect to the combination of On2 and Hantro as if it had occurred on June 30, 2007. For the purpose of presenting pro forma financial statements, On2 used its latest filed financial statements, for the six months ended June 30, 2007 and for the fiscal year ended December 31, 2006, from its most recently-filed Form 10-Q and Form 10-K, as amended, respectively. Hantro’s financial statements for the six-months ended June 30, 2007 and year-ended December 31, 2006 are included elsewhere in the prospectus.

These Unaudited Pro Forma Consolidated Condensed Combined Financial Statements have been prepared based on historical financial information of On2 and Hantro, giving effect to the share exchange and other related adjustments described in these footnotes. Hantro prepares its consolidated financial statements in accordance with Finnish Accounting Standards, which differs in several material respects from U.S. Generally Accepted Accounting Principles. For the purposes of preparing the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements, Hantro's financial information has been restated to conform with U.S. Generally Accepted Accounting Principles. (“U.S. GAAP”). Certain footnote disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by SEC rules and regulations. These Unaudited Pro Forma Consolidated Condensed Combined Financial Statements are not necessarily indicative of the results of operations that would have been achieved had the share exchange actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The Unaudited Pro Forma Consolidated Condensed Combined Financial Statements should be read in conjunction with the respective historical financial statements of On2 and Hantro.

The proforma adjustments gives effect to events that are directly attributable to the transaction and are factually supportable.

Foreign Currency Translation

The historical financial statements of On2 are presented in U.S. dollars. The historical unaudited consolidated financial statements of Hantro included in the Pro Forma Consolidated Condensed Combined Financial Statements are presented in U.S. Dollars. The historical balance sheet at June 30, 2007 has been translated, for the purpose of preparing the pro forma financial information, into U.S. dollars at the June 30, 2007 closing exchange rate of 1.3475 U.S. dollars to one euro. The historical Hantro statement of operations for the six months ended June 30, 2007 has been translated, for the purpose of preparing pro forma financial information, into U.S. dollars at the average 2007 exchange rate of 1.32948 U.S. dollars to one euro and the historical statement of operations for the year ended December 31, 2006 has been translated into U.S. dollars at the average 2006 exchange rate of 1.25622 U.S. dollars to one euro.

Note 2 Purchase Accounting

On2 will acquire all of the issued and outstanding shares of capital stock of Hantro and all outstanding stock options of Hantro in exchange for total consideration valued at $45,000,000. Of this amount, $6,841,775 will be payable in cash and the remaining $38,158,225 will be payable in shares of On2’s common stock valued at the closing under a formula set forth in the Share Exchange Agreement. The number of shares which On2 will issue at the closing will be determined based on the volume weighted average price of On2’s common stock during the 10 trading days prior to the closing (the “Closing Share Price”), subject to an upper limit of $2.50 per share and a lower limit of $1.50 per share, and will also be subject to a closing net worth adjustment.

If the price to be used in determining the value of On2’s shares is between $1.50 and $2.50 per share, the total value of On2’s shares to be issued at the closing will equal $45 million less the cash component of $6.8 million. If the volume-weighted average price of On2’s common stock for the 10 trading days prior to the closing is $1.50 or less, On2 will issue approximately 25,440,000 shares. If the price is $2.50 or more, On2 will issue approximately 15,300,000 shares. The estimated purchase price of $46.8 million consists of

(i) shares of On2’s common stock with a value of approximately $38.2 million; (ii) $6.8 million in cash; and (iii) estimated direct transaction costs of $1.8 million to be incurred by On2 related principally to investment banking fees, legal, consulting, accounting, regulatory fees and taxes and other miscellaneous direct costs associated with the acquisition.

In addition, the Share Exchange Agreement provides that Hantro’s security holders may become entitled to receive additional consideration of up to 12,500,000 additional shares of the Company’s common stock (the “Contingent Consideration”) subject to the achievement of certain financial objectives during 2007. At this time it is not possible to predict if those objectives will be achieved; accordingly, the pro forma balance sheet and estimated purchase price do not reflect the distribution of the Contingent Consideration.

The preliminary purchase price, which is calculated assuming On2 will issue 25,440,000 shares at $1.50 per share, is as follows:

Consideration and direct transaction costs (amounts in thousands)

Cash	$6,842	(i)
On2 common stock to be issued	38,158	(i)
Estimated direct transaction costs	1,795	(ii)
Total purchase price	$46,795

The share exchange will be accounted for under SFAS No. 141 using the purchase method of accounting. Under the purchase method of accounting, the estimated purchase price will be allocated to Hantro’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing date of the transaction, with any excess being ascribed to goodwill. Management is responsible for determining the fair values of these assets. Management has estimated the fair values of the acquired assets reflected in the Unaudited Pro Forma Consolidated Condensed Combined Financial Information based on a number of factors, including valuations and estimated transaction costs. An independent appraisal firm, Duff & Phelps, LLC, performed a valuation of identified intangible assets, which consist of customer relationships, trade name, order backlog, non-compete agreements and acquired technology. The purchase price is considered preliminary pending final valuation of the balance sheet including certain reserves including accounts receivable and litigation reserves, finalization of the third-party valuation, finalization of purchase price adjustments and final transaction costs. The final purchase price will be calculated in accordance with Emerging Issues Task Force 99-12 Determination of the Measurement Date for the Market Price of the Acquirer Securities Issued in a Purchase Business Combination (“EITF 99-12”).

The total estimated amount of identifiable intangible assets and goodwill is approximately $25.5 million and $35.9 million, respectively. The weighted average useful life of identifiable intangible assets is assumed to be 6.7 years. Because the valuation analysis has not been completed, the actual amount of goodwill and identifiable intangible assets and the related average useful life over which the intangible assets are amortized could vary from these assumptions.

The preliminary purchase price allocation to the assets acquired and liabilities assumed is as follows:

(amounts in thousands)
Working capital (excluding deferred revenue liabilities and current portion of long term debt)	$907
Property and equipment, net	244
Goodwill	35,877
Identifiable intangible assets subject to amortization	25,500
Deferred revenue liability	(523)
Current portion of long-term debt	(2,474)
Long-term debt	(3,128)
Deferred tax liability	(9,563)
Other long-term liabilities	(45)
Total	$46,795

Assumptions

(i)	The pro forma presentation reflects the cash payment of $6.8 million, the issuance of approximately 25.4 million shares of On2’s common stock at $1.50 per share. The actual number of shares that are eventually issued may vary as explained in the Share Exchange Agreement. In addition, for accounting purposes the eventual share price used to value On2’s stock may differ from the $1.50 per share estimate in accordance with certain specified terms described in the Share Exchange Agreement and in accordance with SFAS No. 141 and EITF 99-12.
(ii)	Estimated direct transaction costs of $1.8 million to be incurred by On2 relate principally to investment banking fees, legal, consulting, accounting, regulatory fees and taxes and other miscellaneous direct costs associated with the acquisition.
(iii)	Assets acquired and liabilities assumed are based on estimated fair values and assumptions as of June 30, 2007. For purposes of this pro forma presentation, except with respect to Hantro’s intangible assets (see pro forma adjustment (d) below), recorded book values are assumed to approximate fair values. Actual fair values to be assigned to assets and liabilities will likely differ as of the date of closing of the transaction, and recorded assets and liabilities will likely differ from their recorded values.

Note 3 Pro forma adjustments

The pro forma components and allocation of the estimated purchase price, based on presumed fair values at June 30, 2007, are as follows:

a.	To record pro forma estimate of additional acquisition related expenses expected to be incurred of $688,000; the Company has incurred and recorded $1.1 million of acquisition related expenses included in deferred acquisition costs.
b.	To reflect the cash consideration to be paid at closing of $6.8 million.
c.	To record the estimated net proceeds from the planned offering of approximately 15 million shares of On2’s common stock at an estimated price per share of $1.50, to be used to fund the cash portion of the purchase price. The planned offering is not contingent on the consummation of the acquisition nor required to execute the Share Exchange Agreement. It is a condition precedent to completing the acquisition that On2 may waive if it cannot complete the financing on terms acceptable to On2 based on market conditions prevailing at the time. The actual share price and number of share may vary, depending on the prevailing market conditions.
d.	To reflect the purchase price adjustments resulting from the cash consideration in “(a)” above, the par value and additional paid-in capital related to the issuance of common stock to Hantro’s shareholders, the goodwill origination, the allocation of intangibles and the estimated transactions costs related to the acquisition.
e.	To reclassify $1.1 million of costs incurred by On2 related to the Hantro acquisition to purchase price. These costs were deferred and presented on the balance sheet as “Deferred acquisition costs” as of June 30, 2007.
f.	To record the deferred tax liability related to the temporary book to tax basis difference from the intangible assets arising from the acquisition. This adjustment reflects a review of the combined On2 and Hantro deferred taxes. On a combined basis, this review indicates that the net deferred tax liability should be increased by approximately $9.6 million. The increase reflects an analysis of the various deferred tax assets and liabilities and any applicable valuation allowance thereon. The utilization of deferred tax assets and deferred tax liabilities is dependent on future operating results, final valuation of Hantro for purchase accounting purposes and other risk factors that can only be estimated at this time. In the event On2 is required to adjust any of the estimates based on future income, deductions or subsequent events, the estimated utilization of the deferred tax assets and liabilities may change.
g.	To eliminate Hantro’s stockholders’ equity.
h.	To reverse Hantro's accumulated deficit.

i.	To reflect amortization of intangible assets with a three, five, and ten year life with a weighted average life of 6.7 years.
j.	To record tax effect of the pro forma adjustments at an effective rate of 37.5%.
k.	Adjustment reflects the increase in weighted average basic shares and weighted average dilutive shares outstanding for the common stock issued in connection with the acquisition. Pro forma basic earnings per common share for the periods presented were calculated assuming that 40,440,000 shares of On2 common stock issued in connection with the acquisition were issued at the beginning of the period presented, consisting of 25,440,000 shares issued to Hantro’s former securityholders upon closing of the share exchange and 15,000,000 shares issued in connection with the planned offering of equity securities to raise net proceeds of $20,000,000.

Note 4 Unaudited Pro Forma Earnings Per Share Data

Basic and diluted pro forma earnings per share were calculated using the weighted average shares outstanding of On2 for the six months ended June 30, 2007 and the year ended December 31, 2006, assuming the 40,440,000 shares issued in connection with the share exchange and the sale of On2’s common stock were issued at the beginning of each period. If On2’s share price is $2.50 or above at closing and 15.3 million shares are issued to Hantro’s stockholders and in connection with the sale of common stock at a share price of $2.50, 9 million shares of common stock were issued, the pro-forma net loss per share for the six-month period ended June 30, 2007 and year ended December 31, 2006 would be $.05 and $.09, respectively. The pro-forma weighted average shares outstanding for the six month period ended June 30, 2007 and December 31, 2006 would be 131,998,000 and 120,942,000, respectively.

Unaudited Financial Statements of Hantro Products Oy
For the Period Ended June 30, 2007

HANTRO PRODUCTS OY

UNAUDITED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)
(The unaudited interim financial information
has not been reviewed by an independent accountant)

	Unaudited
	June 30, 2007	December 31, 2006
INTANGIBLE ASSETS
Development expenses	€1,441	€1,650
Other intangible assets	25	34
TOTAL INTANGIBLE ASSETS	1,466	1,684
TANGIBLE ASSETS, net	156	124
CURRENT ASSETS
Accounts receivable	2,693	2,433
Other receivables	129	136
Prepaid expenses and accrued income	157	310
	2,979	2,879
Cash and cash equivalents	71	58
TOTAL CURRENT ASSETS	3,050	2,937
TOTAL ASSETS	€4,672	4,745
SHAREHOLDERS' EQUITY (DEFICIT) AND LIABILITIES
SHAREHOLDERS' EQUITY (DEFICIT)
Share capital	€191	€179
Share premium	1,837	—
Accumulated deficit	(1,643)	(650)
Net loss for the financial period	(2,118)	(977)
TOTAL SHAREHOLDERS' (DEFICIT)	(1,733)	(1,448)
LIABILITIES
LONG TERM LIABILITIES
Loans from financial institutions	2,321	2,077
Capital loan	34	34
TOTAL LONG TERM LIABILITIES	2,355	2,111
SHORT TERM LIABILITIES
Loans from financial institutions	1,837	1,474
Accounts payable	757	725
Other non-interest bearing liabilities	316	253
Accrued expenses and deferred income	1,140	1,630
TOTAL SHORT TERM LIABILITIES	4,050	4,082
TOTAL LIABILITIES	6,405	6,193
TOTAL SHAREHOLDERS (DEFICIT) AND LIABILITIES	€4,672	€4,745

The accompanying notes are an integral part of these consolidated financial statements.

HANTRO PRODUCTS OY

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)
(The unaudited interim financial information presented has not been reviewed by an independent accountant)

	Unaudited Three months ended June 30,		Unaudited Six months ended June 30,
	2007	2006	2007	2006
Net sales	€2,004	€2,504	€2,550	€4,488
Operating expenses:
Personnel expense	1,004	1,399	2,289	2,689
Depreciation and amortization	117	31	240	65
Other operating income and expenses, net	981	1,032	1,815	2,112
Total operating expenses	2,102	2,462	4,344	4,866
Income (loss) from operations	(98)	42	(1,794)	(378)
Finance income (expense)
Interest income and other financial income	—	2	—	4
Interest expense and other financial expenses	(229)	(41)	(284)	(71)
Total finance expenses	(229)	(39)	(284)	(67)
Loss before provision of income taxes	(327)	3	(2,078)	(445)
Income tax provision	39	—	40	1
Net income (loss)	(366)	3	(2,118)	(446)

The accompanying notes are an integral part of these consolidated financial statements.

HANTRO PRODUCTS OY

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(The unaudited interim financial information presented has not been reviewed by an independent accountant)

	Unaudited Six months ended June 30,
	2007	2006
Cash flows from operating activities
Cash received from customers	€2,368	€4,360
Cash paid to suppliers and employees	(4,479)	(5,129)
Cash used in operations	(2,111)	(769)
Interest and other financial expenses paid	(210)	(63)
Interest received	1	4
Income taxes paid	(40)	(1)
Net cash used by operating activities	(2,360)	(829)
Cash flows from investing activities
Purchases of tangible and intangible assets	(56)	(19)
Granted loans	1	1
Net cash used in investing activities	(55)	(18)
Cash flows from financing activities
Proceeds from issue of share capital	1,850	—
Increase in current loans	1,000	1,095
Decrease in current loans	(619)	(483)
Increase in long-term loans	315	115
Decrease in long-term loans	(118)	(94)
Net cash provided by financing activities	2,428	633
Net increase (decrease) in cash and cash equivalents	13	(214)
Cash and cash equivalents at beginning of period	58	489
Cash and cash equivalents at end of period	€71	€275

The accompanying notes are an integral part of these consolidated financial statements.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

1 — Summary of Significant Accounting Policies

Description of Business

Hantro Products Oy and its subsidiary (“Hantro” or the “Group”) specializes in video technology for wireless terminals. Hantro’s main products include video codecs based on Motion Pictures Expert Group (“MPEG”) utilizing 4/H.263/H.264/VC-1 standards and integrated video applications that enable features such as the use of two-way video connections in wireless terminals. These solutions are used in mobile phones and PDAs. Hantro was founded in 1992 and is headquartered in Oulu, Finland. The Group conducts its research, development, and administrative activities in its Oulu facility and maintains sales and marketing offices in Espoo, Finland; Tokyo, Japan; Seoul, Korea; Taipei, Taiwan and Munich, Germany.

On June 8, 2000, the Group organized a wholly owned subsidiary, Hantro Inc. (the “Subsidiary”), in the United States of America to conduct business in the United States.

Basis of Preparation

The consolidated financial statements of Hantro have been prepared in conformity with accounting principles generally accepted in Finland (“Finnish GAAP”). Finnish GAAP differs in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). Information relating to the nature and effect of such differences is presented in Note 18.

The preparation of the consolidated financial statements in conformity with Finnish GAAP requires the Group’s management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of capitalized development costs, valuation allowances for receivables and revenue recognition. Actual results could differ from those estimates. The financial statements included herein should be read in conjunction with the financial statements and notes thereto included in Hantro Group’s consolidated financial statements as of and for the year ended December 31, 2006 included in the DEF 14A filed with the Securities and Exchange Commission by On2 Technologies, Inc.

Principles of Consolidation

The consolidated financial statements include the parent company Hantro Products Ltd and its wholly owned Subsidiary. All material intra-group transactions, receivables, liabilities, and unrealized margins are eliminated in consolidation.

Transactions in Foreign Currencies

Foreign currency transactions are recorded at the exchange rates prevailing at the time of transaction. At the end of the accounting period receivables and liabilities are translated at the rates prevailing on the balance sheet date. Exchange rate differences related to sales and purchases are treated as adjustments to the underlying items.

The reporting currency of the Group is the Euro, which is also the functional currency of the parent company. The income statements of Hantro Inc., USA are translated at the average exchange rates for the accounting period, and the balance sheets are translated at the closing rate on the balance sheet date. All translation differences arising from the combination of the foreign subsidiary are credited or charged directly to accumulated deficit in the consolidated financial statements.

Revenue Recognition

Revenues are derived from the sale of licenses and royalties of Hantro’s software products and maintenance fees. Gross sales revenues are reduced by certain items including indirect sales taxes and sales

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

1 — Summary of Significant Accounting Policies  – (continued)

discounts. In long-term projects related to license sales, recognized revenues result only from completed and invoiced deliverables according to individual agreements. Product support obligations for delivered products are expensed when the actual commitment takes place. Income from maintenance fees is accrued for the whole maintenance period and recognized under liabilities.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and balances with banks and highly liquid short-term investments. For purposes of the consolidated statement of cash flows, the Group considers all highly liquid investments to be cash equivalents.

In addition, the Group includes restricted cash balances in its cash and cash equivalents.

Accounts Receivable

Accounts receivable are recorded at historical cost, less a provision for doubtful accounts. Management considers current information and events regarding the debtors’ ability to repay their obligations, and makes a provision against amounts due when it is probable that the full amount will not be collected.

Research and Development

Research costs are expensed during the financial year they are incurred.

Development costs related to certain product development projects have been capitalized beginning from January 1, 2006. During the 2005 financial year the product development costs were expensed as incurred. Product development costs that are expected to benefit future periods are capitalized when they are incurred. Capitalized development costs are amortized on a straight-line method over the useful lives of related products, usually in 3 years.

Other Intangible Assets

Other intangible assets include capitalized expenditures related primarily to software licenses.

Amortization of intangible assets is expensed on a straight line basis over the expected useful lives of the intangible assets, usually 3 to 5 years.

Fixed Assets and Depreciation

Machinery and equipment are stated at historical cost less accumulated depreciation and impairments. Machinery and equipment are depreciated using the straight-line method over their estimated useful lives, usually 5 years.

Leasing

Operating and financial lease payments are treated as rentals. Annual leasing charges on the basis of existing leasing agreements are shown in the notes to the consolidated financial statements.

Pension Arrangements

Statutory and supplementary pension obligations in Finland are covered through a compulsory pension insurance policy. Payments to pension insurance institutions are recorded in amounts determined by the insurance institutions according to certain prescribed actuarial assumptions and other rulings pursuant to the Finnish Employees’ Act. Costs of pensions are recorded as they are earned.

Income Taxes

Income taxes in the income statement include taxes of the Group companies for the financial period, calculated in accordance with local regulations, as well as adjustments to prior year taxes and deferred income

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

1 — Summary of Significant Accounting Policies  – (continued)

taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Share Based Compensation

The Group does not account for share-based compensation, as it is not required under Finnish GAAP. There are no provisions made for social security costs on stock options.

2 — Net Sales by Geographical Area

	(Unaudited) Quarter Ended June 30,		(Unaudited) Six Months Ended June 30,
	2007	2006	2007	2006
Europe	€390	€123	€455	€796
Rest of world	1,614	2,381	2,095	3,692
	€2,004	€2,504	€2,550	€4,488

3 — Personnel Expenses and the Average Number of Employees

	(Unaudited) Quarter Ended June 30,		(Unaudited) Six Months Ended June 30,
	2007	2006	2007	2006
Wages and salaries	€773	€1,093	€1,762	€2,121
Pension expenses	187	186	355	349
Other personnel expenses	6	77	94	132
Subtotal	966	1,356	2,211	2,602
Fringe benefits	38	43	78	87
	€1,004	€1,399	€2,289	€2,689
Average number of employees	70	80	70	80

Salaries or other forms of compensation have not been paid to the Board of Directors during the financial year.

4 — Depreciation and Amortization

	(Unaudited) Quarter Ended June 30,		(Unaudited) Six Months Ended June 30,
	2007	2006	2007	2006
Development expenses	€102	€13	€209	€26
Intangible rights	5	5	10	12
Machinery and equipment	11	13	22	27
	€117	€31	€240	€65

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

5 — Other Operating Income and Expenses

	(Unaudited) Quarter Ended June 30,		(Unaudited) Six Months Ended June 30,
	2007	2006	2007	2006
Other operating expenses	€981	€1,032	€1,815	€2,112
	€981	€1,032	€1,815	€2,112

6 — Financial Items

	(Unaudited) Quarter Ended June 30,		(Unaudited) Six Months Ended June 30,
	2007	2006	2007	2006
Interest income	€—	€—	€—	€4
Exchange rate gains	—	—	—	—
Interest income and other financial income	—	—	—	4
Interest expense	€179	€23	€224	€45
Exchange rate losses	1	4	1	7
Other financial expenses	49	12	59	19
Interest and other financial expenses	229	39	284	71
Total financial items, net	(€ 229)	(€ 39)	(€ 284)	(€ 67)

7 — Intangible Assets

	(Unaudited) As of June 30,
	2007	2006
Capitalized development expenses
Historical costs at January 1, 2007 and 2006, respectively	€1,650	€64
Capital expenditures	—	—
Historical cost, June 30	1,650	64
Accumulated amortization	209	26
Carrying value, June 30	1,441	38
Other intangible assets
Historical costs at January 1, 2007 and 2006, respectively	34	39
Capital expenditures	—	15
Historical cost, June 30	34	54
Amortization	9	12
Carrying value, June 30	25	42
Total intangible assets	€1,466	€80

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

8 — Tangible Assets

	(Unaudited) As of June 30, 2007	As of December 31, 2006
Machinery and equipment
Historical cost at January 1, 2007 and 2006, respectively	€384	128
Capital expenditures for the six months and year ended June 30, 2007 and December 31, 2006	54	46
Historical cost, June 30, 2007 and December 31, 2006	438	174
Accumulated depreciation for the six months and year ended June 30, 2007 and December 31, 2006	(283)	(50)
Carrying value, June 30	156	124
Total tangible assets	€156	124

9 — Shares in Subsidiaries

The Group is the 100% owner of Hantro Inc, USA.

10 — Prepaid Expenses and Accrued Income

	(Unaudited) As of June 30, 2007	As of December 31, 2006
Government grants	€0	€206
Leasing	—	14
Other	157	90
	€157	€310

11 — Shareholders’ Equity

	(Unaudited) Six Months Ended June 30
	2007	2006

Share capital
Balance at January 1, 2007 and 2006, respectively	€179	€179
Increase of share capital	12	—
Balance at end of period	191	179
Share premium
Balance at beginning of period	—	3,581
Decrease in share premium to cover losses	1,837	(3,581)
Balance at end of period	1,837	—
Retained earnings (deficit)
Balance at beginning of period	(1,627)	(4,230)
Decrease in share premium to cover losses		3,581
Currency translation adjustment	(16)	(1)
Net loss for the period	(2,118)	(977)
Balance at end of period	(3,761)	(1,627)
Total shareholders' equity	€(1,733)	€(1,448)

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

11 — Shareholders’ Equity  – (continued)

In accordance with the New Finnish Companies Act (September 1, 2006), the Group’s negative equity has been registered with the National Board of Patents and Registration in Finland.

Hantro does not have any distributable earnings.

Hantro’s shares are split into different series as follows:

	(Unaudited) June 30, 2007	December 31, 2006
Shares A (1 vote/share)	21,548,097	21,548,097
Shares B (1 vote/share)	26,633,229	26,633,229
Shares C (1 vote/share)	90,631,737	90,631,737
Shares D (1 vote/share)	51,986,000	40,000,000
	190,799,063	178,813,063

The differences in share series relate to priority of allocation of proceeds in case of liquidation of the Group. The shareholders of D shares will receive a portion that equals the subscription price they have paid for the shares. The remaining funds are allocated to two pools; series D pool and series ABC-pool The Series C shares are in a stronger position than ABC series when liquidation proceeds are distributed.

12 — Long-term Liabilities

	(Unaudited) As of June 30, 2007	As of December 31, 2006
Research and development loans	€2,068	€1,763
Capital loans	34	34
Amounts owed to credit institutions	253	314
Total tangible assets	€2,355	€2,111

Research and development loans are loans from the Finnish State Treasury for the purpose of research and development. The loan interest rate is 1 per cent.

Capital loan

Main loan terms: The loan is from Finnvera (Finnish state financing company). The loan interest is based on the Bank of Finland’s base rate minus 1 percentage unit, however, at least three (3) per cent. Loan period is eight (8) years, including the first four (4) years of non-installments. The interest is calculated on a monthly basis, although both the interest and installments can be paid if the paid amount can be used for profit distribution according to the latest confirmed financial accounts.

Interest on the capital loan is recorded as financial expenses for the financial year and accrued interest is included under short-term liabilities as accrued expense.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

13 — Current Interest Bearing Liabilities

	(Unaudited) As of June 30, 2007	As of December 31, 2006
Loans from financial institutions	€1,837	€1,474

14 — Short-term Non-interest Bearing Liabilities

	(Unaudited) As of June 30, 2007	As of December 31, 2006
Accounts payable	€757	€725
Accrued expenses	727	1,392
Deferred income	413	238
Other liabilities	316	253
	€2,213	€2,608

15 — Share Option Plan

The Group has share option schemes designed to serve as incentives and to promote personnel commitment. During the financial year 2002, the Group’s investors subscribed a total of approximately 69 million options to purchase Series A shares. The subscription period began on December 18, 2002 and will end on January 25, 2009. The subscription rights have not been exercised.

Option schemes established during the year ended December 31, 2004 entitle holders to subscribe for either Series A or Series C shares. The subscription period for both option plans began on January 1, 2005 and ends on January 25, 2009. Approximately 9.6 million Series A options and 2 million Series C options were issued. The subscription rights have not been exercised.

At the Extraordinary General Meeting held on December 30, 2004, the Board of Directors was authorized to decide on the distribution of approximately 12 million Series D options to the Group’s management and employees. This authorization allows a maximum increase of €12,200 in the share capital. Under the authorization, the Board of Directors has issued 8.1 million Series D options with the share subscription period beginning on January 1, 2007 and ending on December 31, 2010. As a result of the subscription, the share capital may be increased by a maximum of €7,328. The authorization expired on December 30, 2005.

At the Annual General Meeting held June 16, 2006, the Board of Directors was authorized to decide on the distribution of 4 million series D option rights. The authorization is valid for a one year period. By the end of the fiscal year ended December 31, 2006, series D option rights had not been issued to the employees.

16 — Commitments and Other Obligations

(Unaudited) June 30, 2007
Business mortgages	3,825
Guarantees for rental	18
3,843

The Group has leased office facilities in Espoo and Oulu. Espoo office has a lease agreement until further notice, with a 3 months notice period. The Oulu office has a temporary 3 year lease agreement with 6 months

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

16 — Commitments and Other Obligations  – (continued)

notice period. As of June 30, 2007, the lease commitments for Oulu and Espoo offices aggregate to approximately €0.7 million. The Subsidiary has a temporary lease until September 30, 2007.

The Group has set €555 of receivables as a pledge for its liabilities.

The future minimum rental payments are as follows:

(Unaudited) June 30, 2007
Rental payments for leasing contracts
Due in one year	€275
Due in excess of one year	256
€531

17 — Related Party Disclosures

Salaries or other compensation to the Board of Directors have not been paid during the financial quarters ended June 30, 2007 and June 30, 2006.

The group has no loan receivables from management or the Board of Directors. No pledges have been given on behalf of the management or shareholders.

Shareholdings of Directors and Corporate management

The Managing Director and Board of Directors (including deputy members) holds 11,463,507 A shares, 121,965 C shares, 310,000 C series options and 3,400,000 D series options.

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America

Hantro’s consolidated financial statements, presented elsewhere in this document, have been prepared in accordance with Finnish GAAP, which differ in certain material respects from US GAAP. Following is a summary of the significant adjustments to the consolidated statements of operations and the consolidated balance sheets as of and for the quarter and six months ended June 30, 2007 that would be required if US GAAP were to be applied instead of Finnish GAAP.

Reconciliation of Changes in Net Loss

	(Unaudited) Quarter Ended June 30,			(Unaudited) Six Months Ended June 30,
	2007		2006	2007		2006
Net income (loss) for periods under Finnish GAAP		€(366)	€3		€(2,118)	€(446)
(Increase) decrease in net loss from US GAAP adjustments:
Research and development costs	a.	101	13	a.	208	26
Software revenue recognition
Software licenses	b.	365	(1,525)	b.	941	(1,350)
Post contract customer support	b.	(62)	(171)	b.	59	(107)
Interest income from discounting long term receivables	c.	(8)	—		—	—
Share-based compensation	d.	(415)	—	d.	(415)	(113)
Net (loss) for the periods under US GAAP		€(385)	€(1,680)		€(1,325)	€(1,990)

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

Reconciliation of Balance Sheet as at June 30, 2007

	Finnish GAAP	(Unaudited) US GAAP Adjustments Increase (Decrease)		US GAAP
INTANGIBLE ASSETS
Development expenses	€1,441	a.	(1,441)	€—
Other intangible assets	25			25
TOTAL INTANGIBLE ASSETS	1,466			25
TANGIBLE ASSETS, net	156			156
CURRENT ASSETS
Accounts receivable	2,693			2,693
Other receivables	129			129
Prepaid expenses and accrued income	157			157
Cash and cash equivalents	71			71
TOTAL CURRENT ASSETS	3,050			3,050
TOTAL ASSETS	€4,672			€3,231
SHAREHOLDERS' EQUITY (DEFICIT) AND LIABILITIES
SHAREHOLDERS' EQUITY (DEFICIT)
Share capital	€191			€191
Additional paid-in-capital	1,837	f.	19,642
		d.	416
		d.	1,323	23,218
Other comprehensive (loss)	—	e.	(35)	(35)
Retained (deficit)	(1,643)	a.	(1,650)
		b.	(1,387)
		d.	(1,323)
		e.	(131)
		f.	(19,642)	(25,776)
Net (loss) for the financial period	(2,118)		793	(1,325)
TOTAL SHAREHOLDERS' (DEFICIT)	(1,733)			(3,727)
LIABILITIES
LONG TERM LIABILITIES
Loans from financial institutions	2,321			2,321
Capital loan	34			34
TOTAL LONG TERM LIABILITIES	2,355			2,355
SHORT TERM LIABILITIES
Loans from financial institutions	1,837			1,837
Accounts payable	757			757
Other non-interest bearing liabilities	316	e.	165	481
Accrued expenses and deferred income	1,140	b.	388	1,528
TOTAL SHORT TERM LIABILITIES	4,050			4,603
TOTAL SHAREHOLDERS (DEFICIT) AND LIABILITIES	€4,672			€3,231

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

Reconciliation of Balance Sheet as at December 31, 2006

	Finnish GAAP	(Unaudited) US GAAP Adjustments Increase (Decrease)		US GAAP
INTANGIBLE ASSETS
Development expenses	€1,650	a.	(1,650)	€—
Other intangible assets	34			34
TOTAL INTANGIBLE ASSETS	1,684			34
TANGIBLE ASSETS, net	124			124
CURRENT ASSETS
Accounts receivable	2,433	b.	67
		c.	(17)	2,483
Other receivables	136			136
Prepaid expenses and accrued income	310			310
	2,879			2,929
Cash and cash equivalents	58			58
TOTAL CURRENT ASSETS	2,937			2,987
TOTAL ASSETS	€4,745			€3,145
SHAREHOLDERS' EQUITY (DEFICIT) AND LIABILITIES
SHAREHOLDERS' EQUITY (DEFICIT)
Share capital	€179			€179
Share premium		e.	1,323
		f.	19,642	20,965
Other comprehensive (loss)	—	d.	(35)	(35)
Retained (deficit)	(650)	a.	(64)
		b.	(2,003)
		e.	(111)
		d.	(864)
		f.	(19,642)	(23,334)
Net (loss) for the financial period	(977)		(1,465)	(2,442)
TOTAL SHAREHOLDERS' (DEFICIT)	(1,448)			(4,667)
LIABILITIES
LONG TERM LIABILITIES
Loans from financial institutions	2,077			2,077
Capital loan	34			34
TOTAL LONG TERM LIABILITIES	2,111			2,111
SHORT TERM LIABILITIES
Loans from financial institutions	1,474			1,474
Accounts payable	725			725
Other non-interest bearing liabilities	253	e.	165	418
Accrued expenses and deferred income	1,630	b.	1,454	3,084
TOTAL SHORT TERM LIABILITIES	4,082			5,701
TOTAL LIABILITIES	6,193			7,812
TOTAL SHAREHOLDERS (DEFICIT) AND LIABILITIES	€4,745			€3,145

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

a. Research and Development Costs

Finnish GAAP permits the discretionary capitalization of research and development expenditures in instances where the benefits are expected to be realized by an entity during future periods. Historically, the Group’s management has judgmentally capitalized its research and development expenditures and amortized the costs on a straight line basis over three years.

Under US GAAP, the authoritative guidance for accounting for research and development costs is provided for in SFAS No. 2 Accounting for Research and Development Costs (“SFAS No. 2”). SFAS No. 2 indicates all expenditures incurred in connection with the discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or the research of a new process or technique in bringing about a significant improvement to an existing product or process are expensed as incurred. Similarly, all costs incurred in connection with the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use are expensed as incurred.

As of June 30, 2007 and December 31, 2006 the Group’s historical Finnish GAAP financial statements included capitalized development costs, net of accumulated amortization, of €1,441 and €1,650, respectively. For the quarters ended June 30, 2007 and June 30, 2006 the Group recorded amortization expense related to the capitalized development costs of €101 and €13, respectively; for the six months ended June 30, 2007 and June 30, 2006 the Group recorded amortization expense related to the capitalized development costs of €208 and €26, respectively.

The application of US GAAP requires that all capitalized research and development costs and corresponding amortization expense be reversed for all periods presented. Consequently, the application of SFAS No. 2 as of June 30, 2007 and December 31, 2006 results in a reduction of capitalized development expenses of €1,441 and €1,650, respectively, and a reduction to opening retained earnings as of June 30, 2007 and December 31, 2006 of €1,650 and €64, respectively. Similarly the net loss for the quarters ended June 30, 2007 and 2006 would have decreased by €101, and €13, respectively, to reflect the reversal of the corresponding amortization expense of the capitalized development expenses. The net loss for the six months ended June 30, 2007 and 2006 would have decreased by €208, and €26, respectively, to reflect the reversal of the corresponding amortization expense of the capitalized development expenses.

b. Revenue Recognition

Under Finnish GAAP, revenue from the sale of software licenses that require significant production, modification, or customization is recognized in line with the billing schedules stipulated between a vendor and a customer, regardless of the complexity of the subsequent implementation project. The concept of vendor specific objective evidence (“VSOE”) is not applied and revenue for each component of the total contract value are recognized based on the stated contract amounts.

Under US GAAP, there are specific requirements to analyze each component of multi-element arrangements to ensure that the corresponding revenues are appropriately recognized. The analysis, for example, needs to determine contracts where the implementation work is of such a complexity that the license revenue may not be recognized immediately, but rather needs to be deferred. Further analysis includes the determination of VSOE of fair value of delivered and undelivered components included in the contract. The lack of VSOE for one or more components of the contractual arrangement may entail further deferrals of revenue, as may the existence of extended payment terms. The impact of applying the US GAAP guidance is that all

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

major revenue streams, including license revenues, implementation services and maintenance, are typically recognized later under US GAAP than under Finnish GAAP, if criteria causing deferral under US GAAP are present.

Software Licenses and Related Implementation

Revenue recognition for the sale of software licenses under US GAAP is primarily governed by Statement of Position (“SOP”) 97-2, Software Revenue Recognition (“SOP 97-2”). In instances where the delivery of software or a software system requires significant production, modification, or customization, the contract will be required to be accounted for in accordance with Accounting Research Bulletin No. 45, Long-Term Construction-Type Contracts (“ARB No. 45”), using the relevant guidance therein, and in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”). The application of US GAAP to software license arrangements that required significant production, modification, or customization caused licensing revenue for the quarters ended June 30, 2007 and 2006 to increase by €365, and decrease by €1,525, respectively, with corresponding adjustments to deferred revenue and retained earnings, as applicable, to reflect the recognition of revenue during the periods that it was earned; similarly, licensing revenue for the six months ended June 30, 2007 and 2006 would have increased by €941, and decreased by €1,350, respectively, with corresponding adjustments to deferred revenue and retained earnings, as applicable, to reflect the recognition of revenue during the periods that it was earned.

Post Contract Customer Support

The Group’s software licensing arrangements typically include an element of post-contract customer support (“PCS”). Under Finnish GAAP, an entity is permitted to recognize revenue from PCS at the time that such services are billed.

Under US GAAP, if vendor specific objective evidence can be identified, PCS revenue is recognized over the term of the maintenance contract or on a “per usage” basis, whichever is stated in the contract. In accordance with SOP 97-2, VSOE of the fair value of PCS is determined by reference to the price the customer will have to pay for PCS when it is sold separately (i.e., the renewal rate). Each license agreement offers additional PCS at a stated price.

For the quarters ended June 30, 2007 and 2006 the application of SOP 97-2 to the PCS element of the Group’s software licensing arrangements resulted in a increase to the net loss of $62, and $171, respectively, with corresponding adjustments to deferred revenue and retained earnings, as applicable; similarly, for the six months ended June 30, 2007 and 2006, net loss would have decreased by €59, and increased by €107, respectively.

c. Discounting of Accounts Receivable

Under Finnish GAAP, there is no requirement to discount accounts receivable with payment terms in excess of a Group’s standard terms.

Under US GAAP, and in accordance with APB 21 Interest on Receivables and Payables, such transactions should be treated as a lending activity and recorded at present value. The present value of a note that stipulates interest should be determined by discounting all future payments on the notes using an imputed rate of interest. This rate will normally be at least equal to the rate at which the debtor can obtain financing of a similar nature from other sources at the date of the transaction.

The financial statement impact from the application of US GAAP resulted in an increase to the net loss of €8 for the quarter ended June 30, 2007.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

d. Share-based Compensation

In accordance with Finnish GAAP, there is no requirement to recognize an expense for employee compensation on share options issued. A company will recognize an expense for the social security costs arising on the exercise of an option at the point at which the expense is paid.

Under US GAAP, for accounting periods commencing before December 15, 2005, share options were accounted for in accordance with APB Opinion No. 25 Accounting for Stock Issued to Employees (“APB Opinion No. 25”) as permitted by SFAS No. 123 Accounting for Stock-Based Compensation (“SFAS No. 123”). Under APB Opinion No. 25, the compensation expense arising on a share option issued is measured as the excess, if any, of the fair value of a company’s common stock at the date of the grant over the amount a grantee must pay to acquire the stock. If the value of the stock options’ exercise price is equal to the value of the common shares at the date of grant, no compensation expense should arise on the share option granted.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”). This standard replaced SFAS No. 123 and supersedes APB Opinion No. 25. The standard requires companies to recognize compensation expense for all share-based payments to employees, including grants of employee stock options, in their financial statements based on their fair values on the grant date and is effective for annual periods beginning after December 15, 2005. The fair value of options issued under this standard are required to be calculated using a pricing model and a company must make assumptions with respect of the risk free interest rates, dividend yield, expected lives, and expected volatility. In accordance with the revised statement, the Group will recognize an expense attributable to stock options granted or vested subsequent to January 1, 2006.

In accordance with US GAAP any compensation expense related to equity options recorded in the income statement should be credited to additional paid in capital. Since incorporation the Group has issued 9,597,681 Class A share options and 2,102,313 Class B share options to employees up to January 1, 2005. The Class B share options were granted with an exercise price equivalent to the market value of the options; however, the Class A share options were granted with an exercise price lower than the market value at the grant date. All of these share options had vested by January 1, 2005.

Under Finnish GAAP, the Group has not recognized any expense or increase to capital in any of the years since incorporation. Under US GAAP, the Class A share options issued with an exercise price lower than the market value at the grant date gives rise to an employee compensation charge. These options were granted and fully vested prior to January 1, 2006. Therefore these options should be treated in accordance with the provisions set out in APB Opinion No. 25. The compensation charge for these options would have totaled €864. As such, the balance sheets as of June 30, 2007 and December 31, 2006 reflect the prior period’s impact on retained earnings and paid-in-capital for the options granted.

The Group issued 8,058,000 Class D share options to employees during the year ended December 31, 2005. These D options would be accounted for in accordance with the SFAS No.123R as they have not fully vested for the fiscal year commencing on January 1, 2006. Under US GAAP, the compensation charge for the quarter ended June 30, 2006, in accordance with SFAS No. 123R, would have totaled €113, increasing net loss and additional paid in capital as of and for the quarter ended June 30, 2006 by this amount. Cumulatively, the option fair value of €459 from the Class D options would have been expensed in full by December 31, 2006, thus increasing share capital as of January 1, 2007 by that same amount.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

In the aggregate, as a result of the application of APB Opinion No. 25 and SFAS No. 123R, as of June 30, 2007 and December 31, 2005 share capital would have increased by €1,323, to record the fair value of the options granted.

Similarly, during the quarter ended June 30, 2007, the Company issued additional options to its employees that would have resulted in a compensation charge of €415 thousand from the application of SFAS No. 123R.

The Black-Scholes option pricing model was used to estimate fair values of the options as of the date of grant using the assumptions listed below.

Risk-free interest rate	3.25%
Volatility	83.00%
Expected option term	5 years
Exercise price per share	€0.10
Market value per share	€0.10

Under US GAAP, a deferred tax asset will be generated on the employee compensation charge recognized under SFAS 123R because when share options are exercised, the Group will receive a taxable benefit. However, a deferred tax asset should only be recognized in the financial statements when it is considered that the asset will be recoverable. Management considers that given the historical losses generated by the Group, a deferred tax asset will not be recoverable in the foreseeable future. Therefore, a deferred tax asset has not been recognized with respect to the Class A share options.

e. Pension Expense

All Finnish companies are required to make payments to the Finnish government to fund the Finnish state TEL system. Under Finnish GAAP companies account for pension payments as a defined contribution plan. A pension expense will be recorded on the accrual basis. A liability will be recognized in the balance sheet where, at the balance sheet date, the company has unpaid pension contributions outstanding to the government.

Under US GAAP and in accordance with SFAS No. 87 Employers’ Accounting for Pensions (“SFAS No. 87”), a pension expense is based upon a specified methodology that includes a designated actuarial approach and reflects the concept of accrual accounting.

The pension expense is recorded on a full accrual basis and reflected in the income statement over the working lives of the employees provided with such benefits. The economic and demographic assumptions used in calculating pension expense are required to be reviewed and updated periodically to the extent that local market economic conditions and demographics change. SFAS No. 87 also contains a minimum liability provision, which requires, under certain circumstances, balance sheet recognition of at a minimum the unfunded accumulated pension benefit obligation.

In September 2006, the FASB issued Statement No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (an amendment of FASB Statements No. 87, 88, 106, and 132(R)) (“FAS 158”). This statement requires the recognition of the funded status of defined benefit pension and other postretirement plans as an asset or liability in the balance sheet for fiscal years ending after December 15, 2006. FAS 158 also requires delayed recognition terms, consisting of actuarial gains and losses and prior service costs and credits, to be recognized in other comprehensive income and subsequently amortized to the income statement.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

Under US GAAP a significant element of the pension plan is treated as a defined contribution plan. Pension benefits are provided by the Company to employees in return of services rendered, an individual account is supplied to each participant, and the plan has terms that specify how contributions to the participants account are to be determined rather than the amount of pension benefits the participant is to receive. This is consistent with the treatment under Finnish GAAP.

An element of the pension plan relates to the funding of projected disability benefits which has the characteristics of a defined benefit plan and as such will be accounted for under US GAAP on an actuarial approach which will reflect the concept of accruals accounting.

The Group has not obtained an actuarial valuation report for the interim periods, however a pension obligation has been recognized on the balance sheet of €165 as of June 30, 2007 and December 31, 2006. In accordance with FAS 158 the pension liability for the year ended December 31, 2006 has been shown gross of the unrecognized loss arising on the pension benefit obligation of €35, with these losses being captured through other comprehensive income.

f. Accumulated Losses Deducted from Share Premium

In accordance with the Finnish Companies Act, any loss incurred by a company in a financial year can be offset against available share premium accounts. The Group is required to prepare a financial statements in instances where total shareholder’s equity is lower than 50% of the share capital and convene a shareholder’s meeting to determine the appropriate steps to improve shareholder’s equity. In circumstances when a Finnish entity’s total shareholder’s equity is negative, a company must immediately notify the National Board of Patents and Registration in Finland. An entity then will have one year to increase total shareholder’s equity above 50% of its share capital by either generating a profit during the subsequent year, raising additional share capital or issuing a capital loan.

Under US GAAP ARB No. 43 Restatement and revision of accounting research bulletins, a capital surplus, however created, should not be used to relieve the income account of the current or future years of charges which would otherwise fail to be made there against. This principle is supported by paragraph 7 of the Accounting Principles Board (APB) Opinion No. 9, Reporting the Results of Operations which states that a statement of income and a statement of retained earnings “are designed to reflect” results of operation.
In practice under US GAAP, only transactions which include capital movements are recorded against a company’s share capital or share premium accounts.

The Group has incurred a loss of €366 and net income of €2 for the quarters ended June 30, 2007 and 2006, respectively. Under Finnish GAAP the Group has deducted requisite amounts from share premium to cover accumulated losses during the quarter ended June 30, 2006; for the six months ended June 30, 2007 and 2006, the Company incurred net losses of €2,118 and €446, respectively that were also offset by allocations from share premium.

Under US GAAP, if no offset had been made between share premium and retained earnings, share premium (additional paid-in capital) would have increased by €19,642 as of June 30, 2007 and December 31, 2006 with a reduction in retained earnings of the same amount in each of the periods. The adjustment under US GAAP is a reclassification and as such will have no overall impact on the net losses or Capital and Reserves of the Group in any of the periods presented.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

g. Consolidated Statement of Cash Flows

The consolidated statement of cash flows prepared under Finnish GAAP presents separately the cash flows from operations, investments and financing activities. This presentation is consistent with the cash flow requirements under US GAAP.

HANTRO PRODUCTS OY

Independent Auditors’ Report

To the Board of Directors of Hantro Products Oy

We have audited the accompanying consolidated balance sheets of Hantro Products Oy and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 2006, prepared in accordance with accounting principles generally accepted in Finland. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hantro Products Oy and subsidiary as of December 31, 2006 and 2005, and the results of the Group’s operations and cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in Finland.

Accounting principles generally accepted in Finland vary in certain significant respects from U.S. accounting principles. Information relating to the nature and effect of such differences is presented in Note 18 to the consolidated financial statements.

Helsinki, Finland

June 20, 2007

KPMG Oy Ab

Virpi Halonen
Authorized Public Accountant

HANTRO PRODUCTS OY

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Share Data)

		Year Ended December 31,
	Notes	2006	2005	2004
Net sales	2	€6,576	€6,195	€3,900
Personnel expenses	3	(5,234)	(4,818)	(3,848)
Depreciation and amortization	4	(163)	(559)	(1,104)
Other operating income and expenses, net	5	(1,970)	(4,025)	(2,589)
Operating loss		(791)	(3,207)	(3,641)
Financial items
Interest income and other financial income	6	5	183	5
Interest and other financial expenses	6	(173)	(95)	(152)
Total		(168)	88	(147)
Loss after net financial items		(959)	(3,119)	(3,788)
Income taxes		(18)	(25)	(46)
Net loss for the financial year		€(977)	€(3,144)	€(3,834)

The accompanying notes are an integral part of these consolidated financial statements.

HANTRO PRODUCTS OY

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands, Except Per Share Data)

		December 31, 2006	December 31, 2005
Intangible Assets
Development expenses	7	€1,650	€64
Other intangible assets	7	34	39
Total Intangible Assets		1,684	103
Tangible Assets, Net		124	128
Current Assets
Accounts receivable		2,433	3,523
Other receivables		136	39
Prepaid expenses and accrued income	10	310	79
		2,879	3,641
Cash and cash equivalents		58	489
Total Current Assets		2,937	4,130
Total Assets		€4,745	€4,361
Shareholders' Equity (Deficit) and Liabilities
Shareholders' Equity (Deficit)
Share capital	11	€179	€179
Share premium	11	—	3,581
Retained (deficit)	11	(650)	(1,086)
Net (loss) for the financial period	11	(977)	(3,144)
Total Shareholders' (Deficit)		(1,448)	(470)
Liabilities
Long Term Liabilities
Loans from financial institutions	12	2,077	1,681
Pension loans	12	—	32
Capital loan	12	34	34
Total Long Term Liabilities		2,111	1,747
Short Term Liabilities
Loans from financial institutions	13	1,474	681
Accounts payable	14	725	464
Other non-interest bearing liabilities	14	253	327
Accrued expenses and deferred income	14	1,630	1,612
Total Short Term Liabilities		4,082	3,084
Total Liabilities		6,193	4,831
Total Shareholders (Deficit) And Liabilities		€4,745	€4,361

The accompanying notes are an integral part of these consolidated financial statements.

HANTRO PRODUCTS OY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Thousands, Except Per Share Data)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities
Net profit before taxes	€(959)	€(3,119)	€(3,788)
Adjustments for
Depreciation	163	559	1,104
Interest and other financial income and expenses	168	(88)	147
Cash generated before working capital changes	(628)	(2,648)	(2,537)
Change in working capital
Change in interest free assets	1,211	(1,824)	(296)
Change in interest free liabilities	(254)	1,058	88
Cash generated before financing and taxes	329	(3,414)	(2,745)
Financial items paid / received (net)	(158)	(41)	(67)
Taxes paid	(19)	(25)	(46)
Net cash flow from operating activities	152	(3,481)	(2,858)
Cash flows from investing activities
Purchases of tangible and intangible assets	(1,739)	(104)	(28)
Net cash used in investing activities	(1,739)	(104)	(28)
Cash flows from financing activities
Proceeds from issue of share capital	0	2,162	1,838
Increase in current loans	619	483	508
Decrease in current loans	(483)	(508)	0
Increase in long-term loans	1,208	570	1,377
Decrease in long-term loans	(188)	(163)	(69)
Net cash provided by financing activities	1,156	2,544	3,654
Net decrease/increase in cash cash equivalents	(431)	(1,041)	768
Cash and cash equivalents at beginning of period	489	1,530	762
Cash and cash equivalents at end of period(1)	€58	€489	€1,530

(1)	Cash and cash equivalents include also the Group’s pledged rental guarantee cash accounts.

The accompanying notes are an integral part of these consolidated financial statements.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

1 — Summary of Significant Accounting Policies

Description of Business

Hantro Products (“Hantro” or the “Group”) specializes in video technology for wireless terminals. Hantro’s main products include video codecs based on Motion Pictures Expert Group (“MPEG”) technology utilizing 4/H.263/H.264/VC-1 standards and integrated video applications that enable features such as the use of two-way video connections in wireless terminals. These solutions are used in mobile phones and PDAs. Hantro was founded in 1992 and is headquartered in Oulu, Finland. The Group conducts its research and development, and administrative activities in its Oulu facility and maintains sales and marketing offices in Espoo, Finland; Tokyo, Japan; Seoul, Korea; Taipei, Taiwan and Munich, Germany.

On June 8, 2000, the Group organized a wholly owned subsidiary, Hantro Inc. (the “Subsidiary”), in the United States of America to conduct business in the United States.

Basis of Preparation

The consolidated financial statements of Hantro have been prepared in conformity with accounting principles generally accepted in Finland (“Finnish GAAP”). Finnish GAAP differs in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). Information relating to the nature and effect of such differences are presented in Note 18.

The preparation of the consolidated financial statements in conformity with Finnish GAAP requires the Group’s management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of capitalized development costs, valuation allowances for receivables and revenue recognition. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the parent company Hantro Production Ltd and its wholly owned subsidiary. All material intra-group transactions, receivables and liabilities and any unrealized margins are eliminated upon consolidation.

Transactions in Foreign Currencies

Foreign currency transactions are recorded at the exchange rates prevailing at the time of transaction. At the end of the accounting period receivables and liabilities are translated at the rates prevailing on the balance sheet date. Exchange rate gains and losses related to sales and purchases are treated as adjustments to the underlying items.

The reporting currency of the Group is Euro, which is also the Group’s functional currency. The income statements of foreign subsidiary are translated at the average exchange rates for the accounting period, and the balance sheets are translated at the closing rate on the balance sheet date. All translation differences arising from the combination of the foreign subsidiary are credited or charged directly to retained earnings in the consolidated financial statements.

Revenue Recognition

Revenues are derived from the sale of licenses and royalties of Hantro’s software products and maintenance fees. Gross sales revenues are reduced by certain items including indirect sales taxes and sales discounts. In long-term projects related to license sales, recognized revenues result only from completed and invoiced deliverables according to individual agreements. Product support obligations for delivered products are expenses when the actual commitment takes place. Income from maintenance fees is accrued for the whole maintenance period and recognized under liabilities.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

1 — Summary of Significant Accounting Policies  – (continued)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and balances with banks and highly liquid short-term investments. For purposes of the consolidated statement of cash flows, the Group considers all highly liquid investments to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at historical cost, less a provision for doubtful accounts. Management considers current information and events regarding the debtors’ ability to repay their obligations, and makes a provision against amounts due when it is probable that the full amount will not be collected.

Research and Development

Research costs are expensed during the financial year they have incurred.

Development costs related to certain product development projects have been capitalized beginning from January 1, 2006. During the year ended December 31, 2005 the product development costs were expensed as incurred. Product development costs that are expected to benefit future periods are capitalized when they are incurred. Capitalized development costs are amortized on a straight-line method over the useful lives of related products, usually in 3 years.

Other Intangible Assets

Other intangibles assets include capitalized expenditures related primarily to software licenses.

Amortization expense from intangible assets is recognized on a straight line basis over the useful lives, usually 3 to 5 years.

Fixed Assets and Depreciation

Machinery and equipment are stated at historical cost less accumulated depreciation and impairments. Machinery and equipment are depreciated using the straight-line method over the estimated useful lives, usually in 5 years.

Leasing

Operating and financial lease payments are treated as rentals. Annual leasing charges on the basis of existing leasing agreements are shown in the notes to the consolidated financial statements.

Pension Arrangements

Statutory and supplementary pension obligations in Finland are covered through a compulsory pension insurance policy. Payments to pension insurance institutions are recorded in amounts determined by the insurance institutions according to certain prescribed actuarial assumptions and other rulings pursuant to the Finnish Employees’ Act. Costs of pensions are recorded as they are earned.

Income Taxes

Income taxes in the income statement include taxes of the Group companies for the financial period, calculated in accordance with local regulations, as well as adjustments to prior year taxes and deferred income taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

1 — Summary of Significant Accounting Policies  – (continued)

Share Based Compensation

The Group does not account for stock-based compensation, as it is not required under Finnish GAAP. There are no provisions made for social security costs on stock options.

Statement of Cash Flows

The consolidated statement of cash flows is prepared in accordance with Finnish GAAP using International Accounting Standards (IAS) No. 7 Cash Flow Statements as amended (“IAS No. 7”).

2 — Net Sales by Geographical Area

	2006	2005	2004
Europe	€934	€3,389	€421
Non-Europe	5,642	2,806	3,479
Total	€6,576	€6,195	€3,900

3 — Personnel Expenses and the Average Number of Employees

	Year Ended December 31,
	2006	2005	2004
Personnel expenses
Wages and salaries	€(4,447)	€(4,052)	€(3,309)
Pension expenses	(686)	(631)	(493)
Other personnel expenses	(279)	(280)	(160)
Total	€(5,412)	€(4,963)	€(3,962)
Less: Fringe benefits	178	145	114
Total (excl. fringe benefits)	€(5,234)	€(4,818)	€(3,848)
Average number of employees
White collar	77	73	62

Salaries or other forms of compensation have not been paid to the Board of Directors during the financial year.

4 — Depreciation and Amortization

	Year Ended December 31,
	2006	2005	2004
Development expenses	€(90)	€(456)	€(1,004)
Intangible rights	(23)	(50)	(51)
Machinery and equipment	(50)	(53)	(49)
Total	€(163)	€(559)	€(1,104)

5 — Other Operating Income and Expenses

	Year Ended December 31,
	2006	2005	2004
Other operating expenses	€(4,080)	€(4,304)	€(2,961)
Capitalized product development costs	1,675	0	0
Government grants	435	279	372
Other operating income and expenses, net	€(1,970)	€(4,025)	€(2,589)

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

6 — Financial Items

	Year Ended December 31,
	2006	2005	2004
Interest income	€5	€50	€4
Exchange rate gains	0	133	1
Interest income and other financial income	5	183	5
Interest expenses	(120)	(57)	(119)
Exchange rate losses	(7)	0	0
Other financial expenses	(46)	(38)	(32)
Interest and other financial expenses	(173)	(95)	(152)
Total financial items, net	€(168)	€88	€(147)

7 — Intangible Assets

	At December 31,
	2006	2005
Capitalized development expenses
Historical costs as at January 1	€64	€520
Capital expenditures	1,675	0
Historical cost as at December 31	1,739	520
Amortization	(89)	(456)
Carrying value as at December 31	1,650	64
Other intangible assets
Historical costs as at January 1	€39	€55
Capital expenditures	18	34
Historical cost as at December 31	57	89
Amortization	(23)	(50)
Carrying value as at December 31	34	39
Intangible assets total	€1,684	€103

8 — Tangible Assets

	At December 31,
	2006	2005
Machinery and equipment
Historical costs as at January 1	€128	€111
Capital expenditures	47	70
Decrease	(1)	0
Historical cost as at December 31	174	181
Amortization	(50)	(53)
Carrying value as at December 31	€124	€128

9 — Shares in Subsidiaries

Hantro Inc, USA, San Jose, CA, ownership 100%. The Group was established in year 2000.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

10 — Prepaid Expenses and Accrued Income

	At December 31,
	2006	2005
Goverment grants	€206	€0
Leasing	14	10
Other	90	69
Total	€310	€79

11 — Shareholders’ Equity

	Total	Share Capital	Share Premium Account	Share Issue	Retained Earnings (Deficit)
Balance at January 1, 2004	€2,558	€1,388	€5,446	—	€(4,276)
Share issue	4,000	—	—	4,000	—
Decrease in share capital to cover accumulated loss	—	(1,249)	—	—	1,249
Decrease in share premium to cover accumulated loss	—	—	(2,071)	—	2,071
Currency translation adjustments	68	—	—	—	68
Net loss for the period	(3,834)	—	—	—	(3,834)
Balance at December 31, 2004	2,792	139	3,375	4,000	(4,722)

	Total	Share Capital	Share Premium Account	Share Issue	Retained Earnings (Deficit)
Balance at January 1, 2005	2,792	139	3,375	4,000	(4,722)
Increase in share capital	—	40	3,960	(4,000)	—
Currency translation adjustments	(118)	—	—	—	(118)
Decrease in share premium to cover accumulated loss	—	—	(3,754)	—	3,754
Net loss for the period	(3,144)	—		—	(3,144)
Balance at December 31, 2005	(470)	179	3,581	0	(4,230)

	Total	Share Capital	Share Premium Account	Share Issue	Retained Earnings (Deficit)
Balance at January 1, 2006	(470)	179	3,581	—	(4,230)
Decrease in share premium to cover accumulated loss	—	—	(3,581)	—	3,581
Currency translation adjustments	(1)	—	—	—	(1)
Net loss for the period	(977)	—	—	—	(977)
Balance at December 31, 2006	€(1,448)	€179	€—	€—	€(1,627)

In accordance with the New Finnish Companies Act (September 1, 2006), parent company’s negative equity has been registered with the National Board of Patents and Registration in Finland.

Hantro does not have any distributable earnings.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

11 — Shareholders’ Equity  – (continued)

Hantro’s shares are split into different series as follows:

	At December 31,
	2006	2005
Shares A (1 vote/share)	21,548,097	21,548,097
Shares B (1 vote/share)	26,633,229	26,633,229
Shares C (1 vote/share)	90,631,737	90,631,737
Shares D (1 vote/share)	40,000,000	40,000,000
Total	178,813,063	178,813,063

The differences in share series relate to priority of allocation of proceeds in case of liquidation of the company. The shareholders of D shares will receive a portion that equals the subscription price they have paid for the shares. The remaining funds are allocated to two pools; series D pool and series ABC-pool. The Series C shares are in a stronger position than ABC series when liquidation proceeds are distributed.

12 — Long-term Liabilities

	At December 31,
	2006	2005
Research and development loans	€1,764	€1,145
Capital loan	34	34
Pension loans	0	32
Amounts owed to credit institutions	313	536
Total	€2,111	€1,747

Research and development loans are loans from Finnish State Treasury for the purpose of research and development. The loan interest rate is 1 per cent.

Capital Loan

Main loan terms: The loan is from Finnvera (Finnish state financing company). The loan interest is based on the Bank of Finland’s base rate minus 1 percentage unit, however, at least three (3) per cent. Loan period is eight (8) years, including the first four (4) years of non-instalments. The interest is calculated on a monthly basis, although both the interest and instalments can be paid if the paid amount can be used for profit distribution according to the latest confirmed financial accounts.

Interest on the capital loan is recorded as financial expenses for the financial year and accrued interest is included under short-term liabilities as accrued expense.

13 — Current Interest Bearing Liabilities

	At December 31,
	2006	2005
Loans from financial institutions	€1,474	€681
Total	€1,474	€681

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

14 — Short-term Non-interest Bearing Liabilities

	At December 31,
	2006	2005
Accounts payable	€725	€464
Other liabilities	253	327
Accrued expenses and deferred income	1,630	1,612
Total	€2,608	€2,403

	At December 31,
Accrued Expenses and Deferred Income	2006	2005
Personnel expenses	€1,392	€1,504
Other items	238	108
Total	€1,630	€1,612

15 — Option Schemes

The Group has option schemes designed to serve as incentives and to promote personnel commitment. During the financial year 2002, Hantro Oy’s investors subscribed a total of approximately 69 million options entitling to Series A shares. The subscription period began on December 18, 2002 and will end on January 25, 2009. The subscription rights have not been exercised.

Option schemes decided in year 2004 entitle holders to subscribe either Series A or Series C shares. The subscription period for both option series began on January 1, 2005 and ends on January 25, 2009. Approximately 9.6 million Series A options and some two million Series C options were issued. The subscription rights have not been exercised.

At the Extraordinary General Meeting held on December 30, 2004, the Board of Directors was authorized to decide on the distribution of approximately 12 million Series D options to the Group’s management and employees. This authorization allows a maximum increase of €12,200 in the share capital. Under the authorization, the Board of Directors has issued 8.1 million Series D options with the share subscription period beginning on January 1, 2007 and ending on December 31, 2010. As a result of the subscription, the share capital may be increased by a maximum of €7,328. The authorization expired on December 30, 2005.

At the Annual General Meeting held June 16, 2006, the Board of Directors was authorized to decide on distribution 4 million series D option rights. The authorization is valid for one year period. By the end of December 31, 2006, series D option rights were not yet issued to the employees.

16 — Commitments and Other Obligations

	At December 31,
	2006	2005
Business mortgages	€2,025	€1,725
Guarantees for rental	39	49
Total	€2,064	€1,774

The Group has office premises rented in Espoo and Oulu. Espoo office has a rental agreement until further notice, with a 3 months notice period. The Oulu office has a temporary 3 years lease agreement with 6 months notice period. As of December 31, 2006 the lease commitments for Oulu and Espoo offices, aggregate to approximately €700 thousand. Hantro Inc has a temporary lease until September 30, 2007.

The Group has set approximately €984 thousand of receivables as a pledge for its liabilities.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

16 — Commitments and Other Obligations  – (continued)

Leasing Contracts

Rental payments for leasing contracts (other than office premises) are as follows:

	At December 31,
	2006	2005
Next year	€441	€435
Later on	300	421
Total	€741	€856

17 — Related Party Disclosures

Salaries or other compensation to the board of directors have not been paid during the financial years ended December 31, 2006, 2005 and 2004.

The group has no loan receivables from management or the board of directors. No pledges have been given on behalf of the management or shareholders.

Shareholdings of Directors and Corporate Management

The managing director and board of directors (including deputy members) hold 11,463,507 A shares, 121,965 C shares, 310,000 C series options and 3,400,000 D series options.

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America

Hantro’s consolidated financial statements, presented elsewhere in this document, have been prepared in accordance with Finnish GAAP, which differ in certain material respects from accounting principles generally accepted in the United States of America (“US GAAP”). Following is a summary of the significant adjustments to the consolidated statements of operations and the consolidated balance sheets as of and for the years ended December 31, 2006 and 2005 that would be required if US GAAP were to be applied instead of Finnish GAAP.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

Reconciliation of Net Loss

		Year Ended December 31,
		2006	2005
Net (loss) under Finnish GAAP		€(977)	€(3,144)
(Increase) decrease in net loss from US GAAP adjustments:
Research and development costs	a.	(1,586)	456
Software revenue recognition
Software licenses	b.	637	(1,322)
Post contract customer support	b.	(22)	(50)
Discount for long-term receivables	c.	(16)	32
Pension adjustment	d.	(19)	(13)
Share-based compensation	e.	(459)	—
Net (loss) for the periods under US GAAP		€(2,442)	€(4,041)

Reconciliation of Balance Sheet as at December 31, 2006

	Finnish GAAP		US GAAP Adjustments Increase (Decrease)	US GAAP
Intangible Assets
Development expenses	€1,650	a.	(1,650)	€—
Other intangible assets	34			34
Total Intangible Assets	1,684			34
Tangible Assets, net	124			124
Current Assets
Accounts receivable	2,433	b.	67
		c.	(17)	2,483
Other receivables	136			136
Prepaid expenses and accrued income	310			310
	2,879			2,929
Cash and cash equivalents	58			58
Total Current Assets	2,937			2,987
Total Assets	€4,745			€3,145

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

	Finnish GAAP		US GAAP Adjustments Increase (Decrease)	US GAAP
Shareholders’ Equity (Deficit) and Liabilities
Shareholders’ Equity (Deficit)
Share capital	€179			€179
Share premium		e.	1,323
		g.	19,642	20,965
Other comprehensive (loss)	—	d.	(35)	(35)
Retained (deficit)	(650)	a.	(64)
		b.	(2,003)
		d.	(111)
		e.	(864)
		g.	(19,642)	(23,334)
Net (loss) for the financial period	(977)		(1,465)	(2,442)
Total Shareholders’ (Deficit)	(1,448)			(4,667)
Liabilities
Long Term Liabilities
Loans from financial institutions	2,077			2,077
Capital loan	34			34
Total Long Term Liabilities	2,111			2,111
Short Term Liabilities
Loans from financial institutions	1,474			1,474
Accounts payable	725			725
Other non-interest bearing liabilities	253	e.	165	418
Accrued expenses and deferred income	1,630	b.	1,454	3,084
Total Short Term Liabilities	4,082			5,701
Total Liabilities	6,193			7,812
Total Shareholders (Deficit) and Liabilities	€4,745			€3,145

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

Reconciliation of Balance Sheet as of December 31, 2005

	Finnish GAAP		US GAAP Adjustments Increase (Decrease)	US GAAP
Intangible Assets
Development expenses	€64	a.	(64)	—
Other intangible assets	39			39
Total Intangible Assets	103			39
Tangible Assets, net	128			128
Current Assets
Accounts receivable	3,5|$$|A323	b.	924
		c.		4,447
Other receivables	39			39
Prepaid expenses and accrued income	79			79
	3,641			4,565
Cash and cash equivalents	489			489
Total Current Assets	4,130			5,054
Total Assets	€4,361			€5,221

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

	Finnish GAAP		US GAAP Adjustments Increase (Decrease)	US GAAP
Shareholders’ Equity (Deficit) and Liabilities
Shareholders’ Equity (Deficit)
Share capital	€179			€179
Share premium	3,581	e.	864
		g.	16,062	20,507
Retained (deficit)	(1,086)	a.	(520)
		b.	(631)
		c.	(32)
		d.	(98)
		e.	(864)
		g.	(16,062)	(19,293)
Net (loss) for the financial period	(3,144)		(897)	(4,041)
Total Shareholders’ (Deficit)	(470)			(2,648)
Liabilities
Long Term Liabilities
Loans from financial institutions	1,681			1,681
Pension loans	32			32
Capital loan	34			34
Total Long Term Liabilities	1,747			1,747
Short Term Liabilities
Loans from financial institutions	681			681
Accounts payable	464			464
Other non-interest bearing liabilities	327	d.	111	438
Accrued expenses and deferred income	1,612	b.	2,927	4,539
Total Short Term Liabilities	3,084			6,122
Total Liabilities	4,831			7,869
Total Shareholders (Deficit) and Liabilities	€4,361			€5,221

a. Research and Development Costs

Finnish GAAP permits the discretionary capitalization of development expenditures in instances where the benefits are expected to be realized by an entity during future periods. All such capitalized development costs are amortized in future years on a straight line basis. Management considers that the most appropriate policy for the Group under Finnish GAAP is that the expenditures incurred for research and development that is expected to benefit future is capitalized in the balance sheet and amortized on a straight line basis over three years.

Under US GAAP, the authoritative guidance for accounting for research and development costs is provided for in SFAS No. 2 Accounting for Research and Development Costs (“SFAS No. 2”). SFAS No. 2 indicates all expenditures incurred in connection with the discovery of new knowledge with the hope that such

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

knowledge will be useful in developing a new product or service or the research of a new process or technique in bringing about a significant improvement to an existing product or process are expensed as incurred. Similarly, all costs incurred in connection with the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use are expensed as incurred.

As of December 31, 2006 and December 31, 2005 the Group’s historical Finnish GAAP financial statements included capitalized development costs, net of accumulated amortization of €1.65 million and €0, respectively. For the years ended December 31, 2006 and 2005, the Group recorded amortization expense for the capitalized development costs of €89 thousand and €456 thousand, respectively.

SFAS No. 2 requires that all capitalized research and development costs and corresponding amortization expense be reversed for all periods presented. Consequently, the application of SFAS No. 2 as of as of and for the years ended December 31, 2006 and 2005 results in the reduction of capitalized development costs of €1.6 million, and €64 thousand, respectively, and a reduction to opening retained earnings as of December 31, 2006 and December 31, 2005 of €64 thousand and €520 thousand, respectively. Similarly the net loss for the years ended December 31, 2006 and 2005 would have had a net increase of €1.6 million, and decrease of €456 thousand respectively, to reflect both the costs capitalized during the periods the reversal of the corresponding amortization expense of the capitalized development expenses.

b. Revenue Recognition

Under Finnish GAAP, revenue from the sale of software licenses that require significant production, modification, or customization that include post contract customer support are recognized in line with the billing schedules stipulated between a vendor and a customer. The concept of vendor specific objective evidence (“VSOE”) is not applied and revenue for each component of the total contract value are recognized based on the stated contract amounts.

Under US GAAP, there are specific requirements to analyze each component of multi-element arrangements to ensure that the corresponding revenues are appropriately recognized. The analysis, for example, needs to consider contracts where utilization of the licensed software is not practical without significant implementation and customization work on the part of the vendor that may prevent the software license revenue from being recognized immediately, and will cause the deferral of revenue. Further analysis includes the determination of VSOE of fair value of delivered and undelivered components included in the contract. The lack of VSOE for one or more components of the contractual arrangement may entail further deferrals of revenue, as may the existence of extended payment terms. The impact of applying the US GAAP guidance is that all major revenue streams, including license revenues, implementation services, and maintenance are typically recognized later under US GAAP than under Finnish GAAP, if criteria causing deferral under US GAAP is present.

Software Licenses

In accordance with the Finnish GAAP, revenue from the sale of software licenses that require significant production, modification, or customization is recognized in line with the billing schedules stipulated between a vendor and a customer.

Revenue recognition under US GAAP on software licenses is primarily governed by Statement of Position (“SOP”) 97-2, Software Revenue Recognition (“SOP 97-2”). In instances where the delivery of software or a software system requires significant production, modification, or customization, the contract will be required to be accounted for in accordance with Accounting Research Bulletin No. 45, Long-Term Construction-Type Contracts (“ARB No. 45”), using the relevant guidance therein, and in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”).

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

The application of US GAAP to software license arrangements that required significant production, modification, or customization caused licensing revenue for the years ended December 31, 2006 and 2005 to increase by €637 thousand and decrease by €1.3 million, respectively.

Post Contract Customer Support

The Group’s software licensing arrangements typically consist of two elements: a software license and post-contract customer support (“PCS”). Under Finnish GAAP, an entity is permitted to recognize revenue from PCS at the time that such services are billed.

Under US GAAP, if VSOE can be identified, PCS revenue is recognized over the term of the maintenance contract or on a “per usage” basis, whichever is stated in the contract. In accordance with SOP 97-2, vendor specific objective evidence of the fair value of PCS is determined by reference to the price the customer will have to pay for PCS when it is sold separately (i.e., the renewal rate). Each license agreement offers additional PCS at a stated price.

For the years ended December 31, 2006 and 2005 the application of SOP 97-2 to the PCS element of the Group’s software licensing arrangements resulted in decrease of €22 thousand and €50 thousand, respectively.

c. Discounting of Accounts Receivable

Under Finnish GAAP, there is no requirement to discount accounts receivable with payment terms in excess of a Group’s standard terms.

Under US GAAP, and in accordance with APB 21 Interest on Receivables and Payables, such transactions should be treated as a lending activity and recorded at present value. The present value of a note that bears no interest should be determined by discounting all future payments on the notes using an imputed rate of interest. This rate will normally be at least equal to the rate at which the debtor can obtain financing of a similar nature from other sources at the date of the transaction.

The financial statement impact from the application of APB 21 resulted in an increase to the net loss for the year ended December 31, 2006 by €16 thousand and a decrease to the net loss for the year ended December 31, 2005 by €32 thousand.

d. Pensions

All Finnish companies are required to make payments to the Finnish government to fund the Finnish state TEL system. Under Finnish GAAP companies account for pension payments as a defined contribution plan. A pension expense will be recorded on the accrual basis. A liability will be recognized in the balance sheet where, at the balance sheet date, the Group has unpaid pension contributions outstanding to the government.

Under US GAAP and in accordance with SFAS No. 87 Employers’ Accounting for Pensions (“SFAS No. 87”), a pension expense is based upon a specified methodology that includes a designated actuarial approach and reflects the concept of accrual accounting.

The pension expense is recorded on a full accrual basis and reflected in the income statement over the working lives of the employees provided with such benefits. The economic and demographic assumptions used in calculating pension expense are required to be reviewed and updated periodically to the extent that local market economic conditions and demographics change. SFAS No. 87 also contains a minimum liability provision, which requires, under certain circumstances, balance sheet recognition of at a minimum the unfunded accumulated pension benefit obligation.

In September 2006, the FASB issued Statement No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132(R))

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

(“SFAS 158”). This statement requires the recognition of the funded status of defined benefit pension and other postretirement plans as an asset or liability in the balance sheet for fiscal years ending after December 15, 2006. SFAS 158 also requires delayed recognition terms, consisting of actuarial gains and losses and prior service costs and credits, to be recognized in other comprehensive income and subsequently amortized to the income statement.

Under US GAAP a significant element of the pension plan is treated as a defined contribution plan. Pension benefits are provided by the Group to employees in return for services rendered, an individual account is supplied to each participant and the plan has terms that specify how contributions to the participants account are to be determined rather than the amount of pension benefits the participant is to receive. This is consistent with the treatment under Finnish GAAP.

An element of the pension plan relates to the funding of projected disability benefits which has the characteristics of a defined benefit plan and as such will be accounted for under US GAAP on an actuarial approach which will reflect the concept of accruals accounting.

The effect on the financial statements due to the application of US GAAP has been to increase the net loss by €18 thousand and €13 thousand and for the years ended December 31, 2006 and December 31, 2005, respectively. The increase to the net loss represents the interest and service costs arising on the defined benefit plan which have not been previously recorded under Finnish GAAP. A pension obligation has been recognized on the balance sheet of €165 thousand and €111 thousand for the years ended December 31, 2006 and 2005, respectively. In accordance with FAS 158 the pension liability for the year ended December 31, 2006 has been shown gross of the unrecognized loss arising on the pension benefit obligation of €35 thousand, with these losses being captured through other comprehensive income.

The following additional disclosures under US GAAP are required in accordance with SFAS No. 87 and SFAS No. 158:

	2006	2005
Reconciliation of benefit obligation
Obligation at January 1	€139	€98
Service cost	29	20
Interest cost	7	6
Actuarial loss	8	28
Benefit payment	(18)	(13)
Obligation at December 31	165	139
Reconciliation of fair value of plan assets at January 1	—	—
Employer contributions	18	13
Benefit payments	(18)	(13)
Fair value of plan assets at December 31	—	—
Funded status
Funded status at January 1	(165)	(139)
Net unrealized actuarial loss	—	28
Funded status at December 31	€(165)	€(111)
Net unrealized actuarial loss included in other comprehensive income	35	—

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

	2006	2005
Components of net periodic pension cost
Service cost	€29	€20
Interest cost	7	6
Net actuarial loss	1	—
Net periodic pension costs	€37	€26

The principal actuarial assumptions were:

	2006%	2005%
Discount rate	4.50	4.50
Rate of compensation increase	4.00	4.00
Rate of inflation	2.00	2.00
Employee turnover	5.00	5.00

e. Share-Based Compensation

In accordance with Finnish GAAP, there is no requirement to recognize an expense for employee compensation on share options issued. A company will recognize an expense for the social security costs arising on the exercise of an option at the point at which the expense is paid.

Under US GAAP, for accounting periods commencing before December 15, 2005, share options were accounted for in accordance with APB Opinion No. 25 Accounting for Stock Issued to Employees (“APB Opinion No. 25”) as permitted by SFAS No. 123 Accounting for Stock-Based Compensation (“SFAS No. 123”). Under APB Opinion No. 25, the compensation expense arising on a share option issued is measured as the excess, if any, of the fair value of a the shares of company’s capital stock that underlie the option at the date of the grant over the amount a grantee must pay to acquire the shares. If the value of the stock options exercise price is equal to the value of the underlying shares at the date of grant, no compensation expense should arise on the share option granted.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”). This standard replaced SFAS No. 123 and supersedes APB Opinion No. 25. The standard requires companies to recognize compensation expense for all share-based payments to employees, including grants of employee stock options, in their financial statements based on their fair values on the grant date and is effective for annual periods beginning after December 15, 2005. The fair value of options issued under this standard are required to be calculated using a pricing model and a company must make assumptions with respect of the risk free interest rates, dividend yield, expected lives and expected volatility. In accordance with the revised statement, the Group will recognize an expense attributable to stock options granted or vested subsequent to January 1, 2006 for the year ended December 31, 2006.

In accordance with US GAAP any compensation expense related to equity options recorded in the income statement should be credited to additional paid in capital. Since incorporation the Group has issued 9,597,681 Class A share options and 2,102,313 Class B share options to employees up to January 1, 2005. The Class B share options were granted with an exercise price equivalent to the market value of the underlying shares; however, the Class A share options were granted with an exercise price lower than the market value of the underlying shares at the grant date. All of these share options had vested by January 1, 2005.

Under Finnish GAAP, the Group has not recognized any expense or increase to capital in any of the years since incorporation. Under US GAAP, the Class A share options issued with an exercise price lower

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

than the market value at the grant date gives rise to an employee compensation charge. These options were granted prior to January 1, 2006 and were fully vested at that point. Therefore these options should be treated in accordance with the provisions set out in APB Opinion No. 25. The compensation charge arising on these options prior to January 1, 2005, in accordance with APB Opinion No. 25, would have totalled €864 thousand, increasing additional paid in capital and decreasing retained earnings at January 1, 2005 by this amount.

The Group issued 8,058,000 Class D share options to employees during the year ended December 31, 2005. These D options fall under the SFAS No.123R as they have not fully vested by December 15, 2005. The compensation charge arising on these options during 2006, in accordance with SFAS No. 123R, would have totalled €227 thousand, increasing net loss and additional paid in capital as of and for the year ended December 31, 2006 by this amount.

The Black-Scholes option pricing model was used to estimate fair values of the options as of the date of grant using the assumptions listed below.

Risk-free interest rate	3.25%
Volatility	83.00%
Expected option term in years	1 year
Exercise price per share	€0.10
Market value per share	€0.10

As of December 31, 2006 no share options granted to employees had been exercised.

Under US GAAP, a deferred tax asset will be generated on the employee compensation charge recognized under SFAS 123R because when share options are exercised, the company will receive a taxable benefit. However, a deferred tax asset should only be recognized in the financial statements when it is considered that the asset will be recoverable. Management considers that given the historical losses generated by the Group, a deferred tax asset will not be recoverable in the foreseeable future. Therefore, a deferred tax asset has not been recognized with respect to the Class A share options.

f. Foreign Exchange Gain

During 2005, the Group recorded a foreign exchange gain of €63 thousand as licensing revenue. Under US GAAP, in accordance with SFAS No. 52 Foreign Currency Translation, exchange rate gains and losses should be reported separately from revenue. As such, a reclassification to foreign exchange gain is required for 2005.

g. Accumulated Losses Deducted from Share Premium

In accordance with the Finnish Companies Act, any loss incurred by a company in a financial year can be offset against available share premium accounts. The Group is required to prepare a financial statements in instances where total shareholder’s equity is lower than 50% of the share capital and convene a shareholder’s meeting to determine the appropriate steps to improve shareholder’s equity. In circumstances when a Finnish entity’s total shareholder’s equity is negative, a company must immediately notify the National Board of Patents and Registration in Finland. An entity then will have one year to increase total shareholder’s equity above 50% of its share capital by either generating a profit during the subsequent year, raising additional share capital or issuing a capital loan.

Under US GAAP, ARB No. 43, Restatement and Revision of Accounting Research Bulletins, a capital surplus, however created, should not be used to relieve the income account of the current or future years of charges which would otherwise fall to be made there against. This principle is supported by paragraph 7 of the Accounting Principles Board (APB) Opinion No. 9, Reporting the Results of Operations, which states that a statement of income and a statement of retained earnings “are designed to reflect” results of operation. In

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

practice under US GAAP, only transactions which include capital movements are recorded against a Group’s share capital or share premium accounts.

The Group has incurred losses of €977 thousand and €3.1 million and for the years ended December 31, 2006 and 2005, respectively. Under Finnish GAAP the Group has deducted €3.6 million and €3.7 million from share premium to cover accumulated losses for the years ended December 31, 2006 and 2005, respectively.

Under US GAAP, if no offset had been made between share premium and retained earnings, share premium would have increased by €19.6 million and €16.1 million for the years ended December 31, 2006 and 2005, respectively, with a reduction in retained earnings of the same amount in each of the periods. The adjustment under US GAAP is a reclassification and as such will have no overall impact on the net losses or Capital and Reserves of the Group in any of the periods presented.

h. Consolidated Statement of Cash Flows

The consolidated statement of cash flows prepared under Finnish GAAP using IAS No. 7 present separately the cash flows from operations, investments and financing activities. This presentation is consistent with the cash flow requirements under US GAAP.

Notwithstanding, there are two significant differences in the preparation and presentation of a statement of cash flows between Finnish GAAP and US GAAP:

Classification of Cash and Cash Equivalents

In the cash flow statement, restricted cash is considered a cash equivalent; as of December 31, 2005 and 2005 the Group included €39 thousand and €49 thousand, respectively, of restricted cash in its cash and cash equivalents. Under US GAAP, restricted cash is not considered a cash equivalent but is included as a source or use of cash in operating activities.

Treatment of Research and Development Expenditures

Under IAS No. 7, expenditures for research and development are considered investing activities; under US GAAP, expenditures for research and development are operating expenditures.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law sets forth provisions that define the extent to which a corporation organized under the laws of Delaware may indemnify directors, officers, employees or agents. Section 145 provides as follows:

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of any director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of On2 pursuant to the foregoing provisions, On2 has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by On2 of expenses incurred or paid by a director, officer or controlling person of On2 in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, On2 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules.

Item 21 is incorporated herein by reference to the Exhibit Index.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on August 30, 2007.

ON2 TECHNOLOGIES, INC.

By:	/s/ Bill Joll Bill Joll President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of On2 Technologies, Inc., do hereby constitute and appoint Bill Joll and Matthew Frost and each and any of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the date indicated below.

Signature	Title	Date
/s/ Bill Joll Bill Joll	Director, President, and Chief Executive Officer (Principal Executive Officer)	August 30, 2007
/s/ Anthony Principe Anthony Principe	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 30, 2007
/s/ William A. Newman William A. Newman	Director	August 30, 2007
/s/ Mike Kopetski Mike Kopetski	Director	August 30, 2007
/s/ Thomas Weigman Thomas Weigman	Director	August 30, 2007
/s/ J. Allen Kosowsky J. Allen Kosowsky	Director	August 30, 2007
/s/ Michael J. Alfant Michael J. Alfant	Director	August 30, 2007
/s/ Afsaneh Naimollah Afsaneh Naimollah	Director	August 30, 2007
/s/ James Meyer James Meyer	Director	August 30, 2007

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement, dated May 21, 2007 (incorporated by reference from the Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on August 24, 2007 (File No. 001-15117)).
4.1	Fairness Opinion of Oppenheimer & Co. Inc. (incorporated by reference from the Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on August 24, 2007 (File No. 001-15117)).
5.1*	Opinion of McGuireWoods L.L.P. as to the validity of the shares being registered.
10.1	Form of Lock-Up Agreement (incorporated by reference from the Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on August 24, 2007 (File No. 001-15117)).
10.2	Form of Management Employment Agreement (incorporated by reference from the Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on August 24, 2007 (File No. 001-15117)).
10.3	Form of Escrow Agreement (incorporated by reference from the Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on August 24, 2007 (File No. 001-15117)).
23.1*	Consent of McGuireWoods L.L.P. (to be included in Exhibit 5.1).
23.2**	Consent of Oppenheimer & Co. Inc.
23.3**	Consent of Eisner LLP.
23.4**	Consent of KPMG Oy Ab.
24.1**	Power of Attorney (included on signature page).

*	To be filed by amendment.
**	Filed herewith.